UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ION GEOPHYSICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 26, 2010
PROXY STATEMENT
ABOUT THE MEETING
ITEM 1 -- ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
DIRECTOR COMPENSATION
ITEM 2 -- PROPOSAL TO AMEND THE 2004 LONG-TERM INCENTIVE PLAN
ITEM 3 -- APPROVAL OF THE ION EMPLOYEE STOCK PURCHASE PLAN
ITEM 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL AUDITOR FEES AND SERVICES

ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010

To ION’s Stockholders:

The 2010 Annual Meeting of Stockholders of ION Geophysical Corporation will be held at 2105 CityWest Boulevard, Houston, Texas, on Wednesday, May 26, 2010, at 10:30 a.m., local time, for the following purposes:

(1) Election of three directors, each for a three-year term expiring in 2013;

(2) Approval of certain amendments to ION’s 2004 Long-Term Incentive Plan to increase the total number of shares of ION’s common stock available for issuance under the plan from 7,700,000 to 10,200,000 shares;

(3) Approval of the ION Employee Stock Purchase Plan to replace ION’s employee stock purchase plan that expired on December 31, 2008;

(4) Ratification of the appointment of Ernst & Young LLP as ION’s independent registered public accounting firm (independent auditors) for 2010; and

(5) Transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

ION’s Board of Directors has set April 1, 2010, as the record date for the meeting. This means that owners of ION common stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting.

ION will make available a list of stockholders of record as of the record date for inspection during normal business hours from 9:00 a.m. to 5:00 p.m., local time, from May 15, 2010 through May 26, 2010, at ION’s principal place of business, located at 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. This list will also be available at the meeting. For your reference, directions to the meeting location are included in this proxy statement.

Your vote is very important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Whether or not you plan to attend the meeting, please sign, date and return your enclosed proxy card as soon as possible so that your shares can be voted at the meeting.

By Authorization of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary

April 21, 2010
Houston, Texas

Important Notice Regarding the Availability of Proxy Materials
For the Annual Stockholders’ Meeting to be held on May 26, 2010

The proxy statement, proxy card and our 2009 annual report to stockholders are available at www.iongeo.com under “Investor Relations — Investor Materials —
Stockholders’ Meeting.”

The Annual Meeting of Stockholders of ION Geophysical Corporation will be held on May 26, 2010, at 2105 CityWest Boulevard, Houston, Texas, beginning at 10:30 a.m., local time.

The matters intended to be acted upon are:

1.	To elect three directors to our Board of Directors, each to serve for a three-year term;

2.	To approve certain amendments to ION’s 2004 Long-Term Incentive Plan to increase the total number of shares of ION’s common stock available for issuance under the plan from 7,700,000 to 10,200,000 shares;

3.	To approve the ION Employee Stock Purchase Plan to replace ION’s employee stock purchase plan that expired on December 31, 2008;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2010; and

5.	To consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, the approval of the amendments to the 2004 Long-Term Incentive Plan, the approval of the Employee Stock Purchase Plan and the ratification of the appointment of Ernst & Young LLP.

The following proxy materials are being made available at the website location specified above:

1.	The proxy statement for the 2010 Annual Meeting of Stockholders and the 2009 annual report to stockholders; and

2.	The form of proxy card being distributed to stockholders in connection with the 2010 Annual Meeting of Stockholders.

If your bank or broker is making available to you voting by telephone or the Internet, it will enclose instructions with the proxy statement to allow you to vote your shares by one of those methods, along with control/identification numbers to authenticate your identity and confirm that your voting instructions have been properly recorded.

Directions to the annual meeting are also provided in the proxy statement under “About the Meeting — Where will the Annual Meeting be held?”.

If the form of proxy is completed, signed and returned, the shares represented by the proxy will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
(281) 933-3339

April 21, 2010

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2010 Annual Meeting of Stockholders of ION Geophysical Corporation (“ION”). The meeting will be held at 2105 CityWest Boulevard, Houston, Texas, on May 26, 2010, at 10:30 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. We are mailing the proxy materials to our stockholders beginning on or about April 21, 2010.

All properly completed and returned proxies for the annual meeting will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only owners of record of our shares of common stock on April 1, 2010, are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of common stock on the record date is entitled to one vote for each share of common stock held. On April 1, 2010, there were 143,219,601 shares of common stock issued and outstanding.

When used in this proxy statement, “ION Geophysical,” “ION,” “Company,” “we,” “our,” “ours” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

ABOUT THE MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our Board of Directors has designated Robert P. Peebler and James M. Lapeyre, Jr. as proxies for the 2010 Annual Meeting of Stockholders. By completing and returning the enclosed proxy card, you are giving Mr. Peebler and Mr. Lapeyre the authority to vote your shares in the manner you indicate on your proxy card.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies on its behalf to be voted at the 2010 Annual Meeting. All costs of soliciting the proxies will be paid by ION. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of ION’s common stock held by such persons. ION will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of ION’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal interview or other communication. ION has also retained Georgeson Inc. to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fixed fee of $9,000 plus reasonable out-of-pocket expenses, which fees and expenses will be paid by ION. We may also ask our proxy solicitor to solicit proxies on our behalf by telephone for a fixed fee of $5 per phone call and $5 per telephone vote, plus reasonable expenses.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If your shares are registered directly in your name, you are a stockholder of record. If your shares are registered in the name of your broker or bank, you are a street name holder.

What different methods can I use to vote?

Most stockholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

(a) In Writing:  All stockholders can vote by written proxy card.

(b) By Telephone and Internet:  Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c) In Person:  All stockholders may vote in person at the meeting. If you are a street name holder who wishes to vote in person, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

Where will the Annual Meeting be held?

ION’s 2010 Annual Meeting of Stockholders will be held on the 9th Floor of 2105 CityWest Boulevard in Houston, Texas.

Directions:  The site for the meeting is located on CityWest Boulevard off of Beltway 8, near the intersection of Beltway 8 and Briar Forest Drive. Traveling south on the Beltway 8 feeder road after Briar Forest Drive, turn right on Del Monte Drive. Enter Garage Entrance 3 on your immediate left. Advise the guard that you are attending the ION Annual Meeting. You may be required to show your driver’s license or other photo identification. The guard will then direct you where to park in the visitors section of the parking garage. The guard can also direct you to 2105 CityWest Boulevard, which is directly south of the garage. Once in the building, check in with the security desk and then take the elevators to the 9th floor.

Does my vote matter?

Yes! Corporations are required to obtain stockholder approval for the election of directors and other important matters. Stockholder participation is not a mere formality. Stockholder voting is essential for ION to continue to function. It is also important that you vote to assure that a quorum is obtained so that corporate business can be transacted at the meeting.

What is the effect of not voting?

It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal.

If you own your shares in street name, your broker or bank may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the question immediately following, in the absence of your voting instruction, your broker may or may not vote your shares.

If I don’t vote, will my broker vote for me?

If you own your shares in street name and you do not vote, your broker may vote your shares in its discretion on proposals determined to be “routine matters” under the rules of the New York Stock Exchange (“NYSE”). With respect to “non-routine matters,” however, your broker may not vote your shares for you. Where a broker cannot vote your shares on non-routine matters because he has not received any instructions from you regarding how to vote, the number of unvoted shares on those matters is reported as “broker non-votes.” These “broker non-vote” shares are counted toward the quorum requirement, but, generally speaking, they do not affect the determination of whether a matter is approved. See “— How are abstentions and broker non-votes counted?” below. The election of directors, the approval of the amendments to our 2004 Long-Term Incentive Plan and the proposal to approve the Employee Stock Purchase Plan (the “Purchase Plan”) are not considered to be routine matters under current NYSE rules, so your broker will not have discretionary authority to vote your shares held in street name on those matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered to be a routine matter on which brokers will be permitted to vote your shares without instructions from you.

What is the record date and what does it mean?

The record date for the 2010 Annual Meeting of Stockholders is April 1, 2010. The record date is established by the Board of Directors as required by Delaware law (the state in which we are incorporated). Owners of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How can I revoke a proxy?

A stockholder can revoke a proxy by taking any one of the following three actions before it is voted at the meeting:

(a) giving written notice to the Corporate Secretary of ION,

(b) delivering a later-dated proxy, or

(c) voting in person at the meeting.

If you hold shares through a bank or broker, you must contact that bank or broker in order to revoke any prior voting instructions.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a valid Annual Meeting. If you have signed and returned your proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present.

As of the record date, 143,219,601 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 71,609,801 shares will be required to establish a quorum.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In voting on the election of three director nominees to serve until the 2013 Annual Meeting of Stockholders, stockholders may vote in one of the following ways:

(a) in favor of all nominees,

(b) withhold votes as to all nominees, or

(c) withhold votes as to a specific nominee.

Directors will be elected by a plurality of the votes of the shares of common stock present or represented by proxy at the meeting. This means that director nominees receiving the highest number of “for” votes will be elected as directors. Votes “for” and “withheld” are counted in determining whether a plurality has been cast in favor of a director. You may not abstain from voting for purposes of the election of directors. Stockholders are not permitted to cumulate their votes in the election of directors.

The Board recommends a vote “FOR” all of the nominees.

What are my voting choices when voting on the proposal to approve the amendments to ION’s 2004 Long-Term Incentive Plan and what vote is needed to approve the proposal?

In voting to approve the amendments to ION’s 2004 Long-Term Incentive Plan, stockholders may vote in one of the following ways:

(a) in favor of the approval of the amendments,

(b) against the approval of the amendments, or

(c) abstain from voting on the approval of the amendments.

The proposal to approve the amendments to ION’s 2004 Long-Term Incentive Plan will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting, so long as the total votes cast on the proposal exceed 50% of the shares of common stock outstanding.

The Board recommends a vote “FOR” this proposal.

What are my voting choices when voting on the proposal to approve the Purchase Plan and what vote is needed to approve the proposal?

In voting to approve the Purchase Plan proposal, stockholders may vote in one of the following ways:

(a) in favor of the approval of the proposal,

(b) against the approval of the proposal, or

(c) abstain from voting on the proposal.

The proposal to approve the Purchase Plan will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting.

The Board recommends a vote “FOR” this proposal.

What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm — or independent auditors — and what vote is needed to ratify their appointment?

In voting to ratify the appointment of Ernst & Young LLP as independent auditors for 2010, stockholders may vote in one of the following ways:

(a) in favor of ratification,

(b) against ratification, or

(c) abstain from voting on ratification.

The proposal to ratify the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting.

The Board recommends a vote “FOR” this proposal.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the Annual Meeting other than those matters described in this proxy statement. We believe that the periods specified in ION’s Bylaws for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval of the amendments to ION’s 2004 Long-Term Incentive Plan, “FOR” the approval of the Purchase Plan and “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2010.

How are abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

An abstention will have the same legal effect as a vote against the proposal to amend the 2004 Long-Term Incentive Plan and the proposal to approve the Purchase Plan because it will represent a share present in person or represented by proxy at the meeting and a vote cast on the proposals, thereby increasing the number of affirmative votes required to approve the proposals. Broker non-votes will have no effect on the outcome of the proposal to approve the Purchase Plan, and will have no effect on the outcome of the proposal to amend the 2004 Long-Term Incentive Plan, so long as the total votes cast on that proposal represent more than 50% of our outstanding shares of common stock entitled to vote.

An abstention will have the same legal effect as a vote against the proposal to ratify the appointment of the independent auditors, because it will represent a share present in person or represented by proxy at the meeting and a vote cast on the proposal, thereby increasing the number of affirmative votes required to approve the proposal. Broker non-votes will have no effect on the proposal to ratify the appointment of the independent auditors.

What is the deadline for submitting proposals to be considered for inclusion in the 2011 proxy statement?

Stockholder proposals requested to be included in ION’s 2011 proxy statement must be received by ION not later than December 23, 2010. Proposals should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

What is the deadline for submitting a nomination for director of ION for consideration at the Annual Meeting of Stockholders in 2011?

A proper director nomination may be considered at ION’s 2011 Annual Meeting of Stockholders only if the proposal for nomination is received by ION not later than December 23, 2010. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

Will I have electronic access to the proxy materials and Annual Report?

The notice of Annual Meeting, Proxy Statement and 2009 Annual Report to Stockholders is also posted on ION’s Internet website in the Investor Relations section at www.iongeo.com.

How can I obtain a copy of ION’s Annual Report on Form 10-K?

A copy of our 2009 Annual Report on Form 10-K is enclosed with our Proxy Statement and 2009 Annual Report to Stockholders. You may obtain an additional copy of our 2009 Form 10-K at no charge by sending a written request to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Our Form 10-K is also available (i) through the Investor Relations section of our website at www.iongeo.com and (ii) with exhibits on the SEC’s website at http://www.sec.gov.

Please note that the contents of these and any other websites referenced in this proxy statement are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of ten members. The Board is divided into three classes. Members of each class are elected for three-year terms and until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed. Our stockholders elect the directors in a designated class annually. Directors in Class II, which is the class of directors to be elected at this meeting, will serve on the Board until our Annual Meeting in 2013.

The current Class II directors are Franklin Myers, Bruce S. Appelbaum, PhD, and S. James Nelson, Jr., and their terms will expire at the 2010 Annual Meeting. At its meeting on February 12, 2010, the Board approved the recommendation of the Governance Committee that Messrs. Franklin, Appelbaum and Nelson be nominated to stand for reelection at the Annual Meeting to hold office until our 2013 Annual Meeting and until their successors are elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

The Board of Directors recommends a vote “FOR” the election of Franklin Myers, Bruce S. Appelbaum, PhD, and S. James Nelson, Jr.

Class II Director Nominees For Re-Election For Term Expiring In 2013

FRANKLIN MYERS	Director since 2001 Age 57

Mr. Myers joined our Board of Directors in 2001. He is currently an Operating Advisor with Paine & Partners, LLC, a private equity firm focused on leveraged buyout transactions. Prior to joining Paine & Partners in October 2009, Mr. Myers was employed by Cameron International Corporation, an international manufacturer of oil and gas flow control equipment, as General Counsel and Corporate Secretary (from 1995 to 1999), President of the Cooper Energy Services Division (from 1998 until 2002), Senior Vice President (from 2001 to 2003), Senior Vice President and Chief Financial Officer (from 2003 to 2008) and Senior Advisor (from 2008 to October 2009). Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers also currently serves on the Boards of Directors of Comfort Systems, Inc., a NYSE-listed provider of heating, ventilation and air conditioning services, and Frontier Oil Corporation, a NYSE-listed oil refining and marketing company. Mr. Myers is Chairman of the Compensation Committee, co-Chairman of the Finance Committee and a member of the Governance Committee of our Board of Directors. He holds a Bachelor of Science degree in Industrial Engineering from Mississippi State University and a Juris Doctorate degree with Honors from the University of Mississippi.

Mr. Myers’ extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our Board and the Chairman of our Compensation Committee. While at Cameron, Baker Hughes and Fulbright & Jaworski, Mr. Myers was responsible for numerous successful finance and acquisition transactions, and his expertise gained through those experiences have proven to be a significant resource for our Board. In addition, Mr. Myers’ service on Boards of Directors of other NYSE-listed companies enables Mr. Myers to observe and advise on favorable governance practices pursued by other public companies.

BRUCE S. APPELBAUM, PhD	Director since 2003 Age 62

Dr. Appelbaum joined our Board of Directors in 2003. He is the Chairman of Mosaic Natural Resources Ltd., an oil and gas exploration and production company focusing on opportunities in the North Sea. Prior to founding Mosaic in 2003, Dr. Appelbaum was President of Worldwide Exploration and New Ventures for Texaco, Inc. and a Vice President of Texaco. Dr. Appelbaum joined Texaco in 1990 as Division Manager of Texaco U.S.A.’s offshore exploration division and was elected an officer of Texaco in 2000. Dr. Appelbaum is a Trustee of the American Geological Institute Foundation and serves on the Advisory Board to the Department of Oceanography at Texas A&M University. He previously served on the Advisory Board of the School of Earth Sciences at Stanford University. Dr. Appelbaum also currently serves as a Director of CQS Rig Finance Fund Limited, an AIM- and CISX-listed closed-end investment company that invests in secured bonds issued to finance the construction of offshore oil and gas exploration and production infrastructure. Dr. Appelbaum is a member of the Audit Committee of our Board of Directors. He holds a Bachelor of

Science degree in Geology from the State University of New York — Buffalo and Master of Science and PhD degrees in Geological Oceanography from Texas A&M University.

Dr. Appelbaum’s experience in the global exploration and production industry enables him to advise the Board on customer and industry issues and perspectives. Dr. Appelbaum’s extensive educational achievements in the area of geology provides the Board with further resources to enable a better understanding of the global energy industry.

S. JAMES NELSON, JR.	Director since 2004 Age 67

Mr. Nelson joined our Board of Directors in 2004. In 2004, Mr. Nelson retired from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer (prior to 2000), Vice Chairman (from 2000 to 2004) and a Director (from 1990 to 2004). From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. Mr. Nelson also currently serves on the Board of Directors and Audit Committee of Oil States International, Inc. (a NYSE-listed diversified oilfield services company) and the Board of Directors and Audit and Compensation Committees of W&T Offshore, Inc. (a NYSE-listed oil and natural gas exploration and production company) and the general partner of Genesis Energy LP (an American Stock Exchange-listed operator of oil and natural gas pipelines and provider of services to refineries and industrial gas users). From 2005 until the company’s sale in 2008, he served as a member of the Board of Directors and Audit and Compensation Committees of Quintana Maritime, Ltd., a provider of dry bulk cargo shipping services based in Athens, Greece. Mr. Nelson, who is also a Certified Public Accountant, is Chairman of the Audit Committee and co-Chairman of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in Accounting from Holy Cross College and a Master of Business Administration degree from Harvard University.

Mr. Nelson is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Cal Dive International, Inc., Diversified Energies, Inc. and Apache Corporation, as well as his years with Arthur Andersen & Co., make him a valuable asset to ION, both on our Board of Directors and as the Chairman of our Audit Committee, particularly with regard to financial and accounting matters. In addition, Mr. Nelson’s service on audit committees of other companies enables Mr. Nelson to remain current on audit committee best practices and current financial reporting developments within the energy industry.

Class III Incumbent Directors — Term Expiring In 2011

ROBERT P. PEEBLER	Director since 1999 Age 62

Mr. Peebler has been our Chief Executive Officer since April 2003 and a member of our Board of Directors since 1999. From 2003 until December 2008 and more recently commencing again in January 2010, Mr. Peebler also served as our President. Prior to joining ION on a full-time basis, Mr. Peebler was the founder, President and Chief Executive Officer of Energy Virtual Partners, an asset development and management company for oil and gas properties. Prior to founding Energy Virtual Partners in April 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of the Halliburton Company, a provider of products and services to the petroleum and energy industries. Mr. Peebler joined Halliburton in 1996 when Halliburton acquired Landmark Graphics Corporation, a provider of workstation-based software for oil and gas exploration and production, where he had served as CEO since 1992. Mr. Peebler began his career with Schlumberger, a global oilfield and information services company, in wireline operations and spent 17 years with Schlumberger in various positions, including as head of U.S. wireline operations and executive in charge of strategic marketing for the corporate energy services group. Mr. Peebler is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in Electrical Engineering from the University of Kansas.

Mr. Peebler’s day-to-day leadership and involvement with our company provides him with personal knowledge regarding our operations. In addition, Mr. Peebler has worked more than 30 years in and around seismic and other oilfield service companies and his extensive experience enables the Board to not only be informed with regard to our company’s operations and prospects, but also to better understand the direction of the industry.

JOHN N. SEITZ	Director since 2003 Age 58

Mr. Seitz joined our Board of Directors in 2003. Mr. Seitz is a founder and Vice Chairman of the Board of Endeavour International Corporation, an exploration and development company with activities in the North Sea and selected North American basins. From 2003 until 2006, Mr. Seitz served as co-CEO of Endeavour. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a Trustee of the American Geological Institute Foundation and serves on the Board of Managers of Constellation Energy Partners LLC, a company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. He is a member of the Compensation and Governance Committees of our Board of Directors. Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Institute and is a Certified Professional Geoscientist in Texas. He also completed the Advanced Management Program at the Wharton School of Business.

Mr. Seitz’ extensive experience as a leader of global exploration and production companies such as Endeavour and Anadarko has proven to be an important resource for our Board when considering industry and customer issues. In addition, Mr. Seitz’ geology background and expertise assists the Board in better understanding industry trends and issues.

NICHOLAS G. VLAHAKIS	Director since 2008 Age 61

Mr. Vlahakis joined our Board of Directors in December 2008. In 2005, Mr. Vlahakis retired from Alliant Techsystems Inc. (ATK), an Edina, Minnesota-based supplier of aerospace and defense technologies, after serving as Executive Vice President and Chief Operating Officer since 2004 and Senior Vice President and Chief Operating Officer from 2002 to 2004. Prior to 2002, Mr. Vlahakis served as Alliant’s Group Vice President, Defense and Group Vice President, Conventional Munitions. Commencing in 1982, Mr. Vlahakis worked for Hercules Aerospace Company, a supplier of aerospace products, most recently in the position of Vice President and General Manager, Tactical Propulsion Facility. Mr. Vlahakis joined Alliant in 1995 when Alliant acquired Hercules. He is a member of the Compensation Committee of our Board of Directors. Mr. Vlahakis holds a Bachelor of Science degree in Mechanical Engineering from Northwestern University, a Master of Science degree in Mechanical Engineering from Carnegie-Mellon University and a Master of Business Administration degree from the University of Utah.

As our products become more advanced and technologically complex, we believe that Mr. Vlahakis’ extensive experience as an executive with companies involved in designing, manufacturing and marketing complex systems and technologies provides an important resource for our Board.

Class I Incumbent Directors — Term Expiring In 2012

THEODORE H. ELLIOTT, JR.	Director since 1987 Age 74

Mr. Elliott joined our Board of Directors in 1987. Since 1981, he has been in the venture capital business as the Chairman of Prime Capital Management Co., Inc., a Connecticut-based venture capital company, and as a private investor. Prior to Prime Capital Management, Mr. Elliott was Vice President of General Electric’s venture capital subsidiary. Prior to General Electric, Mr. Elliott was head of investment banking at Clark, Dodge & Co. Inc. He also serves on the Board of Directors and the Compensation and Audit Committees of National Interstate, a specialty property and casualty insurance company based in Ohio. Mr. Elliott is a member of the Audit Committee of our Board of Directors. He is a Chartered Financial Analyst (CFA) and has a Bachelor of Art degree and a Master of Business Administration degree from Harvard University and a Juris Doctorate degree from New York University.

Mr. Elliott has extensive knowledge of the capital markets and accounting issues from his experiences with Prime Capital Management and General Electric, and is a valuable contributor to our Board’s discussions of capital and liquidity needs. Mr. Elliott has also acquired an extensive knowledge of our company and industry during his 23-year tenure on our Board, which provides a unique perspective to the Board.

JAMES M. LAPEYRE, JR.	Director since 1998 Age 57

Mr. Lapeyre has been Chairman of our Board of Directors since 1999 and a Director since 1998. Mr. Lapeyre has been President of Laitram L.L.C., a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board of Directors when we bought the DigiCOURSE marine positioning products business from Laitram in 1998. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Compensation Committee of our Board of Directors. He holds a Bachelor of Art degree in History from the University of Texas and Master of Business Administration and Juris Doctorate degrees from Tulane University.

Mr. Lapeyre’s status as a significant stockholder of our company enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions. In addition, Mr. Lapeyre has extensive knowledge regarding the marine products and technology that we acquired from Laitram in 1998.

G. THOMAS MARSH	Director since 2008 Age 66

Mr. Marsh joined our Board of Directors in December 2008. In 2006, Mr. Marsh retired as Executive Vice President of Lockheed Martin Space Systems Company, a subsidiary of Lockheed Martin Corporation. Lockheed Martin Space Systems designs, develops, tests, manufactures and operates advanced-technology systems, including human space flight systems, satellites and instruments, space observatories and interplanetary spacecraft, laser radar, fleet ballistic missiles, and missile defense systems. From 1969 until its merger in 1995 to form Lockheed Martin Corporation, Mr. Marsh worked at Martin Marietta Corporation, most recently in the position of President, Manned Space Systems. After 1995, he held positions of increasing responsibility within Lockheed Martin Corporation, including serving as President and General Manager of the Missiles and Space Operations business unit from 2002 until his appointment as Executive Vice President of Lockheed Martin Space Systems in 2003. He is a member of the Governance Committee of our Board of Directors. Mr. Marsh holds a Bachelor of Science degree in Electrical Engineering from the University of New Mexico, a Master of Business Administration degree from the University of Colorado, and attended the Massachusetts Institute of Technology’s Sloan School of Management.

Mr. Marsh’s extensive experience gained through more than 40 years at Lockheed Martin and its predecessors provides our Board with valuable perspectives and advice, particularly with regard to the development of complex systems comprised of advanced products and technology.

GUO YUELIANG	Director since April 2010 Age 46

Mr. Guo joined our Board of Directors on April 1, 2010. Mr. Guo has been employed by China National Petroleum Corporation (“CNPC”), China’s largest oil company, and its affiliates in various positions of increasing responsibility since 1986. Since January 2010, Mr. Guo has been Vice President responsible for a consortium of companies led by CNPC related to the joint development of one of Iraq’s largest oil and gas development projects. From 2006 to December 2009, Mr. Guo served as Vice President of BGP Inc., China National Petroleum Corporation (“BGP”), a subsidiary of CNPC and the world’s largest land seismic contractor, responsible for international business development and operations, equipment and material procurement and management, and other areas. Between 1986 and 2006, Mr. Guo served in various positions at BGP, including Assistant President of BGP and President of BGP International, CNPC. Mr. Guo holds a Master of Geophysics degree from Changchun College of Geology and a Master of Business Administration degree in Global Energy from the University of Houston.

Mr. Guo’s position with CNPC, and particularly his experiences with BGP and extensive knowledge of the global seismic industry, enables our Board to receive current input and advice reflecting the perspectives of our seismic contractor customers. In addition, our land equipment joint venture with BGP and the ever-increasing importance of China in the global economy and the worldwide oil and gas industry has elevated our commercial involvement with China and Chinese companies. Mr. Guo’s insights with regard to issues relating to China provides our Board with an invaluable resource.

Mr. Guo was appointed to our Board of Directors under the terms of an agreement with BGP in connection with BGP’s purchase of 23,789,536 shares of our common stock in March 2010. Under the agreement, BGP is entitled to designate one individual to serve as a member of our Board unless BGP’s ownership of our common stock falls below 10%. To add Mr. Guo to our Board, in April 2010 we increased the number of directors constituting our entire Board from nine to ten.

Ownership of Equity Securities of ION

Except as otherwise set forth below, the following table sets forth information as of February 22, 2010, with respect to the number of shares of common stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the 2009 Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group. Except where information was otherwise known by us, we have relied solely upon filings of Schedules 13D and 13G to determine the number of shares of our common stock owned by each person known to us to be the beneficial owner of more than 5% of our common stock as of such date.

The following table does not reflect BGP’s acquisition of 23,789,536 shares of our common stock on March 25, 2010. If BGP’s acquisition of common stock had occurred on or before February 22, 2010, BGP would have owned approximately 16.6% of our outstanding shares of common stock as of that date. BGP has pre-emptive rights to purchase additional shares of common stock under the terms of our agreement with BGP.

				Percent of
	Common	Rights to	Restricted	Common
Name of Owner	Stock(1)	Acquire(2)	Stock(3)	Stock(4)

James M. Lapeyre, Jr.(5)	9,550,832	90,000	—	8.0%
Fletcher Asset Management, Inc.(6)	—	9,669,434	—	7.5%
Wells Fargo and Company(7)	8,374,580	—	—	7.0%
BlackRock, Inc.(8)	8,227,597	—	—	6.9%
Laitram, L.L.C.(9)	7,605,345	—	—	6.4%
Barclays Global Investors, NA and related entities(10)	6,209,277	—	—	5.2%
Robert P. Peebler	230,875	1,370,000	205,296	1.6%
Bruce S. Appelbaum, PhD(11)	44,471	80,000	—	*
Theodore H. Elliott, Jr.(12)	169,000	70,000	—	*
G. Thomas Marsh	82,000	—	—	*
Franklin Myers	92,881	55,000	—	*
John N. Seitz	37,895	80,000	—	*
S. James Nelson, Jr.	28,000	70,000	—	*
Nicholas G. Vlahakis	82,000	—	—	*
Guo Yueliang(13)	—	—	—	*
James R. Hollis(14)	52,843	228,750	—	*
R. Brian Hanson	62,000	118,750	90,000	*
David L. Roland	42,714	85,000	39,999	*
Christopher M. Friedemann	64,893	245,000	19,999	*
All directors and executive officers as a group (15 Persons)	10,552,837	2,567,500	359,026	11.1%

*	Less than 1%

(1)	Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are unvested restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Represents shares of common stock that may be acquired through conversion of our outstanding shares of Series D-1 Cumulative Convertible Preferred Stock, Series D-2 Cumulative Convertible Preferred Stock and Series D-3 Cumulative Convertible Preferred Stock beneficially owned by Fletcher Asset Management, Inc. and exercise of stock options in the case of our officers and directors, that are currently convertible or exercisable or will be convertible or exercisable on or before April 21, 2010. Please read note 6 below.

(3)	Represents unvested shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture, the holder has the right to vote the shares and receive dividends until they are forfeited.

(4)	Assumes shares that such person has rights to acquire presently and on or before April 21, 2010, are outstanding.

(5)	These shares of common stock include (i) 16,950 shares over which Mr. Lapeyre holds joint voting power and investment control with his wife; and (ii) 34,043 shares previously owned by Mr. Lapeyre’s wife and transferred by Mr. Lapeyre’s wife into Mr. Lapeyre’s account, in which Mr. Lapeyre disclaims any beneficial interest. These shares of common stock also include 399,330 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children, 7,605,345 shares owned by Laitram, and 10,500 shares that Mr. Lapeyre holds as a co-trustee with his wife for the benefit of his children, in all of which Mr. Lapeyre disclaims any beneficial interest. Please read note 9 below. Mr. Lapeyre has sole voting power over only 1,484,664 of these shares of common stock.

(6)	Fletcher Asset Management, Inc. has filed its Schedule 13G/A on behalf of itself, Fletcher International Ltd. and Alphonse Fletcher, Jr., the Chairman and Chief Executive Officer of Fletcher Asset Management, Inc. The address for Fletcher Asset Management, Inc. is 48 Wall Street, 5th Floor, New York, New York 10005. As of February 22, 2010 and as of the date of the filing of the Schedule 13G/A, Fletcher International Ltd., an affiliate of Fletcher Asset Management, held all of the outstanding shares of our Series D-1 Cumulative Convertible Preferred Stock, Series D-2 Cumulative Convertible Preferred Stock and Series D-3 Cumulative Convertible Preferred Stock, which are convertible into shares of our common stock. The number of shares of common stock that may be acquired upon conversion is subject to adjustment in certain events. In its filed Schedule 13G/A, Fletcher designated that it has the right to acquire a total of up to 11,669,434 shares of our common stock. In the above table, we have designated that Fletcher has the right to acquire a total of up to 9,669,434 shares of our common stock. Under our agreement with Fletcher regarding the Series D Preferred Stock held by Fletcher, the aggregate number of shares of our common stock issued or issuable to Fletcher upon conversion or redemption of, or as dividends paid on, the Series D Preferred Stock cannot exceed a designated maximum number of shares (the “Maximum Number”), and such Maximum Number could be increased by Fletcher providing us with a 65-day notice of increase, but under no circumstance could the total number of shares of our common stock issued or issuable to Fletcher with respect to the Series D Preferred Stock ever exceed 15,724,306 shares. Our agreement with Fletcher had originally designated 7,669,434 shares as the original Maximum Number. On November 28, 2008, Fletcher delivered a notice to us to increase the Maximum Number to 9,669,434 shares, effective February 1, 2009. On September 15, 2009, Fletcher purported to deliver a second notice to us purporting to increase the Maximum Number from 9,669,434 shares to 11,669,434 shares, to become effective on November 19, 2009. Under our agreement with Fletcher, we do not believe that Fletcher has the right to issue more than one notice to increase the Maximum Number. On November 6, 2009, we filed an action in the Court of Chancery of the State of Delaware, seeking a declaration that, under the relevant agreement, Fletcher is permitted to deliver only one notice to increase the Maximum Number and that its purported second notice is legally invalid. The court has not yet ruled on the issue, so we have designated in the above table that Fletcher has the right to acquire a total of up to 9,669,434 shares of our common stock. On April 8, 2010, Fletcher converted 8,000 shares of our Series D-1 Cumulative Convertible Preferred Stock and 35,000 shares of our Series D-3 Cumulative Convertible Preferred Stock into a total of 9,659,231 shares of our common stock. After the conversion, Fletcher continued to hold 22,000 shares of our Series D-1 Cumulative Convertible Preferred Stock and 5,000 shares of our Series D-2 Cumulative Convertible Preferred Stock. The conversion is not reflected in the above table.

(7)	Wells Fargo and Company filed its Schedule 13G on behalf of itself and the following subsidiaries: Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo and Company and these subsidiaries have aggregate sole voting and dispositive power over 8,374,580 shares of common stock.

(8)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and chief executive officer of Laitram. Please read note 5 above. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram.

(10)	The address for Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105. According to a statement on Schedule 13G dated February 5, 2009 and filed with the SEC, Barclays Global Investors, NA and the other entities described in this footnote beneficially own 6,209,277 shares. The total in the table reflects the combined ownership of various Barclays entities. The Schedule 13G indicates the following ownership interests: (i) Barclays Global Investors, NA is the beneficial owner of 2,155,910 shares (2.17%), with sole voting power with respect to 1,883,776 shares and sole dispositive power with respect to 2,155,910 shares; (ii) Barclays Global Fund Advisors, located at the above address, is the beneficial owner of 3,994,606 shares (4.02%), with sole voting power with respect to 2,975,883 shares and sole dispositive power with respect to 3,994,606 shares and (iii) Barclays Global Investors, Ltd., located at Murray House, 1 Royal Mint Court, London, England EC3N 4HH, is the beneficial owner of 58,761 shares (0.06%), with sole voting power with respect to 1,845 shares and sole dispositive power with respect to 58,761 shares.

(11)	The shares of common stock include 44,471 shares over which Dr. Appelbaum holds joint voting power and investment control with his wife.

(12)	These shares of common stock exclude 4,000 shares owned by Mr. Elliott’s wife, in which Mr. Elliott disclaims any beneficial interest.

(13)	Mr. Guo was appointed to the ION Board on April 1, 2010.

(14)	Mr. Hollis’ employment with ION ended on January 29, 2010. These shares of common stock exclude 6,065 shares owned by Mr. Hollis’ wife, in which Mr. Hollis disclaims any beneficial interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and certain officers of ION, and persons who own more than 10% of ION’s common stock, to file with the Securities and Exchange Commission (“SEC”) and the NYSE initial statements of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on our review of the copies of such reports, we believe that during 2009 our directors, executive officers and stockholders holding greater than 10% of our outstanding shares complied with all applicable filing requirements under Section 16(a) of the Exchange Act, and that all of their filings had been timely made.

Board of Directors and Corporate Governance

Governance Initiatives.  We maintain a corporate governance program for the purpose of defining responsibilities, setting standards of professional and personal conduct and promoting compliance with these responsibilities and standards. We review our governance practices and update them, as appropriate, based upon Delaware law, rules and listing standards of the NYSE, SEC regulations, and practices recommended by our outside advisors.

Some of our corporate governance initiatives include the following:

•	Our Board has affirmatively determined that eight of our ten directors meet the NYSE standard for independence. Robert P. Peebler is not independent under applicable standards because he is our current Chief Executive Officer and an employee of ION. Our most recent director, Guo Yueliang, was added to the Board on April 1, 2010, and as of the date of this proxy statement our Board had not yet completed its analysis as to whether Mr. Guo meets the NYSE standards for independence.

•	Our Audit Committee has at least one member who qualifies as a “financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

•	All members of our Audit Committee, Governance Committee and Compensation Committee are independent.

•	Our independent directors meet in executive session at each regularly scheduled Board meeting without the presence of management. Each of our committees meets in executive session at each regularly scheduled meeting without the presence of management, and our Audit Committee meets in private session with representatives of our independent registered public accounting firm at least quarterly without the presence of management.

•	Every year, our management employees and senior finance and accounting employees affirm their compliance with our Code of Ethics and other principal compliance policies. New employees sign a written certification of compliance with these policies upon commencing employment.

•	The Board has adopted written Corporate Governance Guidelines to assist its members in fulfilling their responsibilities.

•	Board members are required to offer their resignation from the Board if they retire or materially change the position they held when they began serving as a director on the Board.

•	We comply with and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

•	Members of our Disclosure Committee, consisting of management employees and senior finance and accounting employees, review all quarterly and annual reports before filing with the SEC.

•	We have a hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. The Board has adopted a policy and procedures for the receipt, retention and treatment of complaints and employee concerns received through the hotline or website. The policy is available on our website at http://www.iongeo.com/content/released/Hotline_Policy-ION-Nov_5_2007.pdf.

•	On an annual basis, each director and each named executive officer (as that term is defined under Item 402(a) of Regulation S-K) is obligated to complete a questionnaire that requires disclosure of any transactions with ION in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

•	We have included as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC, certificates of our Chief Executive Officer and Chief Financial Officer, respectively, certifying as to the quality of our public disclosure. In addition, in 2009, we submitted to the NYSE a certificate of our Chief Executive Officer certifying that he is not aware of any violation by ION of the NYSE corporate governance listing standards.

Code of Ethics.  We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, promote full and accurate financial reporting, and otherwise act with integrity and in ION’s best interest. Our Code of Ethics applies to our directors and all employees, including our Chief Executive Officer and senior financial officers (our Chief Financial Officer, Controller, Treasurer and all other financial officers and executives).

We have made our Code of Ethics, corporate governance guidelines, charters for the committees of our Board (other than our Finance Committee charter) and other information that may be of interest to investors available on the Investor Relations section of our website at http://www.iongeo.com/Investor_Relations/Corporate_Governance/. Copies of this information may also be obtained by writing to us at ION Geophysical Corporation, Attention: Senior Vice President, General Counsel and Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

Presiding Non-Management Director.  Under NYSE corporate governance listing standards, James M. Lapeyre, Jr. has been designated as the presiding non-management director to lead non-management directors meetings of the Board. Our non-management directors meet at regularly scheduled executive sessions without management, over which Mr. Lapeyre presides.

Communications to Board and Presiding Non-Management Director.  Stockholders and other interested parties may communicate with the Board and our presiding non-management director or non-management independent directors as a group by writing to “Chairman of the Board” (if the intended recipient is the Board) or “Presiding Non-management Director” (if the intended recipient is the presiding non-management director, or the non-management directors as a whole), c/o Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.

Our Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, will not be forwarded to those individuals. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with ION management and independent directors.

2009 Meetings of the Board and Stockholders.  During 2009, the Board of Directors held 16 meetings and the four standing committees of the Board of Directors held a total of 22 meetings. Overall, the rate of attendance by each director at such meetings exceeded 96%. Each director attended at least 88% of the aggregate number of meetings of the Board of Directors and the committees on which he served during 2009. We do not require our Board members to attend our Annual Meeting of Stockholders; however, three of our directors attended our 2009 Annual Meeting held in May 2009.

Independence.  In determining independence, each year the Board determines whether directors have any “material relationship” with ION. When assessing the “materiality” of a director’s relationship with ION, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Factors that the Board may consider when determining independence for purposes of this determination include (1) not being a current employee of ION or having been employed by ION within the last three years; (2) not having an immediate family member who is, or who has been within the last three years, an executive officer of ION; (3) not personally receiving or having an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from ION other than director and committee fees; (4) not being employed or having an immediate family member employed within the last three years as an executive officer of another company of which any current executive officer of ION serves or has served, at the same time, on that company’s compensation committee; (5) not being an employee of or a current partner of, or having an immediate family member who is a current partner of, a firm that is ION’s internal or external auditor; (6) not having an immediate family member who is a current employee of such an audit firm who personally works on ION’s audit; (7) not being or having an immediate family member who was within the last three years a partner or employee of such an audit firm and who personally worked on ION’s audit within that time; (8) not being a current employee, or having an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, ION for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (9) not being an executive officer of a charitable organization to which, within the preceding three years, ION has made charitable contributions in any single fiscal year that has exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

Our Board has affirmatively determined that James M. Lapeyre, Jr., Bruce S. Appelbaum, Theodore H. Elliott, Jr., G. Thomas Marsh, Franklin Myers, S. James Nelson, Jr., John N. Seitz, and Nicholas G. Vlahakis do not have a material relationship with ION within the meaning of the NYSE’s listing standards, and that each of them is independent from management and from our independent registered public accounting firm, as required by NYSE listing standard rules regarding director independence. See “— Committees of the Board — Audit Committee” below. Because he was very recently added to our Board, our Board has not yet completed its determination as to whether Guo Yueliang meets the requirements under the NYSE listing standard rules regarding director independence.

Our Chairman, Mr. Lapeyre, is an executive officer and significant shareholder of Laitram, L.L.C., a company with which ION has ongoing contractual relationships, and Mr. Lapeyre and Laitram together owned approximately 8.0% of our outstanding common stock as of February 22, 2010. Our Board has determined that these contractual relationships have not interfered with Mr. Lapeyre’s demonstrated independence from our management, and that the services performed by Laitram for ION are being provided at arm’s length in the ordinary course of business and substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. In addition, the services provided by Laitram to ION resulted in payments by ION to Laitram in an amount less than 2% of Laitram’s 2009 consolidated gross revenues. As a result of these factors, our Board has determined that Mr. Lapeyre, along with each of our other non-management directors (other than Mr. Guo), is independent within the meaning of the NYSE’s director independence standards. For an explanation of the contractual relationship between Laitram and ION, see “— Certain Transactions and Relationships” below.

Risk Oversight.  Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting ION’s business strategy is a key part of its assessment of the company’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from ION’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with ION’s business strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Separation of CEO and Chairman of the Board.  We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board.

Committees of the Board

The Board of Directors has established four standing committees to facilitate and assist the Board in the execution of its responsibilities. The four standing committees are the Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee. The Governance Committee functions as the Board’s nominating committee. In addition, the Board establishes temporary special committees from time to time on an as-needed basis. The Audit Committee, Compensation Committee and Governance Committee are composed entirely of non-employee directors. The Finance Committee consists of three directors, two of whom are non-employee directors. During 2009, the Audit Committee met 18 times, the Compensation Committee met six times, the Governance Committee met three times, and the Finance Committee met five times.

The current members of the four standing committees of the Board of Directors are identified below.

	Compensation	Audit	Governance	Finance
Director	Committee	Committee	Committee	Committee

James M. Lapeyre, Jr.	*		**
Bruce S. Appelbaum, PhD		*
Theodore H. Elliott, Jr.		*
G. Thomas Marsh			*
Franklin Myers	**		*	**
S. James Nelson, Jr.		**		**
Robert P. Peebler				*
John N. Seitz	*		*
Nicholas G. Vlahakis	*

*	Member

**	Chair

Audit Committee

The Audit Committee is a separately-designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our stockholders and others, reviewing with management our system of internal controls and financial reporting process, and monitoring our compliance program and system.

The Audit Committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/audit_committee_charter_ion_march52008.pdf.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the definition of “independent” as established in the NYSE corporate governance listing standards. In addition, the Board of Directors has determined that Mr. Nelson, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

ION’s Corporate Governance Guidelines provide that no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies unless the ION Board determines that such simultaneous service would not impair the ability of such director to effectively serve on ION’s Audit Committee. In addition, the listing standards of the NYSE provide that if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. As described above under “— Class II Director Nominees for Re-Election for Term Expiring in 2013,” Mr. Nelson serves as Chairman of the ION Audit Committee and serves on the audit committees of three other public companies. The ION Board considered all relevant factors, including the incremental time and responsibilities that such additional service would require of Mr. Nelson and the fact that Mr. Nelson devotes full time to making his capacity as a financial expert available to public companies, and the Board determined that Mr. Nelson’s simultaneous service would not impair his ability to effectively serve on ION’s Audit Committee.

Compensation Committee

The Compensation Committee has responsibility for the compensation of our executive officers, including our chief executive officer, and the administration of our executive compensation and benefit plans. The Compensation Committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than the chief executive officer are determined in discussion with, and frequently based in part upon the recommendation of, the chief executive officer. The Compensation Committee makes all determinations with respect to the compensation of the chief executive officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from the Committee’s independent compensation advisors as it deems necessary or appropriate.

As part of its responsibility to administer our executive compensation plans and programs, the Compensation Committee, usually near the beginning of the calendar year, establishes the parameters of the annual incentive plan awards, including establishing the performance goals relative to our performance that will be applicable to such awards and the similar awards for our other senior executives. It also reviews our performance against the objectives established for awards payable in respect of the prior calendar year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our equity compensation plan, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to our corporate human resources officer.

The Compensation Committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by ION, including those that are not otherwise subject to the approval of our stockholders. It reviews any contracts or other transactions with current or former elected officers of the corporation. In connection with the review of any such proposed plan or contract, the Compensation Committee may seek from its independent advisors such advice, counsel and information as it determines to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies with which ION generally compares itself for compensation purposes.

The Compensation Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_committee_charterionfeb_2008.pdf. The Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Franklin Myers (Chairman), James M. Lapeyre, Jr., John N. Seitz and Nicholas G. Vlahakis. No member of the Committee is, or was during 2009, an officer or employee of ION. Mr. Lapeyre is President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C, which has had a business relationship with ION since 1999 that continued into 2009. During

2009, we paid Laitram and its affiliates a total of approximately $4.0 million, which consisted of approximately $3.2 million for manufacturing services, $700,000 for rent and other pass-through third party facilities charges, and $100,000 for other services. See “— Certain Transactions and Relationships” below. During 2009:

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of ION;

•	No executive officer of ION served as a director of another entity, one of whose executive officers served on the Compensation Committee of ION; and

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ION.

Governance Committee

The Governance Committee functions as the Board’s nominating and corporate governance committee and advises the Board of Directors with regard to matters relating to governance practices and policies, management succession, and composition and operation of the Board and its committees, including reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of ION. In addition, the Governance Committee reviews annually with the full Board and our Chief Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions.

In identifying and selecting new director candidates, the Governance Committee considers the Board’s current and anticipated strengths and needs and a candidate’s experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the company’s business environment, willingness to devote adequate time and effort to Board responsibilities, and other relevant factors. The Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. The committee also seeks an appropriate balance of experience and expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters. In addition, the committee seeks a diversity of experience, professions, skills, geographic representation and backgrounds. The committee may rely on various sources to identify potential director nominees, including input from directors, management and others the committee feels are reliable, and professional search firms.

The Governance Committee will consider recommendations for director nominations made by a stockholder or other sources (including self-nominees) on the same basis as other candidates. For consideration by the Governance Committee, a recommendation of a candidate must be submitted in writing to the Governance Committee in care of our Corporate Secretary at our principal executive offices. The submission must include sufficient details regarding the qualifications of the potential candidate. In general, nominees for election should possess (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.

Also, our Bylaws permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. A proper director nomination may be considered at ION’s 2011 Annual Meeting only if the proposal for nomination is received by ION not later than December 23, 2010. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

The Governance Committee operates pursuant to a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter can be viewed on our website at

http://www.iongeo.com/content/released/Governance_Committee_Charter-ION.pdf. The Board of Directors has determined that each member of the Governance Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Finance Committee

The Finance Committee has responsibility for overseeing all areas of corporate finance for ION. The Finance Committee is responsible for reviewing with ION management, and has the power and authority to approve on behalf of the Board, ION’s strategies, plans, policies and actions related to corporate finance, including, but not limited to, (a) capital structure plans and strategies and specific equity or debt financings, (b) capital expenditure plans and strategies and specific capital projects, (c) strategic and financial investment plans and strategies and specific investments, (d) cash management plans and strategies and activities relating to cash flow, cash accounts, working capital, cash investments and treasury activities, including the establishment and maintenance of bank, investment and brokerage accounts, (e) financial aspects of insurance and risk management, (f) tax planning and compliance, (g) dividend policy, (h) plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks, including plans and strategies with respect to the use of derivatives, and (i) reviewing and making recommendations to the Board with respect to any proposal by ION to divest any asset, investment, real or personal property, or business interest if such divestiture is required to be approved by the Board. The Finance Committee does not have oversight responsibility with respect to ION’s financial reporting, which is the responsibility of the Audit Committee.

The Finance Committee operates pursuant to a written charter that sets forth the functions and responsibilities of the committee. A copy of the charter can be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. The Board of Directors has determined that a majority of the members of the Finance Committee (including its co-Chairmen) satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Stock Ownership Requirements

The Board adopted stock ownership requirements for ION’s directors effective January 2006 and revised the requirements effective January 2009. The Board adopted these requirements in order to align the economic interests of the directors with those of our stockholders and further focus our emphasis on enhancing stockholder value. Under these requirements, each non-employee director is expected to own at least 36,000 shares of ION stock. New and current directors will have three years to acquire and increase the director’s ownership of ION stock to satisfy the requirements. The stock ownership requirements are subject to modification by the Board in its discretion. The Board has also adopted stock ownership requirements for senior management of ION. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Ownership Requirements; Hedging Policy” below.

The Governance Committee and the Board regularly review and evaluate ION’s directors’ compensation program on the basis of current and emerging compensation practices for directors, emerging legal, regulatory and corporate compliance developments and comparisons with director compensation programs of other similarly-situated public companies.

Certain Transactions and Relationships

Mr. Lapeyre is the President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C. and has served as President of Laitram and its predecessors since 1989. Laitram is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. Mr. Lapeyre and Laitram together owned approximately 8.0% of our outstanding common stock as of February 22, 2010.

We acquired DigiCourse, Inc., our marine positioning products business, from Laitram in 1998 and renamed it I/O Marine Systems, Inc. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram under which Laitram agreed to provide us with certain accounting, software, manufacturing and maintenance services. Manufacturing services consist primarily of machining of parts for our marine positioning systems. The term of this written agreement expired in September 2001 but we and Laitram continue to operate under its terms. In addition, when we have requested, the legal staff of Laitram has advised us on certain intellectual property matters with regard to our marine positioning systems. Under a Lease of Commercial Property dated February 1, 2006, between Lapeyre Properties, L.L.C. (an affiliate of Laitram) and I/O Marine Systems, Inc., we agreed to lease certain office and warehouse space from Lapeyre Properties until January 2011. During 2009, we paid Laitram and its affiliates a total of approximately $4.0 million, which consisted of approximately $3.2 million for manufacturing services, $700,000 for rent and other pass-through third party facilities charges, and $100,000 for other services. For the 2008 and 2007 fiscal years, we paid Laitram and its affiliates a total of approximately $4.3 million and $4.9 million, respectively, for these services. In the opinion of our management, the terms of these services are fair and reasonable and as favorable to us as those that could have been obtained from unrelated third parties at the time of their performance.

Mr. Guo is a Vice President of CNPC. CNPC and its subsidiary, BGP, have been customers of our products and services for many years. For our fiscal years ended December 31, 2009 and 2008, BGP and CNPC collectively accounted for approximately 8.0% and 5.1% of our consolidated net sales, respectively. In addition, in March 2010, prior to Mr. Guo being appointed to the Board, we entered into the following transactions with BGP:

•	We sold 23,789,536 shares of our common stock to BGP for a purchase price of $2.80 per share in a privately-negotiated transaction pursuant to a Stock Purchase Agreement we entered into with BGP. After giving effect to the sale of our shares of common stock, BGP has beneficial ownership of approximately 16.6% of our outstanding shares of common stock. The shares of our common stock acquired by BGP are subject to the terms and conditions of an Investor Rights Agreement that we entered into with BGP upon their purchase of the shares. Under the Investor Rights Agreement, for so long as BGP owns as least 10% of our outstanding shares of common stock, BGP will have the right to nominate one director to serve on our Board. The Investor Rights Agreement also provides that whenever we may issue shares of our common stock or other securities convertible into, exercisable or exchangeable for our common stock, BGP will have certain pre-emptive rights to subscribe for a number of such shares or other securities as may be necessary to retain its proportionate ownership of common stock that would exist before such issuance. These pre-emptive rights are subject to usual and customary exceptions, such as issuances of securities as equity compensation to our directors, employees and consultants, under employee stock purchase plans and under our currently outstanding convertible and exercisable securities.

•	We formed a joint venture with BGP, owned 49% by us and 51% by BGP, to design, develop, manufacture and sell land-based seismic data acquisition equipment for the petroleum industry. The name of the joint venture company is INOVA Geophysical Equipment Limited. Under the terms of the joint venture transaction, BGP acquired their interest in the joint venture by paying us aggregate consideration of (i) $108.5 million in cash and (ii) 49% of certain assets owned by BGP relating to the business of the joint venture.

Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors of ION has established the following policy and procedures to be followed prior to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between ION and a Related Party (as defined below) where the aggregate amount involved is expected to exceed $120,000 in any calendar year (“Related Party Transactions”):

1. Policy.  The Governance Committee of the Board should review the material facts of any Related Party Transaction and approve or ratify the transaction. In making its determination to approve or ratify, the Governance Committee should consider such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to ION, and (v) the aggregate value of the Related Party Transaction.

2. Pre-Approval.  The Governance Committee has reviewed the types of Related Party Transactions described below in “Standing Pre-Approval for Certain Related Party Transactions” and determined that each of the Related Party Transactions described therein are deemed to be pre-approved or ratified (as applicable) by the Governance Committee under the terms of this policy. In addition, the Board of Directors has delegated to the Chairman of the Governance Committee the authority to pre-approve or ratify (as applicable) any Related Party Transaction in which the aggregate amount involved is expected to be less than $1 million.

3. Related Party.  For purposes of this policy and procedure, “Related Party” means:

a. Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

b. Any person or group who is a greater-than-5% beneficial owner of ION voting securities; or

c. Any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in the home of an executive officer, director or nominee for election as a director (other than a tenant or employee).

4. No Approval by Related Party.  No director of ION may engage in any Board or Governance Committee approval of any Related Party Transaction in which he or she is a Related Party; provided, however, that such director must provide to the Board all material information reasonably requested concerning the Related Party Transaction.

5. On-Going Transactions.  If a Related Party Transaction is ongoing for a significant period of time beyond the initial approval or ratification, the Governance Committee should periodically review and assess the Related Party Transaction to confirm that the Related Party Transaction remains appropriate.

6. Existing Transactions.  In conjunction with implementing this policy and procedure, the Governance Committee shall review any existing Related Party Transactions entered into during the last fiscal year and make a determination whether to ratify or rescind such transaction.

7. Standing Pre-Approval for Certain Related Party Transactions.  The Governance Committee has reviewed the types of Related Party Transactions described below and determined that each of the following types of Related Party Transactions shall be deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $120,000:

a. Employment of executive officers.  Any employment by ION of an executive officer of ION.

b. Director compensation.  Any compensation paid to a director in his or her capacity as a director.

c. Certain transactions with other companies.  Any transaction with another company at which a Related Person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. Also, any transactions involving accounting, software, manufacturing, legal, lease, maintenance and other services with Laitram, L.L.C. as provided in the Continued Services Agreement between ION and Laitram, the Lease of Commercial Property dated February 1, 2006, between Lapeyre Properties L.L.C. (an affiliate of Laitram) and I/O Marine Systems, Inc. or any other agreement or arrangement with Laitram or its affiliates; provided that such services are consistent with the general types of services provided by Laitram and its affiliates to ION in the past and provided further that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of Laitram’s total annual revenues.

d. Certain ION charitable contributions.  Any charitable contribution, grant or endowment by ION to a charitable organization, foundation or university at which a Related Person’s only relationship is as a volunteer, an employee (other than an executive officer) or a director, regent or similar position, if the aggregate amount involved does not exceed the greater of $100,000 or 2% of the charitable organization’s total annual receipts.

e. Transactions where all shareholders receive proportional benefits.  Any transaction where the Related Person’s interest arises solely from the ownership of ION’s common stock and all holders of ION’s common stock received the same benefit on a pro rata basis (e.g., dividends).

f. Transactions involving competitive bids.  Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

g. Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

h. Certain banking-related services.  Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

8. Code of Ethics.  No approval or ratification of a transaction hereunder shall be deemed to satisfy or supersede the requirements of ION’s Code of Ethics applicable to any Related Person and to the extent applicable, any transactions subject to this policy shall also be considered in light of the requirements set forth in that document.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position with ION

Robert P. Peebler	62	Chief Executive Officer and Director
R. Brian Hanson	45	Executive Vice President and Chief Financial Officer
Christopher M. Friedemann	45	Senior Vice President, Corporate Marketing
David L. Roland	48	Senior Vice President, General Counsel and Corporate Secretary
Michael L. Morrison	39	Vice President and Corporate Controller

For a description of the business background of Mr. Peebler, see “Item 1— Election of Directors — Class III Incumbent Directors — Term Expiring In 2011” above.

Mr. Hanson has been our Executive Vice President and Chief Financial Officer since May 2006. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International, Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a Bachelors degree in engineering from the University of New Brunswick and a Master of Business Administration degree from Concordia University in Montreal.

Mr. Friedemann joined ION in August 2003 as our Vice President — Commercial Development and became our Senior Vice President — Corporate Marketing in January 2007. Mr. Friedemann’s accountabilities encompass corporate marketing, strategic planning and corporate development. Before joining ION, Mr. Friedemann served as the Managing Director of RiverBend Associates, a privately-held management consulting firm based in Texas. Prior to founding RiverBend in January 2002, he served as President of Tradeum, a venture-backed software company that was sold to VerticalNet in April 2000, at which time Mr. Friedemann assumed the role of Managing Director-Europe. Before joining Tradeum in January 2000, Mr. Friedemann was Principal and Partner at the management consulting firm McKinsey & Company. Mr. Friedemann also has experience as a Senior Reservoir Engineer with Exxon, in field operations with Unocal and in energy merchant banking with Bankers Trust. Mr. Friedemann holds a Bachelor of Science degree with Distinction in Petroleum Engineering from Stanford University and a Master of Business Administration degree from Stanford’s Graduate School of Business.

Mr. Roland joined ION as Vice President, General Counsel and Corporate Secretary in April 2004 and became a Senior Vice President in January 2007. Prior to joining ION, Mr. Roland held several positions within the legal department of Enron Corp., a multi-national energy trading and infrastructure development business, most recently as Vice President and Assistant General Counsel. Prior to joining Enron in 1998, Mr. Roland was an attorney with Caltex Corporation, an international oil and gas marketing and refining company. Mr. Roland was an attorney with the law firm of Gardere & Wynne (now Gardere Wynne Sewell LLP) from 1988 until 1994, when he joined Caltex. Mr. Roland holds a Bachelor of Business Administration degree from the University of Houston and a Juris Doctorate degree with Distinction from St. Mary’s University.

Mr. Morrison joined ION in June 2002 as our Assistant Controller, became our Controller and Director of Accounting in November 2002 and Vice President and Corporate Controller in January 2007. Prior to joining ION, Mr. Morrison held several positions at Enron Corp., most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000. Mr. Morrison holds a Bachelor of Business Administration degree in Accounting from Texas A&M University.

EXECUTIVE COMPENSATION

Introductory note:  The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our annual report on Form 10-K for the year ended December 31, 2009. In this discussion, the terms “ION,” “we,” “our” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Compensation Committee of our Board of Directors, a discussion of the background and objectives of our compensation programs for our senior executives, and a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title

Robert P. Peebler	Chief Executive Officer and Director (our principal executive officer)
James R. Hollis	President and Chief Operating Officer (Mr. Hollis’ employment with ION ended on January 29, 2010)
R. Brian Hanson	Executive Vice President and Chief Financial Officer (our principal financial officer)
Christopher M. Friedemann	Senior Vice President, Corporate Marketing
David L. Roland	Senior Vice President, General Counsel and Corporate Secretary

Introduction/Corporate Governance

Compensation Committee

The Compensation Committee of our Board of Directors reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. The Committee is composed of the following directors:

Franklin Myers, Chairman
James M. Lapeyre, Jr.
John N. Seitz
Nicholas G. Vlahakis

No member of the Committee is an employee of ION. The Board of Directors has determined that each member of the Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

The Committee operates pursuant to a written charter that sets forth its functions and responsibilities. A copy of the charter can be viewed on our website at http://www.iongeo.com/content/released/comp_committee_charterionfeb_2008.pdf. The Chairman of the Committee is in charge of the Committee’s meeting agendas and, with the assistance of our Corporate Secretary, establishes the Committee’s meetings and calendar. For a description of the responsibilities of the Compensation Committee, see “Item 1. — Election of Directors — Committees of the Board — Compensation Committee” above.

Compensation Consultants

Each year from 2005 to 2008, the Compensation Committee has retained Towers Perrin as its independent compensation advisor to advise the Committee on our compensation practices and to assist in developing and implementing our executive compensation program and philosophy. Towers Perrin evaluated our long-term incentive strategy and our stock plans, analyzed our outstanding stock options, restricted stock and other stock-based awards, and provided the Committee with recommendations on our overall long-term incentive strategy and the number of shares to propose to add to our stock plans for future grants to employees and directors, which the Committee and the Board of Directors later approved. In addition, the firm provided the Committee with a summary of changes to disclosure requirements related to executive officer and director compensation. At the request of the Committee, the firm also performed an analysis of competitive compensation levels for our Chief Executive Officer. During 2008, the Governance Committee of our Board retained Hewitt Associates to perform an analysis of prevailing industry compensation levels for our directors. During the first half of 2009, the Compensation Committee engaged Performensation Consulting, an equity compensation consultant, to assist the company and the Compensation Committee in designing a proposed new employee stock purchase plan and a program to permit our current employees to exchange outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock (the “Replenishment Program”). During the first quarter of 2010, the Compensation Committee engaged ISS Corporate Services, Inc., a wholly-owned subsidiary of RiskMetrics Group, Inc., to provide the company with benchmarking and modeling services related to its proposals to (i) amend ION’s 2004 Long-Term Incentive Plan to increase the total number of shares of ION’s common stock available for issuance under the plan, and (ii) approve the Purchase Plan.

During 2008 and 2009, none of Towers Perrin, Hewitt Associates, Performensation Consulting or ISS advised our company or our executive officers on matters outside of these engagements by the Board or its committees.

Role of Management in Establishing and Awarding Compensation

On an annual basis, our Chief Executive Officer, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our executive officers other than himself. No executive officer is involved in determining his own salary increase, bonus payment or equity award. When making officer compensation recommendations, our Chief Executive Officer takes into consideration compensation benchmarks, which include industry standards for similar sized organizations serving similar markets, as well as comparable positions, the level of inherent importance and risk associated with the position and function, and the executive’s job performance over the previous year. See “ — Objectives of Our Executive Compensation Programs — Benchmarking” and “— Elements of Compensation — Base Salary” below.

Our Chief Executive Officer, with the assistance of our Human Resources department and input from our executive officers and other members of senior management, also formulates and proposes to the Compensation Committee an employee bonus incentive plan for the ensuing year. For a description of our process for formulating the employee bonus incentive plan and the factors that we consider, see “— Elements of Compensation — Annual Incentive Compensation” below.

The Committee reviews and approves all compensation and awards to executive officers and all bonus incentive plans. With respect to equity compensation awarded to employees other than executive officers, the Compensation Committee reviews and approves all grants of restricted stock and stock options above 5,000 shares, generally based upon the recommendation of the Chief Executive Officer, and has delegated option and restricted stock granting authority to the Chief Executive Officer as permitted under Delaware law for grants to non-executive officers of up to 5,000 shares. Our Chief Executive Officer provides a report to the Compensation Committee of all options and restricted stock awarded by him under this delegated authority.

On its own initiative, at least once a year, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with the Chief Executive Officer and other members of the Board of Directors, establishes his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from Towers Perrin or other independent sources. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

Certain members of our senior management generally attend most meetings of the Compensation Committee, including our Chief Executive Officer, our Senior Vice President — Global Human Resources, and our General Counsel/Corporate Secretary. However, no member of management votes on items before the Compensation Committee. The Compensation Committee and Board of Directors do solicit the views of our Chief Executive Officer on compensation matters, particularly as they relate to the compensation of the other named executive officers and the other members of senior management reporting to the Chief Executive Officer. The Committee often conducts an executive session during each meeting, during which members of management are not present.

Compensation Committee Activity

During 2009, the Compensation Committee met in person or by conference call six times. In two of those meetings, the Committee also met in executive session with no members of management present. In addition to the six meetings mentioned above, the Committee took action by unanimous written consent, as permitted under Delaware law and our Bylaws, two times during 2009, primarily to approve individual non-executive employee grants of restricted stock and stock options. We believe that each of these individual grants made by unanimous written consent of the Committee complied with the applicable grant date requirements under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 718, “Compensation — Stock Compensation”) (“ASC Topic 718”).

During 2009 and the first quarter of 2010, the Committee took the following actions:

•	Reviewed the 2009 and 2010 employee bonus plans submitted by our Chief Executive Officer and approved each plan after making desired revisions.

•	Considered and approved employee bonus awards payable under our 2008 and 2009 bonus plans and discretionary bonus awards for certain employees in recognition of their performance during 2008 and 2009.

•	Engaged Hewitt Associates for:

-	an analysis of our 2009 long-term incentive strategy, our stock plans and our outstanding stock options, restricted stock and other stock-based awards, and

-	a recommendation on our strategy in 2009 with regards to future grants to employees and directors.

•	Engaged Performensation Consulting to assist in designing a new employee stock purchase plan (which we and the Committee decided not to pursue for 2009 but are pursuing for 2010) and the Replenishment Program (which we and the Committee decided not to pursue).

•	Approved amendments to our 2004 Long-Term Incentive Plan, as recommended by Towers Perrin in 2010, to increase the number of shares available for grant to employees and directors under the plan and recommended the proposed amendments to our Board to be submitted to our stockholders for approval at our 2010 annual stockholders’ meeting.

•	Participated in the Board review of the succession plan for our Chief Executive Officer and other key members of senior management.

•	Considered and approved annual base salary increases for individual executive officers and the overall percentage of annual base salary increase applicable to our employees as a whole.

•	Considered and approved annual employee stock option and restricted stock awards, including awards for individual executive officers.

•	Approved grants of restricted stock, stock options, restricted stock units and stock appreciation rights to various employees.

•	Considered and approved, subject to stockholder approval, the Replenishment Program, which would have permitted certain of our current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock. After obtaining shareholder approval for the Replenishment Program, we decided not to pursue the program.

•	Reviewed and discussed with management this Compensation Discussion and Analysis.

•	Engaged ISS Corporate Services, Inc., a wholly-owned subsidiary of RiskMetrics Group, Inc., to provide benchmarking and modeling services related to the company’s proposals to amend the 2004 Long-Term Incentive Plan to increase the total number of shares of ION’s common stock available for issuance under the plan and approve the Purchase Plan.

Objectives of Our Executive Compensation Programs

General Compensation Philosophy and Policy

Through our compensation programs, we seek to achieve the following general goals:

•	attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industry of business;

•	encourage our executives and key employees to achieve strong financial and operational performance;

•	offer performance-based compensation to create meaningful links between corporate performance, individual performance and financial rewards;

•	align the interests of our executives with those of our stockholders by providing a significant portion of total pay in the form of stock-based incentives;

•	encourage long-term commitment to our company; and

•	limit corporate perquisites to seek to avoid perceptions both within and outside of our company of “soft” compensation.

Our governing principles in establishing executive compensation have been:

Long-Term and At-Risk Focus.  Premium compensation opportunities should be composed of long-term, at-risk pay to focus our management on the long-term interests of our company. Base salary, annual incentives and employee benefits should be at competitive levels when compared to similarly-situated companies.

Equity Orientation.  Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and stockholder interests.

Competitive.  We emphasize total compensation opportunities consistent on average with our peer group of companies. Competitiveness of annual base pay and annual incentives is independent of stock performance. However, overall competitiveness of total compensation is generally contingent on long-term, stock-based compensation programs.

Focus on Total Compensation.  In making decisions with respect to any element of an executive officer’s compensation, the Committee obtains information on and considers the total compensation that may be awarded to the executive officer, including salary, annual bonus and long-term incentive compensation. These total compensation reports are prepared by our Human Resources department and present the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary, past bonus and eligibility for future bonus), equity awards and other compensation. The overall purpose of these total compensation reports is to bring together, in one place, all of the elements of actual and potential compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. In its most recent review of total compensation reports, the Committee determined that annual compensation amounts for our Chief Executive Officer and our other named executive officers remained generally consistent with the Committee’s expectations. However, the Committee reserves the right to make changes that it believes are warranted.

In April 2009, the Committee approved and the company implemented an employee base salary reduction program, including reductions to base salaries for the named executive officers, to reduce company operating costs during the recent market downturn resulting from the economic recession and decline in oil and gas prices. As a result of the market downturn, our stock price had declined to historic low levels, resulting in our employees holding stock options with exercise prices that greatly exceeded both the current market price of ION common stock and the average market price of our stock over the prior 12 months. The Committee recognized that these underwater options no longer provided the long-term incentive and retention objectives that they were intended to provide. As a result, the Board and the Committee proposed and recommended that the company’s stockholders approve the Replenishment Program, which would permit certain of our current employees to exchange certain outstanding stock options having exercise prices substantially above the current market price of our common stock, and receive shares of our common stock. After obtaining shareholder approval for the Replenishment Program, the Board and the Committee decided not to implement the program.

Internal Pay Equity.  Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for our company to achieve our corporate objectives. Each year our Human Resources department reports to the Compensation Committee the total compensation paid to our Chief Executive Officer and all other senior executives, which includes a comparison for internal pay equity purposes. Over time there have been variations in the comparative levels of compensation of executive officers and changes in the overall composition of the management team and the overall accountabilities of the individual executive officers; however, we and the Committee are satisfied that total compensation received by executive officers reflects an appropriate differential for executive compensation.

These principles apply to compensation policies for all of our executive officers and key employees. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Benchmarking

When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our industry and market peers — a practice often referred to as “benchmarking.” We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analyses of internal pay equity, total wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains, the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

At least once each year, generally in or around August, our Human Resources department, under the oversight of the Compensation Committee, reviews data from market surveys, independent consultants and other sources to assess our competitive position with respect to base salary, annual incentives and long-term incentive compensation.

As a result of the negative impact on the company’s business caused by the worldwide recession that began in late 2008 and existed throughout 2009, annual increases to employee base salaries were not considered during 2009. When reviewing compensation data in 2008, we utilized data primarily from Radford salary surveys, the Mercer Global Planning Report 2009 and the WorldatWork 2007-2008 Salary Budget Survey. The survey information from these three resources covered a broad range of industries and companies. For example, the WorldatWork Salary Budget Survey covered 2,800 participating organizations. When reviewing compensation data in 2006 with regard to the compensation of our Chief Executive Officer, the Compensation Committee engaged Towers Perrin to perform a marketplace compensation analysis. In the study, the firm presented data to the Committee from the Towers Perrin 2005 Energy Industry Incentive Survey, the Mercer Human Resource Consulting 2005 Energy Compensation Survey and a proxy compensation analysis for the Chief Executive Officer position among a group of ten industry peer companies. These industry peer companies were:

Global Industries Ltd. Horizon Offshore Inc. Cal Dive International Inc. Intergraph Corp. Oceaneering International Inc.	OYO Geospace Corp. TETRA Technologies Inc. Veritas DGC Inc. Grant Prideco Inc. Oil States International Inc.

When determining compensation for Mr. Hollis when he was promoted to President and Chief Operating Officer in December 2008, we utilized data primarily from the Oilfield Manufacturing & Services Industry (OFMS) Executive Survey and executive surveys from Radford, Mercer and Towers Perrin. The OFMS survey compiles survey results and/or proxy compensation data from the following oilfield services companies:

Baker Hughes Incorporated
Bristow Group Inc.
Complete Production Services, Inc.
Cameron International Corporation
Core Laboratories
ENSCO, Inc.
FMC Technologies, Inc.
GlobalSantaFe (now Transocean Inc.)
Gulfmark Offshore, Inc.
Halliburton Company
Hanover Compressor (now Exterran)	Hydril Company LP
ION Geophysical Corporation
National Oilwell Varco, Inc.
Newpark Resources, Inc.
Oil States International Inc.
Pride International, Inc.
Rowan Companies, Inc.
Smith International, Inc.
TIW Corporation
VetcoGray
Warren Equipment Company

The overall results of the Towers Perrin analysis (with regard to Chief Executive Officer compensation) and the consulting firm surveys (with regard to compensation for all other levels within our company) provide the starting point for our compensation analysis. We believe that the surveys and the Towers Perrin analysis contain relevant compensation information from companies that are representative of the sector in which we operate, have relative size as measured by market capitalization, and experience relative complexity in the business and the executives’ roles and responsibilities.

Beyond the report and survey numbers, we look extensively at a number of other factors, including our estimates of the compensation at our most comparable competitors and other companies that were closest to our company in size, profitability and complexity. We also consider an individual’s current performance, the level of corporate responsibility, and the employee’s skills and experience, collectively, in making compensation decisions.

In the case of our Chief Executive Officer and some of our other executive officers, we also consider our company’s performance during the person’s tenure, and the anticipated level of difficulty of replacing the person with someone of comparable experience and skill. When we hired R. Brian Hanson as our new Executive Vice President/Chief Financial Officer in May 2006, for example, we based our total compensation ranges for the position primarily on our direct experience and observations regarding competitive compensation packages for candidates possessing requisite levels of senior executive-level financial management experience, expertise and achievement.

In addition to our periodic review of compensation, we also regularly monitor market conditions and will adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we will typically reevaluate our compensation levels within that employee group in order to ensure our competitiveness.

Elements of Compensation

The primary components of our compensation are:

•	base salary;

•	performance-based annual incentive compensation; and

•	long-term equity-based incentive compensation, such as stock options, restricted stock, restricted stock units and stock appreciation rights.

Below is a summary of each component:

Base Salary

General.  The general purpose of base salary for our executive officers is to create a base of cash compensation for the officer that is consistent on average with the range of base salaries for executives in similar positions and with similar responsibilities at comparable companies. In addition to salary norms for persons in comparable positions at comparable companies, base salary amounts may also reflect the nature and scope of responsibility of the position, the expertise of the individual employee and the competitiveness of the market for the employee’s services. Base salaries of executives other than our Chief Executive Officer may also reflect our Chief Executive Officer’s evaluation of the individual executive officer’s job performance. As a result, the base salary level for each individual may be above or below the target market value for the position. The Compensation Committee also recognizes that the Chief Executive Officer’s compensation should reflect the greater policy- and decision-making authority that he holds and the higher level of responsibility he has with respect to our strategic direction and our financial and operating results. At December 31, 2009, our Chief Executive Officer’s annual base salary was 33% higher than the annual base salary for the next highest-paid executive officer. In addition, minimum base salaries for certain of our executive officers are determined by employment agreements with these officers.

Base salary is designed to provide an income level that is comparable to the income of executives in similar positions and with similar responsibilities at comparable companies. The base salaries for our executives reflect levels that we have concluded were appropriate based upon our general experience and market data. We do not intend for base salaries to be the vehicle for long-term capital and value accumulation for our executives.

2008 and 2009 Actions.  In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to ION, experience, impact on total compensation, relationship of compensation to other ION officers and employees, and changes in market levels. Salary increases for executive officers do not follow a preset schedule or formula but do take into account changes in the market and individual circumstances. In 2008, base salary levels were reviewed and adjusted during August and September.

Commencing in late 2008, our business experienced a significant decline, due in large part to the global recession and the decline in oil and gas prices, as well as other factors that have negatively impacted demand for our products and services and thus adversely affected our financial results. We took a number of actions to reduce costs in our businesses and seek to improve our operating performance. In late 2008 we decided to defer any future base salary increases for employees until at least 2010. Then, in April 2009, we implemented a base salary reduction program in a further effort to reduce our operating costs. Under the salary reduction program, base salaries for employees were reduced by certain percentages ranging from a 12% reduction in base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, a 10% reduction for other executives and management and a 5% reduction for most other employees. The program remained in effect until October 2009, when management and the Board determined that developments and outlook for our business had improved to the extent that the program should end.

Below is a summary of actions taken during 2008 and 2009 with respect to base salaries of our named executive officers:

Named Executive Officer	Action

Robert P. Peebler	During 2008, CEO compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for CEO base salary for the companies with revenues less than $1 billion included in these surveys was an average of $620,000. Based on the results of the reports, and in recognition of our performance to date and Mr. Peebler’s unique experience, expertise, and capabilities, in September 2008 the Compensation Committee increased Mr. Peebler’s annual base salary from $525,000 to $575,000. Under the base salary reduction program in effect from April 2009 to October 2009, Mr. Peebler’s annual base salary was reduced from $575,000 to $506,000.

James R. Hollis	During 2008, COO compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for COO base salary for the companies with revenues less than $1 billion included in these surveys was $332,550. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Hollis’ annual base salary as the Executive Vice President and COO of ION Solutions from $300,000 to $327,000. In December 2008, in connection with Mr. Hollis’ promotion to President and COO of our company, the Compensation Committee reviewed President/COO compensation data from Towers Perrin, Radford, the OFMS Executive Survey and Mercer indicating that the 50th percentile for President/COO base salary for the companies included in these surveys was $385,642, and increased Mr. Hollis’ annual base salary from $327,000 to $385,000. Under the base salary reduction program in effect from April 2009 to October 2009, Mr. Hollis’ annual base salary was reduced from $385,000 to $338,800.

R. Brian Hanson	During 2008, CFO compensation surveys from Radford indicated that the 50th percentile for CFO base salary for the companies with revenues less than $1 billion included in these surveys was $335,076. Based on the results of the reports, in September 2008 the Compensation Committee increased Mr. Hanson’s annual base salary from $300,000 to $327,000. Under the base salary reduction program in effect from April 2009 to October 2009, Mr. Hanson’s annual base salary was reduced from $327,000 to $287,760.

Named Executive Officer	Action

Christopher M. Friedemann	During 2008, compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for senior marketing executive base salary for the companies with revenues less than $1 billion included in these surveys was $230,500. Based on the results of the reports and in recognition of Mr. Friedemann’s performance, expertise, and capabilities, in September 2008 the Compensation Committee increased Mr. Friedemann’s annual base salary from $245,000 to $262,150. Under the base salary reduction program in effect from April 2009 to October 2009, Mr. Friedemann’s annual base salary was reduced from $262,150 to $235,935.

David L. Roland	During 2008, compensation surveys from Radford and Towers Perrin indicated that the 50th percentile for top legal/executive base salary for the companies with revenues less than $1 billion included in these surveys averaged $282,668. Based on the results of the reports and in recognition of Mr. Roland’s performance, expertise, and capabilities, in September 2008 the Compensation Committee increased Mr. Roland’s annual base salary from $250,000 to $270,000. Under the base salary reduction program in effect from April 2009 to October 2009, Mr. Roland’s annual base salary was reduced from $270,000 to $243,000.

Annual Incentive Compensation

Our employee annual bonus incentive plan is intended to promote the achievement each year of company performance objectives and performance objectives of the employee’s particular business unit, and to recognize those employees who contributed to the company’s achievements. The plan provides cash compensation that is at-risk on an annual basis and is contingent on achievement of annual business and operating objectives and individual performance. The plan provides all participating employees the opportunity to share in the company’s performance through the achievement of established financial and individual objectives. The financial and individual objectives within the plan are intended to measure an increase in the value of our company and, in turn, our stock.

In recent years, we have adopted an annual incentive plan with regard to each year. Performance under the annual incentive plan is measured with respect to the designated plan fiscal year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in a single installment in the first quarter following the completion of a fiscal year, after the financial results for that year have been determined.

Our annual incentive plan is usually consistent with our operating plan for the same year. In late 2008, we prepared a consolidated company operating budget for 2009 and individual operating budgets for each operating unit. The budgets took into consideration market opportunities, customer and sale opportunities, technology enhancements for new products, product manufacturing and delivery schedules and other operating factors. The Board of Directors analyzed the proposed budgets with management extensively and, after analysis and consideration, the Board approved the consolidated 2009 operating plan. In early 2009, the Board approved several subsequent changes in the 2009 operating plan to reflect the rapidly declining global market conditions and global financial markets that existed during late 2008 and throughout 2009. During late 2008 and early 2009, our Chief Executive Officer worked with our Human Resources department and members of senior management to formulate our 2009 incentive plan, consistent with the 2009 operating plans approved by the Board.

At the beginning of 2009, the Compensation Committee approved our 2009 annual incentive plan for executives and designated non-executive key employees. The computation of awards generated under the plan is required to be approved by the Committee. In February 2010, the Committee reviewed the company’s actual performance against each of the plan performance goals established at the beginning of the year and evaluated each individual’s performance during the preceding year. The results of operations of the company for that year and individual performance evaluations determined the appropriate payout under the annual incentive plan.

The Compensation Committee has discretion in circumstances it determines are appropriate to authorize discretionary incentive compensation awards that might exceed amounts that would otherwise be payable under the terms of the incentive plan. These discretionary awards can be payable in cash, stock options, restricted stock, restricted stock units, stock appreciation rights or a combination thereof. Any stock options, restricted stock or restricted stock units awarded would be granted under one of our existing long-term equity incentive plans. Any stock appreciation rights awarded would be granted under our Stock Appreciation Rights Plan. The Committee also has the discretion, in appropriate circumstances, to grant a lesser incentive award, or no incentive award at all, under the incentive plan. The Committee intends to review our annual incentive compensation program annually to ensure that the key elements of the program continue to meet the objectives described above.

Below is a general description of our 2009 incentive plan and a general summary of the company performance criteria applicable to the plan, as well as our variable payment plan we adopted in 2009.

2009 Incentive Plan

The purpose of the 2009 incentive plan was to:

•	provide an incentive for our participating employees to achieve their highest level of individual and team performance in order to accomplish our company’s 2009 strategic and financial goals, and

•	reward the employees for those achievements and accomplishments.

Designated employees, including our named executive officers, were eligible to participate in our 2009 incentive plan. The 2009 incentive plan was designed to equate the size of the incentive award to the performance of the individual participant and the performance of our company as a whole. Every participating named executive officer had the opportunity to earn an incentive payment based on their performance against criteria as defined by our Chief Executive Officer, and achievement of our company’s performance against designated consolidated financial objectives. Award determinations for the named executive officers under the plan were also based on evaluations of employee performance by our Chief Executive Officer. Under the 2009 incentive plan, 25% of the funds allocated for distribution were available to award to eligible employees regardless of the company’s 2009 financial performance, and 75% of the funds were available for distribution to eligible employees only to the extent the company satisfied the designated 2009 financial performance criteria. As a result, the amount of total dollars available for distribution under the incentive plan was largely dependent on the company’s achievement of the pre-defined financial objectives.

As reported in the chart below, our 2009 incentive plan established a 2009 target consolidated Adjusted EBITDA (net income before net interest expense, taxes, depreciation and amortization and other factors) performance goal. Prior to approval of the 2009 incentive plan, management and the Committee concluded that, in the depressed industry and economic environment prevalent in late 2008 and throughout 2009, it was important for the company to encourage achievement of cash flow and Adjusted EBITDA. As a result, the Committee approved performance criteria based on Adjusted EBITDA for 2009 bonus awards to the named executive officers and other covered employees under our 2009 incentive plan. Under the plan, every participating named executive officer other than our Chief Executive Officer had the opportunity to earn up to 100% of his or her base salary depending on performance of our company against the designated performance goal and performance of the executive against personal criteria determined at the beginning of 2009 by our Chief Executive Officer. Under separate terms approved by the Compensation Committee and contained in his employment agreement, our Chief Executive Officer participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors.

Performance Criteria.  In 2009, the Compensation Committee approved the following corporate consolidated Adjusted EBITDA performance criteria for consideration of bonus awards to the named executive officers and other covered employees under the 2009 incentive plan (the calculation of Adjusted EBITDA excluded one-time and special non-operating charges):

Threshold	Target	Maximum
Adjusted EBITDA	Adjusted EBITDA	Adjusted EBITDA

$113.9 million	$142.4 million	$190.8 million

Where an employee is primarily involved in a particular business unit, the financial performance criteria under our incentive plan are heavily weighted toward the operational performance of the employee’s business unit rather than consolidated company performance. All of our named executive officers have broader corporate responsibility; as a result, their performance goals are heavily weighted toward the consolidated performance of the company as a whole.

During 2009, on a consolidated basis, excluding the impact of certain special non-recurring items, we achieved consolidated Adjusted EBITDA of $72.2 million. Because on a consolidated basis we did not achieve our threshold or target financial objectives in 2009, the named executive officers and many other eligible executives and employees generally received either no bonus payments, or only reduced bonus payments, pursuant to the incentive plan. In cases where the Committee decided to award discretionary bonus payments for 2009, the Committee took into consideration our company’s overall performance and the leadership and personal commitment exhibited by the company’s management team against one of the worst national and global economic downturns in the post-war era. The Committee took into consideration not only the company’s ability to weather the downturn effectively but to make changes and accomplish initiatives critical to positioning the company for future long-term growth. Our 2009 Summary Compensation Table below reflects the payments that our named executive officers received under our 2009 incentive plan. Because the company’s data processing business unit exceeded its 2009 financial objectives under the plan, employees primarily involved in that business unit generally received larger bonus payments than employees in other business units.

In April 2010, the Compensation Committee approved our 2010 annual incentive plan. The general structure of our 2010 annual incentive plan is similar to our 2009 incentive plan but will focus on achievement of operating income rather than Adjusted EBITDA. The particular performance goals designated under our 2010 plan reflect our confidential strategic plans, and cannot be disclosed at this time because it would provide our competitors with confidential information regarding our market and segment outlook and strategies. We are currently unable to determine how difficult it will be for our company to meet the designated performance goals under our 2010 plan. Generally, the Committee attempts to establish the threshold, target and maximum levels such that the relative difficulty of achieving each level is approximately consistent from year to year.

2009 Variable Payment Plan

As described above, the global recession and decline in oil and gas prices resulted in a significant decline in our business during late 2008 and through 2009 and, as a result, in April 2009 we implemented a base salary reduction program in an effort to reduce our operating costs. Under the salary reduction program, base salaries for most employees were reduced by certain percentages, depending on the level of the employee. The salary reduction program remained in effect until October 2009, when management and the Board determined that our financial prospects warranted the end of the program.

In April 2009, the Compensation Committee approved the 2009 Variable Payment Plan (the “Variable Plan”). All persons who were employed, either full-time or part-time, by us on the Variable Plan effective date were eligible to participate in the plan, including all executive officers. Under the Variable Plan, upon our company achieving a predetermined level of consolidated Adjusted EBITDA (net income before net interest expense, taxes, depreciation and amortization and other factors) during 2009 and management and the

Compensation Committee’s determination that the company has sufficient levels of liquidity to make the plan payments, participating employees could receive a plan payment equal to an amount of up to 110% of the aggregate sum resulting from subtracting (a) the respective employee’s reduced base salary amount per pay period received by the employee during the period from the Variable Plan’s effective date to December 31, 2009, from (b) the employee’s base salary amount per pay period immediately before the Variable Plan’s effective date. If an eligible participating employee did not receive a full 110% payment under the Variable Plan, the employee would receive a supplemental allotment of extra vacation days equal in value to the plan shortfall. The company did not achieve the predetermined level of consolidated Adjusted EBITDA during 2009 under the Variable Plan, so eligible participating employees will not receive a payment under the plan and instead will receive a supplemental allotment of extra vacation days in accordance with the plan. The Variable Plan was in effect only with regard to 2009 and will not remain in effect for 2010 or any other years.

Long-Term Stock-Based Incentive Compensation

We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, long-term incentives comprise a large portion of the total compensation package for executive officers and key employees. As reflected in our 2009 Summary Compensation Table below, the long-term incentives received by each of our named executive officers as a percentage of their respective total compensation during 2009 were as follows: Mr. Peebler — 48%; Mr. Hanson — 53%; Mr. Hollis — 30%; Mr. Friedemann — 27% and Mr. Roland — 46%.

For 2009, there were three forms of long-term incentives utilized for executive officers and key employees: stock options, restricted stock, and restricted stock units. For 2010, we have again recommended that stock options, restricted stock and restricted stock units be the only forms of long-term equity-based incentives to be utilized for executive officers and key employees. Our long-term incentive plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Of the total stock option or restricted stock employee awards made by ION during 2009, 59% were in the form of stock options and 41% were in the form of restricted stock or restricted stock units.

Stock Options.  Under our equity plans, stock options may be granted having exercise prices equal to either the closing price of our stock on the date before the date of grant or the average of the high and low sale prices of our stock on the date of grant, depending on the terms of the particular stock option plan that governs the award. In any event, all awards of stock options are made at or above the market price at the time of the award. The Compensation Committee will not grant stock options having exercise prices below the market price of our stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events, as required by the relevant plan) without the consent of our stockholders. Our stock options generally vest ratably over four years, based on continued employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years.

The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of stockholder value. Stock options also allow our executive officers and key employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in stockholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.

Stock option award decisions are generally based on past business and individual performance. In determining the number of options to be awarded, we also consider the grant recipient’s qualitative and quantitative performance, the size of stock option and other stock based awards in the past, and expectations of the grant recipient’s future performance. In 2009, a total of 81 employees received option awards, covering 635,750 shares of common stock. In 2009, the named executive officers received option awards for a total of 40,000 shares, or approximately 6% of the total options awarded in 2009.

Restricted Stock and Restricted Stock Units.  We use restricted stock and restricted stock units to focus executives on our long-term performance and to help align their compensation more directly with stockholder value. Vesting of restricted stock and restricted stock units typically occurs ratably over three years, based solely on continued employment of the recipient-employee. In 2009, 84 employees received restricted stock or restricted stock unit awards, covering an aggregate of 438,874 shares of restricted stock and shares underlying restricted stock units. The named executive officers received awards totaling 281,424 shares of restricted stock in 2009, or approximately 64% of the total shares of restricted stock awarded in 2009.

Awards of restricted stock units have been made to certain of our foreign employees in lieu of awards of restricted stock. Restricted stock units provide certain tax benefits to our foreign employees as the result of foreign law considerations, so we expect to continue to award restricted stock units to certain foreign employees for the foreseeable future.

Stock Appreciation Rights.  In 2008, we awarded cash-settled stock appreciation rights to Mr. Hollis and Mr. Hanson as a special grant in lieu of grants of stock options to provide further emphasis on our long-term performance and to further align their compensation more directly with stockholder value. Vesting of all of the stock appreciation rights awarded to Messrs. Hollis and Hanson occurs after three years, based solely on their continued employment. During 2008, we also awarded stock appreciation rights to our former Executive Vice President & Chief Operating Officer — ION Systems who left the company in December 2008, in connection with his severance package and his agreement to provide consulting services to the company after his termination of employment. No stock appreciation rights were awarded in 2009.

The Compensation Committee intends to review both the annual incentive compensation program and the long-term incentive program annually to ensure that their key elements continue to meet the objectives described above.

Approval and Granting Process.  As described above, the Compensation Committee reviews and approves all stock option, restricted stock, restricted stock unit and stock appreciation right awards made to executive officers, regardless of amount. With respect to equity compensation awarded to employees other than executive officers, the Committee reviews and approves all grants of restricted stock, stock options and restricted stock units above 5,000 shares, generally based upon the recommendation of our Chief Executive Officer. Committee approval is required for any grant to be made to an executive officer in any amount. The Committee has granted to our Chief Executive Officer the authority to approve grants to any employee other than an executive officer of (i) up to 5,000 shares of restricted stock and (ii) stock options for not more than 5,000 shares. Our Chief Executive Officer is also required to provide a report to the Committee of all awards of options and restricted stock made by him under this authority. We believe that this policy is beneficial because it enables smaller grants to be made more efficiently. This flexibility is particularly important with respect to attracting and hiring new employees, given the increasingly competitive market for talented and experienced technical and other personnel in locales in which our employees work.

All grants of restricted stock, restricted stock units, stock options and stock appreciation rights to employees or directors are granted on one of four designated quarterly grant dates during the year: March 1, June 1, September 1 or December 1. The Compensation Committee approved these four dates because they are not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events. For an award to a current employee, the grant date for the award is the first designated quarterly grant date that occurs after approval of the award. For an award to a newly hired employee who is not yet employed by us at the time the award is approved, the grant date for the award is the first designated quarterly grant date that occurs after the new employee commences work. We believe that this process of fixed quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies certain fair value accounting calculations related to the grants, thereby minimizing the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of restricted stock and also lessening the opportunity for inadvertent calculation errors.

With the exception of significant promotions, new hires or unusual circumstances, we generally make most awards of equity compensation on December 1 of each year. This date was selected because (i) it enables us to consider individual performance eleven months into the year, (ii) it simplifies the annual budget process by having the expense resulting from the equity award occur late in the year, (iii) the date is approximately three months before the date that we normally pay any annual incentive bonuses and (iv) generally speaking, December 1 is not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events.

We do not have in effect any policies regarding the adjustment or recovery of awards or payments made by us in the event that any relevant performance measures of our company on which the awards or payments may be based, are subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Personal Benefits, Perquisites and Employee Benefits

When analyzing the total compensation received by our Chief Executive Officer and other executives, the Compensation Committee also considers whether the executives should be provided additional compensation in the form of perquisites through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. Our executives have concluded that most perquisites traditionally offered to executives of similarly-sized companies are unnecessary for our company. As a result, benefits, perquisites and any other similar personal benefits offered to executive officers are substantially the same as those offered to our general salaried employee population. These benefits include access to medical and dental insurance, life insurance, disability insurance, vision plan, charitable gift matching (up to designated limits), 401(k) plan, flexible spending accounts for healthcare and dependent care and other customary employee benefits. We have in the past provided all employees with a company match of certain levels of 401(k) contributions; however, as part of our cost-cutting measures taken as a result of the economic recession and decline in oil and gas prices, in April 2009, we temporarily discontinued the company match for all employees, including executive officers. Business-related relocation benefits are generally reimbursed but are individually negotiated when they occur. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executives; however, we may, in our discretion, revise or add to any executive’s personal benefits and perquisites if we deem it advisable.

Risk Management Considerations

The Committee believes that our company’s performance-based bonus and equity programs create incentives to create long-term shareholder value. The Committee has discussed the concept of risk as it relates to the company’s compensation programs, and the Committee has concluded that the company’s compensation programs do not encourage excessive or inappropriate risk-taking. Several elements of the compensation programs are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•	The compensation programs consist of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of the company’s stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. The Committee believes that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	The financial metrics used to determine the amount of an executive’s bonus are measures the Committee believes drive long-term shareholder value and, in today’s difficult market environment, ensure the continued viability of the company. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum bonus for each participating named executive officer other than our Chief Executive Officer is not expected to exceed 100% of the executive’s base salary under the bonus plan and the overall bonus for our Chief Executive Officer, under his employment agreement, will not exceed 150% of his base salary under the bonus plan, in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year.

•	We have strict internal controls over the measurement and calculation of the financial metrics that determine the amount of an executive’s bonus, designed to keep it from being susceptible to manipulation by an employee, including our executives.

•	Stock options generally become exercisable over a four-year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	Restricted stock generally becomes exercisable over a three-year period, again encouraging executives to look to long-term appreciation in equity values.

•	Senior executives, including our named executive officers, are required to acquire over time and hold shares of our company’s stock having a value of between one and four times the executive’s annual base salary, depending on the level of the executive. The Committee believes that the stock ownership guidelines provide a considerable incentive for management to consider the company’s long-term interests, since a portion of their personal investment portfolio consists of company stock.

•	We do not permit any of our executive officers or directors to enter into any derivative or hedging transactions on our stock, including short sales, market options, equity swaps and similar instruments, thereby preventing executives from insulating themselves from the effects of poor company stock price performance.

Indemnification of Directors and Executive Officers

Our Bylaws require us to indemnify our directors and employees (including our executive officers) in connection with any legal action brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the full extent permitted by law. Our Bylaws also provide, however, that no such obligation to indemnify exists as to proceedings initiated by an employee or director against us or our directors unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by our Board of Directors.

In 2002, we also entered into indemnity agreements with certain of our outside directors that provide for us to indemnify the director in connection with any proceeding in which the director is involved by reason of the fact that the director is or was a director of the company. In order to be indemnified under these agreements, the director must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

As discussed below, we have also entered into employment agreements with certain of our executive officers that provide for us to indemnify the executive to the fullest extent permitted by our Certificate of Incorporation and Bylaws. The agreements also provide that we will provide the executive with coverage under our directors’ and officers’ liability insurance policies to the same extent as provided to our other executives.

Stock Ownership Requirements; Hedging Policy

We believe that broad-based stock ownership by our employees (including our executive officers) enhances our ability to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. Accordingly, the Board has adopted stock ownership requirements applicable to each of our senior executives, including our named executive officers. The policy requires each executive to retain direct ownership of at least 50% of all shares of our company’s stock received upon exercise of stock options and vesting of awards of restricted stock or restricted stock units until the executive owns shares with an aggregate value equal to the following multiples of the executive’s annual base salary:

President and Chief Executive Officer — 4x
Executive Vice President — 2x
Senior Vice President — 1x

In recommending these requirements to the Board for adoption, the Governance Committee considered our historical grant practices, historical retention practices for senior executives, and value of current holdings by our senior executives, and concluded that this policy would meet our desired objectives. As of the date of this proxy statement, all of our senior executives were in compliance with the stock ownership requirements.

We do not permit any of our executive officers or directors to enter into any derivative or hedging transactions on our stock, including short sales, market options, equity swaps and similar instruments.

Impact of Regulatory Requirements on Compensation

The financial reporting and income tax consequences to our company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Under Section 162(m) of the Internal Revenue Code and the related federal treasury regulations, we may not deduct annual compensation in excess of $1 million paid to certain employees — generally our Chief Executive Officer and our four other most highly compensated executive officers — unless that compensation qualifies as “performance-based” compensation. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions, the Committee has considered the limit of deductibility within the requirements of Internal Revenue Code Section 162(m) and its related Treasury regulations. As a result, the Committee has designed much of the total compensation packages for the executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee does have the discretion to design and use compensation elements that may not be deductible within the limitations under Section 162(m), if the Committee considers the tax consequences and determines that those elements are in our best interests. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

Certain payments to our named executive officers under our 2009 annual incentive plan may not qualify as performance-based compensation under Section 162(m) because the awards are calculated and paid in a manner that may not meet the requirements under Section 162(m) and the related Treasury regulations. Given the rapid changes in our business during 2009 and those that we foresee for the remainder of 2010, we believe that we are better served in implementing a plan that provided for adjustments and discretionary elements for our senior executives’ incentive compensation for 2009 and 2010, rather than ensure that we implement all of the requirements and limitations under Section 162(m) into these incentive plans.

For accounting purposes, we apply the guidance in ASC Topic 718 to record compensation expense for our equity-based compensation grants. ASC Topic 718 is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers will generally recognize ordinary taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option. We have not historically issued any tax-qualified incentive stock options under Section 422 of the Internal Revenue Code.

Executives will generally recognize taxable ordinary income with respect to their shares of restricted stock at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). Restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares of stock. We are generally entitled to a corresponding federal income tax deduction at the same time the executive recognizes ordinary income.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of ION. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ION’s annual report on Form 10-K for the year ended December 31, 2009.

Franklin Myers, Chairman
James M. Lapeyre, Jr.
John N. Seitz
Nicholas G. Vlahakis

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by, during the fiscal year ended December 31, 2009, our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers at December 31, 2009:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and			Bonus	Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)	Total ($)

Robert P. Peebler	2009	559,961	—	582,974	—	75,000	3,317	1,221,252
Chief Executive	2008	536,539	—	417,931	349,200	110,000	3,207	1,416,877
Officer and Director	2007	505,769	—	946,197	—	500,000	3,423	1,955,389
James R. Hollis	2009	374,931	—	163,200	—	—	3,554	541,685
President and Chief	2008	308,462	—	60,000	194,000	80,000	6,654	649,116
Operating Officer	2007	279,038	—	231,450	382,500	135,000	6,643	1,034,631
R. Brian Hanson	2009	318,447	—	408,000	—	40,000	2,601	769,048
Executive Vice	2008	306,231	—	45,000	135,800	80,000	7,750	574,781
President and Chief	2007	288,462	—	231,450	459,000	210,000	7,750	1,196,662
Financial Officer
Christopher M. Friedemann	2009	258,118	—	54,400	52,485	25,000	2,404	392,407
Senior Vice President,	2008	248,958	—	30,000	77,600	50,000	4,145	410,703
Corporate Marketing
David L. Roland	2009	265,847	—	163,200	87,475	30,000	2,492	549,014
Senior Vice President, General Counsel and Corporate Secretary

Discussion of Summary Compensation Table

Stock Awards Column.  All of the amounts in the “Stock Awards” column reflect the grant-date fair value of awards of restricted stock during the fiscal year (excluding any impact of assumed forfeiture rates) under our 2000 Restricted Stock Plan, 2004 Long-Term Incentive Plan, and April 2005 Inducement Equity Program. While unvested, a holder of restricted stock is entitled to the same voting and dividend rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period. In addition to the grants and awards in 2009 described in the “2009 Grants of Plan-Based Awards” table below:

•	Pursuant to his employment agreement, Mr. Peebler received:

-	an award of 32,560 shares of restricted stock on March 1, 2007, which is equal to $435,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2006) divided by $13.36, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2006. The shares of restricted stock vested on March 1, 2009.

-	an award of 37,425 shares of restricted stock on March 1, 2007, which is equal to the amount of Mr. Peebler’s annual base salary as of March 1, 2007, divided by $13.36. The shares of restricted stock vested on March 1, 2010.

-	an award of 31,447 shares of restricted stock on March 1, 2008, which is equal to $500,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2007) divided by $15.90, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2007. The shares of restricted stock vested on March 1, 2010. See “Employment Agreements — Robert P. Peebler” below.

•	Mr. Hollis received an award of 15,000 shares of restricted stock in December 2007 and 20,000 shares of restricted stock in December 2008. Mr. Hollis’ employment with ION ended on January 29, 2010. As a result of the termination of his employment, 48,333 shares of restricted stock held by Mr. Hollis were forfeited on January 29, 2010.

•	Mr. Hanson received an award of 15,000 shares of restricted stock in December 2007 and 15,000 shares of restricted stock in December 2008.

•	Mr. Friedemann received an award of 10,000 shares of restricted stock in December 2008.

Option Awards Column.  All of the amounts shown in the “Option Awards” column reflect stock options and cash-settled stock appreciation rights (“SARs”) granted under our 2000 Long-Term Incentive Plan, 2003 Stock Option Plan, 2004 Long-Term Incentive Plan and April 2005 Inducement Equity Program and our Stock Appreciation Rights Plan, respectively. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period and the SARs will vest on December 1, 2011. The values contained in the Summary Compensation Table are based on the grant date fair value of all awards (excluding any impact of assumed forfeiture rates). All of the exercise prices for the options and SARs equal or exceed the fair market value per share of ION common stock on the date of grant. In addition to the grants and awards in 2009 described in the “2009 Grants of Plan-Based Awards” table below:

•	In December 2008, Mr. Peebler was granted an award of options to purchase 180,000 shares of our common stock for an exercise price of $3.00 per share.

•	In December 2007, Mr. Hollis was granted an award of options to purchase 50,000 shares of our common stock for an exercise price of $15.43 per share; and in December, 2008, he was granted options to purchase 100,000 shares at $3.00 per share and 200,000 cash-settled SARs having an exercise price of $3.00 per SAR. Mr. Hollis’ employment with ION ended on January 29. 2010. As a result of the termination of his employment, unvested options to purchase 121,250 shares of our common stock held by Mr. Hollis and 200,000 unvested stock appreciation rights held by Mr. Hollis were each forfeited on January 29, 2010.

•	In December 2007, Mr. Hanson was granted an award of options to purchase 15,000 shares of our common stock for an exercise price of $15.43 per share; and in December 2008, he was granted options to purchase 70,000 shares at $3.00 per share and 140,000 cash-settled SARs having an exercise price of $3.00 per SAR.

•	In December 2008, Mr. Friedemann was granted an award of options to purchase 40,000 shares of our common stock for an exercise price of $3.00 per share.

All payments of non-equity incentive plan compensation reported for 2009 were made in March 2010 with regard to the 2009 fiscal year and were paid pursuant to our 2009 incentive plan.

We do not sponsor for our employees (i) any defined benefit or actuarial pension plans (including supplemental plans), (ii) any non-tax-qualified deferred compensation plans or arrangements or (iii) any nonqualified defined contribution plans.

Our general policy is that our executive officers do not receive any executive “perquisites,” or any other similar personal benefits that are different from what our salaried employees are entitled to receive. ION provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in the “All Other Compensation” column in the Summary Compensation Table pursuant to SEC rules. Except as noted below, the amounts shown in the “All Other Compensation” column consist of employer matching contributions to ION’s 401(k) plan. In 2009, the 401(k) accounts for each of the named executive officers received the following matching contributions from the company: $3,317 for Mr. Peebler; $3,554 for Mr. Hollis; $2,601 for Mr. Hanson; $2,404 for Mr. Friedemann; and $2,492 for Mr. Roland.

2009 GRANTS OF PLAN-BASED AWARDS

						All Other
					All Other	Option Awards:
					Stock Awards:	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Number of	Securities	Base Price	Fair Value of
		Equity Incentive Plan Awards(1)(2)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maxi-	Stock or Units	Options	Awards	Option
Name	Date	($)	($)	mum ($)	(#)(3)	(#)(4)	($/Sh)	Awards ($)(5)

Robert P. Peebler(6)	—	—	431,250	862,500	—	—	—	—
	3/1/09	—	—	—	36,424	—	—	38,974
	12/1/09	—	—	—	100,000	—	—	544,000

James R. Hollis(7)	—	48,125	192,500	385,000	—	—	—	—
	12/1/09	—	—	—	30,000	—	—	163,200

R. Brian Hanson	—	40,875	163,500	327,000	—	—	—	—
	12/1/09	—	—	—	75,000	—	—	408,000

Christopher M. Friedemann	—	32,769	131,075	262,150	—	—	—	—
	12/1/09	—	—	—	10,000	15,000	5.44	106,885

David L. Roland	—	32,769	131,075	262,150	—	—	—	—
	12/1/09	—	—	—	30,000	25,000	5.44	250,675

(1)	Reflects the estimated threshold, target and maximum award amounts for grants under our 2009 incentive plan to our named executive officers. Under the plan, every participating executive other than our Chief Executive Officer had the opportunity to earn a maximum of 100% of his or her base salary depending on performance of the company against the designated performance goal, and performance of the executive against personal performance criteria. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Peebler, as our Chief Executive Officer, participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors. Mr. Peebler’s employment agreement does not specify that he will earn a bonus upon achievement of a threshold consolidated performance goal. Because award determinations under the plan were based in part on outcomes of personal evaluations of employee performance by our Chief Executive Officer and the Compensation Committee, the computation of actual awards generated under the plan upon achievement of threshold and target company performance criteria differed from the above estimates. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above. For actual payout amounts to our named executive officers under our 2009 incentive plan, see “— Summary Compensation Table” above.

(2)	Our company does not offer or sponsor any “equity incentive plans” (as that term is defined in Item 402(a) of Regulation S-K) for employees.

(3)	All stock awards reflect the number of shares of restricted stock granted under our 2004 Long-Term Incentive Plan. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period.

(4)	All amounts reflect awards of stock options granted under our 2004 Long-Term Incentive Plan. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period. All of the exercise prices for the options reflected in the above chart equal or exceed the fair market value per share of ION common stock on the date of grant (on November 30, 2009, the last completed trading day prior to the December 1, 2009 grant date, the closing price per share on the NYSE was $5.44).

(5)	The values contained in the table are based on the grant date fair value of the award computed in accordance with FAS 123R for financial statement reporting purposes, but exclude any impact of assumed forfeiture rates.

(6)	Pursuant to his employment agreement, on March 1, 2009, Mr. Peebler received an award of 36,424 shares of restricted stock, which is equal to $110,000 (the amount of cash incentive plan compensation that Mr. Peebler earned for fiscal 2008) divided by $3.02, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2008. The shares of restricted stock will vest on March 1, 2011. See “ — Employment Agreements — Robert P. Peebler” below.

(7)	Mr. Hollis’ employment with ION ended on January 29, 2010. As a result of the termination of his employment, unvested options to purchase 121,250 shares of our common stock held by Mr. Hollis, 200,000 unvested stock appreciation rights held by Mr. Hollis, and 48,333 shares of restricted stock held by Mr. Hollis were each forfeited on January 29, 2010.

Employment Agreements

We enter into employment agreements with senior officers, including some of the named executive officers, when the Compensation Committee determines that an employment agreement is desirable for us to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at ION with respect to other similarly situated employees. As of December 31, 2009, the only executives with employment agreements were Mr. Peebler, Mr. Hanson, Mr. Hollis and Mr. Roland. Mr. Hollis’ employment agreement terminated (other than the noncompete and nonsolicitation obligations, which by their terms survive the termination of his agreement) when his employment with the company ended on January 29, 2010.

The following discussion describes the material terms of the employment agreements with Messrs. Peebler, Hanson and Roland:

Robert P. Peebler

Our employment agreement with Mr. Peebler, dated March 31, 2003, provides that Mr. Peebler will serve as President and Chief Executive Officer for a five-year term, unless sooner terminated. We amended Mr. Peebler’s employment agreement in September 2006, February 2007, August 2007 and January 2009, to extend the term to December 31, 2011, and to make certain other changes. This description reflects Mr. Peebler’s employment agreement as so amended, except where the context requires otherwise.

Under the agreement, Mr. Peebler is entitled to an annual base salary of at least $500,000, and to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. Mr. Peebler’s annual base salary is currently $575,000.

Mr. Peebler was not guaranteed an annual bonus under his original 2003 employment agreement, but his 2006 amendment provides that Mr. Peebler will be eligible to participate in our annual incentive plan for 2006 and each full year thereafter, with target incentive plan bonus at 75% of his base salary and with maximum incentive plan bonus at 150% of his base salary. His annual bonus will be earned upon achievement of our consolidated operating income performance targets applicable to the senior leadership bonus plan for the relevant year, and Mr. Peebler’s critical success factors as determined in advance by the Compensation Committee.

Under his employment agreement, Mr. Peebler received a grant in 2003 of an option to purchase 1,325,000 shares of our common stock at $6.00 per share, which exercise price exceeded the market price of our shares on the date of grant by 60% (at March 31, 2003, the date of his grant, the closing sales price per share of our common stock on the NYSE was $3.60). Mr. Peebler’s amended employment agreement provides that he is entitled to receive (a) in 2007, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for 2006, vesting on the date that is the second anniversary of the date of the award; (b) in 2007, an award of shares of restricted common stock equivalent in value to his annual base salary, vesting on the date that is the third anniversary of the date of the award; and (c) in years following 2007 through the end of the term of his agreement, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Peebler for the preceding year, vesting on the date that is the second anniversary of the date of the award, and additional stock options as may be determined by the Compensation Committee. The shares of restricted common stock will be subject to restrictions on disposition and, during the period that the shares of restricted common stock are unvested, Mr. Peebler will be entitled to the same voting and dividend rights as all other holders of common stock.

We may at any time terminate our employment agreement with Mr. Peebler for “cause” if Mr. Peebler (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Peebler suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Peebler dies. Mr. Peebler may terminate his employment agreement for “good reason” if we breach any material provision of the agreement, we assign to Mr. Peebler any duties materially inconsistent with his position, we remove him from his current office, materially reduce his duties, functions, responsibilities or authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, or we relocate his workplace by more than 30 miles.

In his agreement, Mr. Peebler agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. We also agreed to indemnify Mr. Peebler to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as our other executives.

For a discussion of the provisions of Mr. Peebler’s employment agreement regarding compensation to Mr. Peebler in the event of our change of control or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — Robert P. Peebler” below.

R. Brian Hanson

Our employment agreement with Mr. Hanson became effective in May 2006. We amended Mr. Hanson’s employment agreement in August 2007 and in December 2008. This description reflects Mr. Hanson’s employment agreement as so amended.

The agreement provides for Mr. Hanson to serve as our Executive Vice President and Chief Financial Officer for an initial term of three years, with automatic two-year renewals thereafter. Any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.

The agreement provides for Mr. Hanson to receive an initial base salary of $275,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with target plan incentive at 50% of his annual base salary and an opportunity to earn up to 100% of his annual base salary. Mr. Hanson’s annual base salary is currently $327,000.

Under the agreement, in May 2006 Mr. Hanson was granted 75,000 shares of restricted common stock and options to purchase 75,000 shares of our common stock. The agreement also provides that Mr. Hanson is entitled to receive (a) in 2010, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for 2009; and (b) in years following 2010 through the end of the term of his agreement, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Hanson with respect to the preceding year. The shares of restricted common stock will be subject to restrictions on disposition and will vest on the date that is the third anniversary date of the date of the award. During the period that the shares of restricted common stock are unvested, Mr. Hanson will be entitled to the same voting and dividend rights as all other holders of common stock. In the agreement, we also agreed to indemnify Mr. Hanson to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.

For a discussion of the provisions of Mr. Hanson’s employment agreement regarding compensation to Mr. Hanson in the event of our change of control or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — R. Brian Hanson” below.

David L. Roland

Our employment agreement with Mr. Roland provides for Mr. Roland to serve as our Vice President, General Counsel and Corporate Secretary for an initial term of two years, with automatic one-year renewals thereafter. He will also be eligible to receive an annual performance bonus under our incentive compensation plan, with his target incentive compensation to be set at 50% of his annual base salary, and an opportunity under the plan to earn incentive compensation in an amount of up to 100% of his annual base salary. In the agreement, we also agreed to indemnify Mr. Roland to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.

For a discussion of the provisions of Mr. Roland’s employment agreement regarding compensation to him in the event of his termination without cause or for good reason, see “— Potential Payments Upon Termination or Change of Control — David L. Roland” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options (including SARs) and shares of restricted stock held by our named executive officers at December 31, 2009:

	Option Awards(1)					Stock Awards(2)
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive Plan
			Incentive					Number of	Awards:
			Plan					Unearned	Market or
			Awards:			Number	Market	Shares,	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Units or	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Other	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(3)	(#)	($)

Robert P. Peebler	1,325,000	—	—	6.00	3/31/2013	205,296	1,215,352	—	—
	45,000	135,000		3.00	12/01/2018
James R. Hollis(4)	50,000	—	—	4.90	8/04/2013	48,333	286,131	—	—
	10,000	—		3.80	11/24/2013
	40,000	—		9.84	9/01/2014
	15,000	—		7.31	8/02/2015
	11,250	3,750		10.17	5/09/2016
	33,750	11,250		9.97	9/01/2016
	18,750	6,250		10.89	12/01/2016
	25,000	25,000		15.43	12/01/2017
	25,000	75,000		3.00	12/01/2018
	—	200,000 (5)		3.00	12/01/2018
R. Brian Hanson	56,250	18,750	—	8.73	5/22/2016	90,000	532,800	—	—
	15,000	5,000		9.97	9/01/2016
	30,000	30,000		15.43	12/01/2017
	—	140,000 (5)		3.00	12/01/2018
Christopher M. Friedemann	85,000	—	—	4.90	08/03/2013	19,999	118,394	—	—
	60,000	—		9.84	09/01/2014
	40,000	—		7.31	08/03/2015
	30,000	10,000		9.97	09/01/2016
	20,000	20,000		15.43	12/01/2017
	30,000	10,000		3.00	12/01/2018
	—	15,000		5.44	12/01/2019
David L. Roland	15,000	—	—	9.84	09/01/2014	39,999	236,794	—	—
	25,000	—		7.31	08/03/2015
	22,500	7,500		9.97	09/01/2016
	15,000	15,000		15.43	12/01/2017
	7,500	22,500		3.00	12/01/2018
	—	25,000		5.44	12/01/2019

(1)	All stock option information in this table relates to nonqualified stock options granted under our various stock plans and employment inducement programs. All of the options in this table, except for the options to purchase 1,325,000 shares held by Mr. Peebler, vest 25% each year over a four-year period. On March 31, 2003, under the terms of his employment agreement, Mr. Peebler received a one-time grant of options to purchase 1,325,000 shares of our common stock at $6.00 per share, which options vested in equal amounts monthly over a 3-year period commencing March 31, 2004. On March 31, 2003, the closing sale price per share of our common stock on the NYSE was $3.60. See “— Employment Agreements — Robert P. Peebler” above.

(2)	The amounts shown represent shares of restricted stock granted under our 2000 Restricted Stock Plan or 2004 Long-Term Incentive Plan. While unvested, the holder is entitled to the same voting rights as all other holders of common stock. Except for certain shares of restricted stock held by Mr. Peebler, in each case the grants of shares of restricted stock vest in one-third increments each year, over a three-year period. On March 1, 2007, Mr. Peebler received (a) an award of 37,425 shares of restricted stock, all of which shares vested on March 1, 2010. On March 1, 2008, Mr. Peebler received an award of 31,447 shares of restricted stock, all of which shares vested on March 1, 2010. On March 1, 2009, Mr. Peebler received an award of 36,424 shares of restricted stock, all of which shares will vest on March 1, 2011. See “Employment Agreements — Robert P. Peebler” above.

(3)	Pursuant to SEC rules, the market value of each executive’s shares of unvested restricted stock was calculated by multiplying the number of shares by $5.92 (the closing price per share of our common stock on the NYSE on December 31, 2009).

(4)	Mr. Hollis’ employment with ION ended on January 29, 2010. As a result of the termination of his employment, on January 29, 2010 Mr. Hollis forfeited all of his SARs, 48,333 shares of restricted stock and unvested options to purchase 121,250 shares of common stock.

(5)	The amounts shown reflect awards of cash-settled SARs granted on December 1, 2008 under our Stock Appreciation Rights Plan. The SARs awarded to Mr. Hollis were forfeited on January 29, 2010. Mr. Hanson’s SARs will vest on December 1, 2011. See “— Summary Compensation Table — Discussion of Summary Compensation Table” above.

2009 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises by the named executive officers during the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)

Robert P. Peebler(2)	—	—	32,560	34,839
R. Brian Hanson(3)	—	—	35,000	127,600
James R. Hollis(4)	—	—	21,666	104,248
Christopher M. Friedemann(5)	—	—	10,000	46,834
David L. Roland(6)	—	—	9,333	45,147

(1)	The values realized upon vesting of stock awards contained in the table are based on the market value of ION common stock on the date of vesting.

(2)	The value realized by Mr. Peebler on the vesting of his restricted stock awards was calculated by multiplying 32,560 shares by $1.07 (the closing price per share of our common stock on the NYSE on February 27, 2009, the last completed trading date before his March 1, 2009 vesting date).

(3)	The value realized by Mr. Hanson on the vesting of his restricted stock awards was calculated by multiplying (a) 25,000 shares by $2.80 (the closing price per share of our common stock on the NYSE on his May 22, 2009 vesting date) and (b) 10,000 shares by $5.76 (the closing price per share of our common stock on the NYSE on his December 1, 2009 vesting date).

(4)	The value realized by Mr. Hollis on the vesting of his restricted stock awards was calculated by multiplying (a) 1,666 shares by $3.12 (the closing price per share of our common stock on the NYSE on May 8, 2009, the last completed trading date before his May 9, 2009 vesting date), (b) 5,000 shares by $2.53 (the closing price per share of our common stock on the NYSE on his September 1, 2009 vesting date) and (c) 15,000 shares by 5.76 (the closing price per share of our common stock on the NYSE on his December 1, 2009 vesting date).

(5)	The value realized by Mr. Friedemann on the vesting of his restricted stock awards was calculated by multiplying 3,333 shares by $2.53 (the closing price per share of our common stock on the NYSE on his September 1, 2009 vesting date) and (b) 6,667 shares by $5.76 (the closing price per share of our common stock on the NYSE on his December 1, 2009 vesting date).

(6)	The value realized by Mr. Roland on the vesting of his restricted stock awards was calculated by multiplying 2,666 shares by $2.53 (the closing price per share of our common stock on the NYSE on his September 1, 2009 vesting date) and (b) 6,667 shares by $5.76 (the closing price per share of our common stock on the NYSE on his December 1, 2009 vesting date).

Potential Payments Upon Termination or Change of Control

Under the terms of our equity-based compensation plans and our employment agreements, our Chief Executive Officer and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of our company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2009, are described in detail below. In the case of each employment agreement, the terms of these arrangements were established through the course of arms-length negotiations with each executive officer, both at the time of hire and at the times of any later amendment. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our industry group. This approach was used by the Committee in setting the amounts payable and the triggering events under the arrangements. The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join our company. At the time of entering into these arrangements, the Committee considered the aggregate potential obligations of our company in the context of the desirability of hiring the individual and the expected compensation upon joining us. However, these contractual severance and post-termination arrangements have not affected the decisions the Committee has made regarding other compensation elements and the rationale for compensation decisions made in connection with these arrangements.

The following summaries set forth estimated potential payments payable to our named executive officers (other than Mr. Hollis, whose employment terminated on January 29, 2010) upon termination of employment or a change of control of our company under their current employment agreements and our stock plans and other compensation programs as if his employment had so terminated for these reasons, or the change of control had so occurred, on December 31, 2009. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2009, benefits paid to the named executive officer in fiscal 2009 and stock and option holdings of the named executive officer as of December 31, 2009. The summaries assume a price per share of ION common stock of $5.92 per share, which was the closing price per share on December 31, 2009, as reported on the NYSE. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include the timing during the year of any such event, the company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology and the age of the executive.

Robert P. Peebler

Termination and Change of Control.  Mr. Peebler is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Peebler resigns for “good reason”; or

•	Mr. Peebler resigns after remaining with us or with our successor for a period of 18 months following a change of control involving our company (as defined in his agreement).

In the above scenarios, Mr. Peebler would be entitled to receive the following (less applicable withholding taxes and subject to compliance with his two-year non-compete, non-solicit and no-hire obligations):

•	a lump sum cash amount equal to 0.99 times his annual base salary;

•	over a two-year period, a cash amount equal to two times his annual base salary; and

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year.

We believe the above 18-month change-of-control benefit maximizes stockholder value because it motivates Mr. Peebler to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his unique and high levels of experience and expertise in the seismic industry, we believe Mr. Peebler’s severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Peebler will not be in a position to compete with us or otherwise adversely affect our business. Mr. Peebler’s severance provisions are more generous than those of the other named executive officers and reflect the greater interest we have in protecting against any future competition from Mr. Peebler after his employment with us, and also the greater opportunity costs that he would bear if we decided to change our chief executive officer.

Upon a “change of control” involving ION (as that term is defined in his employment agreement and the applicable stock plans), all of Mr. Peebler’s stock options and restricted stock will automatically accelerate and become fully vested. Upon any of the above events, we would not be required to provide any medical continuation or death or disability benefits for Mr. Peebler that are not also available to our other employees as required by law or the applicable benefit plan.

Death or Disability.  Upon his death or disability, any options or restricted stock Mr. Peebler holds under our 2004 Long-Term Incentive Plan would automatically accelerate and become fully vested. As of December 31, 2009, Mr. Peebler held 205,296 shares of restricted stock granted under our 2004 Long-Term Incentive Plan.

Termination by Us for Cause or by Mr. Peebler Other Than for Good Reason.  Upon his termination or resignation for any other reason, Mr. Peebler is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Peebler’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement.

In addition, any voluntary termination of employment on or after December 31, 2010, will be treated for all purposes under our 2004 Long-Term Incentive Plan as a termination due to the retirement of Mr. Peebler, thereby causing all of his unvested stock options and restricted stock granted under that plan to automatically accelerate and become fully vested.

If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Peebler an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. Peebler’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2009, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

				Value of
	Cash		Tax	Accelerated Equity
Scenario	Severance ($)(1)	Bonus ($)	Gross-Ups ($)	Awards ($)(2)

Without Cause or For Good Reason	1,719,250	431,250	—	—
Resign 18 months after change of control	1,719,250	431,250	—	—
Change of Control (regardless of termination)	—	—	—	1,609,552
Death or Disability	—	—	—	1,609,552
Voluntary Termination	—	—	—	1,609,552

(1)	$569,250 would be payable immediately and $1,150,000 would be payable over a two-year period. In addition to the listed amounts, if Mr. Peebler resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Peebler is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2009, Mr. Peebler held 205,296 shares of unvested restricted stock and unvested options to purchase 135,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 135,000 shares underlying Mr. Peebler’s unvested options by $5.92 (the closing price per share on December 31, 2009) and then deducting the $3.00 exercise price for those shares. The value of accelerated unvested restricted stock was calculated by multiplying 205,296 shares by $5.92.

R. Brian Hanson

Termination and Change of Control.  Mr. Hanson is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Hanson resigns for “good reason”; or

•	Mr. Hanson resigns after remaining with us or with our successor for a period of 12 months following a change of control involving our company.

In the above scenarios, Mr. Hanson would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):

•	over a two-year period, a cash amount equal to two times his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Hanson as of the date of his termination for a period of one year at the same cost to him as prior to the termination.

We believe the above 12-month change-of-control benefit maximizes stockholder value because it motivates Mr. Hanson to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners.

Upon a “change of control” involving ION (as that term is defined in his employment agreement and the applicable stock plans), all of Mr. Hanson’s stock options, restricted stock and SARs will automatically accelerate and become fully vested. In addition, any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.

Death, Disability or Retirement.  Upon his death, disability or retirement, all options, restricted stock and SARs that Mr. Hanson holds would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Hanson Other Than for Good Reason.  Upon any termination by us for cause or any resignation by Mr. Hanson for any reason other than “good reason” (as defined in his employment agreement), Mr. Hanson is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Hanson’s vested stock options and SARs will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Hanson is terminated for cause, all of his vested and unvested stock options, unvested restricted stock and unvested SARs will be immediately forfeited.

If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Hanson an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. Hanson’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2009, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

					Value of
	Cash	Bonus	Insurance	Tax	Accelerated Equity
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Gross-Ups ($)	Awards ($)(4)

Without Cause or For Good Reason	654,000	163,500	14,499	—	—
Resign 12 months after change of control	654,000	163,500	14,499	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	—	1,057,200
Voluntary Termination	—	—	—	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Hanson resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Hanson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Hanson would be entitled to receive pursuant to our 2009 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hanson, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2009, less the amount of premiums to be paid by Mr. Hanson for such coverage.

(4)	As of December 31, 2009, Mr. Hanson held 75,000 unvested shares of restricted stock, unvested stock options to purchase 106,250 shares of common stock and 140,000 SARs. The value of accelerated unvested options was calculated by multiplying 75,000 shares underlying Mr. Hanson’s unvested options by $5.92 (the closing price per share on December 31, 2009) and then deducting the aggregate exercise price for those shares (equal to $3.00 per share for 70,000 options). Options having an exercise price greater than $5.92 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 75,000 shares by $5.92. The value of accelerated unvested SARs was calculated by multiplying 140,000 shares by $5.92 and then deducting the settlement price of $3.00.

Christopher M. Friedemann

Mr. Friedemann is not entitled to receive any contractual severance if we terminate his employment without cause. Upon a change of control involving our company, all of his unvested stock options and restricted stock will automatically accelerate and become fully vested. Upon his retirement, death or disability, all unvested options and restricted stock he holds will automatically accelerate and become fully vested.

The vested stock options held by Mr. Friedemann will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Friedemann is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2009, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

	Cash	Value of Accelerated
Scenario	Severance ($)(1)	Equity Awards ($)(2)

Without Cause	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	235,194
Voluntary Termination	—	—

(1)	In addition to the listed amounts, if Mr. Friedemann resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Friedemann is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2009, Mr. Friedemann held 19,999 unvested shares of restricted stock and unvested options to purchase 75,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 75,000 shares underlying Mr. Friedemann’s unvested options by $5.92 (the closing price per share on December 31, 2009) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 40,000 options). Options having an exercise price greater than $5.92 were calculated with a zero value. The value of his accelerated unvested restricted stock was calculated by multiplying 19,999 shares by $5.92.

David L. Roland

Termination and Change of Control.  Mr. Roland is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability; or

•	Mr. Roland resigns for “good reason.”

In the above scenarios, Mr. Roland would be entitled to receive the following (less applicable withholding taxes):

•	over a one-year period, a cash amount equal to his annual base salary;

•	all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•	continuation of insurance coverage for Mr. Roland as of the date of his termination for a period of one year at the same cost to him as prior to the termination.

Upon a change of control involving our company, all of Mr. Roland’s unvested stock options and restricted stock will automatically accelerate and become fully vested. Mr. Roland’s employment agreement contains no change-of-control severance payment rights.

Death, Disability or Retirement.  Upon his death, disability or retirement, all options and restricted stock that Mr. Roland holds would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Roland Other Than for Good Reason.  Upon any termination by us for cause or any resignation by Mr. Roland for any reason other than “good reason” (as defined in his employment agreement), Mr. Roland is not entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Mr. Roland’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Roland is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming Mr. Roland’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2009, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

				Tax
	Cash	Bonus	Insurance	Gross-	Value of Accelerated
Scenario	Severance ($)(1)	($)(2)	Continuation ($)(3)	Ups ($)	Equity Awards ($)(4)

Without Cause or For Good Reason	270,000	135,000	14,436	—	—
Change of Control (regardless of termination) or Death, Disability or Retirement	—	—	—	—	302,494
Voluntary Termination	—	—	—	—	—

(1)	Payable over a one-year period. In addition to the listed amounts, if Mr. Roland resigns or his employment is terminated for any reason, he would be entitled to be paid for his unused vacation days. Mr. Roland is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Roland would be entitled to receive pursuant to our 2009 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Roland, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2009, less the amount of premiums to be paid by Mr. Roland for such coverage.

(4)	As of December 31, 2009, Mr. Roland held 39,999 unvested shares of restricted stock and unvested stock options to purchase 70,000 shares of common stock. The value of accelerated unvested options was calculated by multiplying 70,000 shares underlying Mr. Roland’s unvested options by $5.92 (the closing price per share on December 31, 2009) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 22,500 options). Options having an exercise price greater than $5.92 were calculated with a zero value. The value of accelerated unvested restricted stock was calculated by multiplying 39,999 shares by $5.92.

2008 Pension Benefits And Nonqualified Deferred Compensation

None of our named executive officers participates or has account balances in (i) any qualified or non-qualified defined benefit plans or (ii) in any non-qualified defined contribution plans or other deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

General

ION employees who are also directors do not receive any fee or remuneration for services as members of our Board of Directors. We currently have nine non-employee directors who qualify for compensation as directors. In addition to being reimbursed for all reasonable out-of-pocket expenses that the director incurs attending Board meetings and functions, until March 2009 our outside directors received an annual retainer fee of $46,000. In addition, until March 2009 the Chairman of the Audit Committee had been entitled to receive an annual retainer fee of $12,500, the Chairman of the Compensation Committee had been entitled to receive an annual retainer fee of $10,000, the Chairman of the Governance Committee had been entitled to receive an annual retainer fee of $5,000, and each co-Chairman of the Finance Committee had been entitled to receive an annual retainer fee of $5,000. Until March 2009, outside directors also received, in cash, $2,000 for each Board meeting and $2,000 for each committee meeting attended (unless the committee meeting was held in conjunction with a Board meeting, in which case the fee for committee meeting attendance was $1,000) and $1,000 for each Board or committee meeting held via teleconference.

In order to reduce operating costs during the market downturn resulting from the economic recession and decline in oil and gas prices, in March 2009 the Board reduced by 15% the amount of retainer and meeting fees each director receives, so that commencing effective in April 2009, our outside directors received an annual retainer fee of $39,100, the Chairman of the Audit Committee received an annual retainer fee of $10,600, the Chairman of the Compensation Committee received an annual retainer fee of $8,500, the Chairman of the Governance Committee received an annual retainer fee of $4,300, each co-Chairman of the Finance Committee received an annual retainer fee of $4,300, and each outside director received $1,700 for each in-person Board meeting attended and $1,700 for each in-person committee meeting attended (unless the committee meeting is held in conjunction with a Board meeting, in which case the fee for committee meeting attendance was $900) and $900 for each Board or committee meeting held via teleconference. Effective on November 1, 2009, the amount of retainer and meeting fees each director receives increased to its amount in effect prior to the March 2009 reduction.

Each outside director also receives an initial grant of 8,000 vested shares of our common stock on the first quarterly grant date after joining the Board and follow-on grants of 12,000 vested shares of our stock each year.

In 1992, we adopted a Directors Retirement Plan. We discontinued this plan in 1996. Mr. Elliott is the only director entitled to receive any benefits under the Directors Retirement Plan. This plan requires us to make a lump sum payment to Mr. Elliott following his retirement from the Board, in an amount equal to the present value of $15,000 to be received annually for a period of ten years.

The following table summarizes the compensation earned by ION’s non-employee directors in 2009:

				Change in
				Pension
				Value and
			Non-Equity	Nonqualified
	Fees Earned	Stock	Incentive	Deferred
	or Paid in	Awards	Plan	Compensation	All Other
Name(1)	Cash ($)	($)(2)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

James M. Lapeyre, Jr.	71,400	65,280	—	—	—	136,680
Bruce S. Appelbaum, PhD	65,200	65,280	—	—	—	130,480
Theodore H. Elliott, Jr.	64,200	65,280	—	—	—	129,480
G. Thomas Marsh	56,600	86,680	—	—	—	143,280
Franklin Myers	83,700	65,280	—	—	—	148,980
S. James Nelson, Jr.	84,700	65,280	—	—	—	149,980
John N. Seitz	65,200	65,280	—	—	—	130,480
Nicholas G. Vlahakis	56,700	86,680	—	—	—	143,380
Guo Yueliang(3)	—	—	—	—	—	—

(1)	Robert P. Peebler, our Chief Executive Officer, is not included in this table because he is an employee of ION and therefore received no compensation for his services as a director. The compensation received by Mr. Peebler as an employee of ION is shown in the Summary Compensation Table above.

(2)	All of the amounts shown represent the value of common stock granted under our 2004 Long-Term Incentive Plan. On March 1, 2009, Messrs. Marsh and Vlahakis were each granted an award of 20,000 shares of ION common stock pursuant to the Director Compensation terms discussed above. On December 1, 2009, each of our non-employee directors was granted an award of 12,000 shares of ION common stock. The values contained in the table are based on the grant-date fair value of awards of stock during the fiscal year.

(3)	Mr. Guo was appointed to the Board effective on April 1, 2010.

As of December 31, 2009, our non-employee directors held the following unvested and unexercised ION equity awards:

	Unvested Stock	Unexercised Option
Name	Awards(#)	Awards(#)

James M. Lapeyre, Jr.	—	90,000
Bruce S. Appelbaum, PhD	—	80,000
Theodore H. Elliott, Jr.	—	70,000
G. Thomas Marsh	—	—
Franklin Myers	—	55,000
S. James Nelson, Jr.	—	70,000
John N. Seitz	—	80,000
Nicholas G. Vlahakis	—	—
Guo Yueliang	—	—

Equity Compensation Plan Information
(as of December 31, 2009)

The following table provides certain information regarding our equity compensation plans under which equity securities are authorized for issuance:

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued	Exercise Price of	Equity Compensation
	Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders
Amended and Restated 1990 Stock Option Plan	107,691	$5.86	0
Amended and Restated 1996 Non-Employee Director Stock Option Plan	295,000	$7.17	0
2000 Long-Term Incentive Plan	451,275	$6.80	0
2003 Stock Option Plan	1,442,500	$6.41	26,750
2004 Long-Term Incentive Plan	4,763,925	$8.07	384,123
GX Technology Corporation Employee Stock Option Plan	200,172	$2.49	0

Subtotal	7,260,563		410,873
Equity Compensation Plans Not Approved by Security Holders
Non-Employee Directors’ Retainer Plan	—	—	21,769
2000 Restricted Stock Plan	—	—	10,602
April 2005 Inducement Equity Program	55,000	$6.49	0
ARAM Systems Employee Inducement Stock Option Program	266,500	$14.10	0
Concept Systems Employment Inducement Stock Option Program	31,250	$6.42	0
GX Technology Corporation Employment Inducement Stock Option Program	152,875	$7.09	0

Subtotal	505,625		32,371

Total	7,766,188		443,244

Following are brief descriptions of the material terms of each equity compensation plan that was not approved by our stockholders:

Non-Employee Directors’ Retainer Plan.  In 2001, our Board adopted arrangements whereby our non-employee directors can elect to receive their annual retainer for service as a director, and any retainer for serving as a committee chairman, in cash or in common stock. Any common stock issued pursuant to these arrangements is valued at the closing price of our common stock on the last trading day before their issuance. The Board reserved 100,000 of our treasury shares for issuance under these arrangements. The Board elected to forego this election right for 2009 and as a result non-employee directors received their retainers only in cash.

2000 Restricted Stock Plan. During 2000, our Board approved the ION Geophysical Corporation 2000 Restricted Stock Plan. This plan grants the Compensation Committee the authority to make awards of restricted stock of up to 200,000 shares of our common stock in order to attract and retain key employees of

ION and our subsidiaries. Awards may be made from authorized and unissued shares or treasury shares, but the plan provides that shares delivered under the initial grants under the plan must be made only from treasury shares or common stock repurchased by ION. As of December 31, 2009, there were 14,265 shares of restricted stock issued and outstanding under this plan.

Under the terms of this plan, ION enters into individual award agreements with participants designated by the Compensation Committee specifying the number of shares of common stock granted under the award, the price (if any) to be paid by the grantee for the restricted stock, the restriction period during which the award is subject to forfeiture, and any performance objectives specified by the Committee. Participants are not permitted to sell, transfer or pledge their restricted stock during their restriction period.

Upon termination of a participant’s employment with us for any reason other than death, disability or retirement, all non-vested shares of restricted stock will be forfeited. In addition, in the event of a change of control of ION, all shares of restricted stock will become fully vested. The 2000 Restricted Stock Plan expired on March 13, 2010.

ION Geophysical Corporation April 2005 Inducement Equity Program.  As a material inducement to a former employee to join our company, in April 2005 we entered into an Employment Inducement Restricted Stock Agreement and an Employment Inducement Stock Option Agreement with the employee. These agreements provided for the grant to the employee of 20,000 shares of restricted common stock and stock options to purchase 55,000 shares of common stock. The term of these stock options expires on April 4, 2015, and the options became exercisable in four equal installments with respect to 25% of the underlying shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The shares of restricted stock vested in three equal installments with respect to 33.33% of the underlying shares on the first, second and third consecutive anniversary dates of the date of grant.

ION Geophysical Corporation — Concept Systems Employment Inducement Stock Option Program.  In connection with our acquisition of the share capital of Concept Systems Holding Limited in February 2004, we entered into employment inducement stock option agreements with 12 key employees of Concept as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — GX Technology Corporation Employment Inducement Stock Option Program.  In connection with our acquisition of all of the capital stock of GX Technology Corporation in June 2004, we entered into employment inducement stock option agreements with 29 key employees of GXT as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — ARAM Systems Employee Inducement Stock Option Program.  In connection with our acquisition of all of the capital stock of ARAM Systems, Ltd and its affiliates in September 2008, we entered into employment inducement stock option agreements with 48 key employees of ARAM as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options become exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The options may be sooner exercised upon the occurrence of a “change of control” of ION. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

A description of our Stock Appreciation Rights Plan has not been provided in this sub-section because awards of SARs under that plan may be settled only in cash.

ITEM 2 — PROPOSAL TO AMEND THE 2004 LONG-TERM INCENTIVE PLAN

Proposed Amendments

On May 3, 2004, our Board of Directors adopted the 2004 Long-Term Incentive Plan (the “2004 Plan”), and the 2004 Plan was approved by our stockholders at our 2004 Annual Meeting. At our 2007 Annual Meeting, held on May 21, 2007, our stockholders approved an amendment to the 2004 Plan to increase the total number of shares of our common stock available for issuance under the 2004 Plan from 4,300,000 to 6,700,000 shares. At our 2008 Annual Meeting, held on May 27, 2008, our stockholders approved an amendment to the 2004 Plan to increase the total number of shares of our common stock available for issuance under the 2004 Plan from 6,700,000 to 7,700,000 shares. In 2009, we did not propose any increases to the total number of shares of our common stock available for issuance under the 2004 Plan.

On April 1, 2010, our Board of Directors approved, subject to stockholder approval, further amendments to the 2004 Plan to increase by 2,500,000 the total number of shares of our common stock available for issuance under the 2004 Plan. Our Board of Directors believes it is desirable to increase the number of shares available for issuance under the 2004 Plan in order to (i) continue to promote stockholder value by providing appropriate incentives to key employees and certain other individuals who perform services for our company and (ii) continue awarding our non-employee directors with stock options, restricted stock and other forms of equity compensation as a means to retain capable directors and attract and recruit qualified new directors in a manner that promotes ownership of a proprietary interest in our company. As of March 31, 2010, without giving effect to the proposed 2010 amendments, there were 5,545,750 shares issued or committed for issuance under outstanding options or other awards under the 2004 Plan and only 335,188 shares available for future grant and issuance to our employees and non-employee directors.

Description of the 2004 Plan

The material features of the 2004 Plan are described below. The complete text of the 2004 Plan, including the proposed amendments, is included as Appendix A to this proxy statement. The following summary is qualified by reference to such copy of the amended 2004 Plan that is attached as Appendix A.

General.  The 2004 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is not a “qualified plan” within the meaning of section 401 of the Internal Revenue Code. The primary objective of the 2004 Plan is to promote the long-term financial success of our company and to increase stockholder value by: (a) encouraging the commitment of directors and selected key employees and consultants, (b) motivating superior performance of key employees and consultants by means of long-term performance related incentives, (c) encouraging and providing directors and selected key employees and consultants with a program for obtaining ownership interests in our company that link and align their personal interests to those of our stockholders, (d) attracting and retaining directors and selected key employees and consultants by providing competitive incentive compensation opportunities, and (e) enabling directors and selected key employees and consultants to share in the long-term growth and success of our company.

The 2004 Plan is administered by the Compensation Committee. The 2004 Plan provides for the granting of stock options, stock appreciation rights, performance share awards, restricted stock, restricted stock units and other equity-based awards that provide similar benefits. Certain awards under the 2004 Plan may be paid in cash or common stock, as determined by the Committee. The Committee has discretion to select the participants who will receive awards and to determine the type, size and terms of each award. Eligible participants under the plan include our non-employee directors, key employees and independent consultants. The Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the Plan. At the present time, all members of our Board of Directors other than Robert P. Peebler are considered non-employee directors for purposes of the 2004 Plan.

For information concerning stock options granted during 2009 under the 2004 Plan to our named executive officers, see “Executive Compensation — 2009 Grants of Plan-Based Awards.”

Shares Subject to the 2004 Plan.  If our stockholders approve the amendments to the 2004 Plan, the Compensation Committee will be able to grant awards covering at any one time up to 10,200,000 shares of common stock. The number of shares of common stock available under the 2004 Plan and outstanding awards are subject to adjustment to prevent the dilution of rights of plan participants resulting from stock dividends, stock splits, recapitalizations or similar transactions. In addition to the shares reserved under the 2004 Plan, the plan also provides that there will be available for issuance under the 2004 Plan an additional 36,333 shares, which represents the number of shares that were reserved under the expired ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (but not covered by exercised or outstanding options thereunder) and have been assumed under the terms of the 2004 Plan.

Awards under the 2004 Plan.  Under the 2004 Plan, the Compensation Committee may grant awards in the form of Incentive Stock Options (ISOs), as defined in section 422 of the Internal Revenue Code, “nonstatutory” stock options (NSOs), stock appreciation rights (SARs), performance shares, and other stock-based awards. ISOs and NSOs together are referred to as “options” for purposes of this description of the 2004 Plan. The terms of each award are reflected in an incentive agreement between our company and the participant.

Options.  Generally, options must be exercised within 10 years of the grant date, except with respect to ISO grants to a 10% or greater stockholder, which are required to be exercised within five years. The exercise price of each option may not be less than 100% of the fair market value of a share of common stock on the date of grant, or 110% in the case of an ISO grant to a 10% or greater stockholder. To the extent the aggregate fair market value of shares of common stock for which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, those options must be treated as NSOs. The exercise price of each option is payable in cash or, in the Compensation Committee’s discretion, by the delivery of shares of common stock owned by the optionee, or by any combination of these methods. No option issued under the 2004 Plan may be repriced, replaced or regranted through cancellation or by lowering the option price of a previously granted option.

SARs.  Upon the exercise of a SAR, the holder will receive cash, common stock, or a combination thereof, the aggregate value of which equals the amount by which the fair market value per share of the common stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. A SAR may be granted in tandem with or independently of an NSO. SARs are subject to such conditions and are exercisable at such times as determined by the Compensation Committee, but the exercise price per share must be at least the fair market value of a share of common stock on the date of grant.

Performance Shares.  Performance Shares are awards of common stock contingent upon the degree to which performance objectives selected by the Compensation Committee are achieved during a specified period, subject to adjustment by the Committee. The Committee establishes performance objectives that may be based upon company, business segment, participant or other performance objectives as well as the period during which such performance objectives are to be achieved. Examples of performance criteria include, but are not limited to, pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total shareholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time, including the relative improvement therein. The Committee may make such adjustments in the computation of any performance measure, provided that any such modification does not prevent an award from qualifying for the “Performance-Based Exception” under section 162(m) of the Internal Revenue Code, which is described below. Performance shares may be awarded alone or in conjunction with other awards. Payment of performance shares may be made only in shares of common stock.

Restricted Stock/Restricted Stock Units.  Included in this category of awards are non-performance-based grants of shares of restricted stock and restricted stock units that vest over a period of time based on the participant’s continuing employment with ION or its subsidiaries. Unless the Compensation Committee determines otherwise at the date of grant, shares of restricted stock will carry full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions on common stock. Unrestricted shares of common stock will be delivered when the restrictions lapse. The Committee may also grant restricted stock units under the 2004 Plan, which entitle the participant to the issuance of shares of our common stock when the restrictions on the units awarded lapse.

Other Stock-Based Awards.  Other stock-based awards are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of common stock. Other types of stock-based awards include, without limitation, deferred stock, purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares, incentive awards valued by reference to the value of securities of or the performance of a specified subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by our company or any parent or subsidiary. Subject to the terms of the 2004 Plan, the Compensation Committee may determine the terms and conditions of any stock-based awards, and those terms are to be set forth in the incentive agreement with the participant.

Supplemental Payments.  The Compensation Committee, either at the time of grant or at the time of exercise of an NSO or SAR or the time of vesting of performance shares, may provide for a supplemental payment by our company to the participant in an amount specified by the Committee. The supplemental payment amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to the exercise of the NSO or SAR, the vesting of the performance shares and the receipt of a supplemental payment in connection therewith, assuming the participant is taxed at either the maximum effective income tax rate applicable to such awards or at a lower tax rate, as deemed appropriate by the Committee. The Committee shall have the discretion to grant supplemental payments that are payable in common stock or cash, determined by the Committee at the time of the payment.

Termination of Employment and Change in Control.  Except as otherwise provided in the applicable incentive agreement, if a participant’s employment or other service is terminated other than due to his death, disability, retirement or for cause, any non-vested portion of stock options or other applicable awards will terminate and no further vesting will occur. In such event, then exercisable options and awards will remain exercisable until the earlier of the expiration date set forth in the incentive agreement or 180 days after the date of termination of employment, except with respect to ISOs, in which case the period is three months. If termination of employment is due to disability, death or retirement, (a) any restrictions on stock-based awards will be deemed satisfied and all outstanding options will accelerate and become immediately exercisable and (b) a participant’s then exercisable options will remain exercisable until the earlier of the expiration date of such options or one year following termination (except for ISOs, which will remain exercisable for only three months following termination). Upon termination for cause, all vested and non-vested options and unvested restricted stock will expire at the date of termination. Upon a change in control, any restrictions on stock-based awards will be deemed satisfied, all outstanding options and SARs will accelerate and become immediately exercisable and all the performance shares and any other stock-based awards will become fully vested and deemed earned in full.

Performance-Based Exception.  Under section 162(m) of the Internal Revenue Code, we may deduct, for federal income-tax purposes, compensation paid to our chief executive officer and four other most highly compensated executive officers only to the extent that such compensation does not exceed $1,000,000 for any such individual during any year, excluding compensation that qualifies as “performance-based compensation.” The 2004 Plan includes features necessary for certain awards under the plan to qualify as “performance-based compensation.” To qualify, stock options granted under the 2004 Plan to covered individuals must have an exercise price per share that is not less than the fair market value of a share of the common stock on the date of grant. Performance shares may qualify for the exemption only if the Compensation Committee establishes in writing objective performance goals for such awards no later than 90 days after the commencement of the performance period and no payments are made to participants pursuant to the awards until the Committee certifies in writing that the applicable performance goals have been met.

Federal Tax Consequences.  The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

NSOs.  Under present regulations, an optionee who is granted an NSO will not realize taxable income at the time the stock option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and, subject to section 162(m) of the Internal Revenue Code and the requirement of reasonableness ION will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee’s basis in the shares so acquired equal the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize long- or short-term capital gain or loss, depending upon the length of time the shares are held after the option is exercised.

ISOs.  An optionee is not taxed at the time an ISO is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of ION or a subsidiary at all times from the date of grant until three months preceding exercise, or one year in the case of death or disability, and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option. If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and we will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be. Neither the employment rule nor the holding rule will apply to the exercise of an option by the estate of an optionee, provided that the optionee satisfied the employment rule as of the date of such optionee’s death. If the optionee meets the employment rule but fails to observe the holding rule, a disqualifying disposition, the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as long-term or short-term capital gain, depending on the length of time the stock was held after the option was exercised. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, our tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax.

SARs.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then-current market value and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. However, upon the settlement of a SAR, we will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement. The federal income tax treatment for SARs may be effected beginning in 2005 by recently enacted changes to the Internal Revenue Code.

Performance Shares.  A participant is not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, he will be taxed at ordinary income tax rates on the amount of cash received or the current fair market value of stock received, and we will be entitled to a corresponding tax deduction. The participant’s basis in any shares acquired pursuant to the settlement of performance shares will be equal to the amount of ordinary income on which he was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Restricted Stock and Restricted Stock Units.  The current United States federal income tax consequences of the other stock-based awards authorized under the 2004 Plan are generally as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse unless the recipient elects to accelerate recognition as of the date of grant; (ii) restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing instances, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Withholding.  We have the right to reduce the number of shares of common stock deliverable pursuant to the 2004 Plan by an amount that would have a fair market value equal to the amount of all federal, state or local taxes to be withheld, based on the tax rates then in effect or the tax rates that we reasonably believe will be in effect for the applicable tax year, or to deduct the amount of such taxes from any cash payment to be made to the participant, pursuant to the 2004 Plan or otherwise.

New Plan Benefits.  It is not possible to predict the individuals who will receive future awards under the 2004 Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “2009 Grants of Plan-Based Awards” table above. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation” above. On March 31, 2010, the closing price of a share of our common stock on the NYSE composite tape transactions was $4.92.

Termination or Amendment of the 2004 Plan.  The Board may amend, alter or discontinue the 2004 Plan at any time. The Board or the Compensation Committee may amend the terms of any award previously granted; however, no amendment or discontinuance may impair the existing rights of any participant without the participant’s consent. The Board may not amend the 2004 Plan without stockholder approval if the amendment would materially increase the benefits received by participants, materially increase the maximum number of shares that may be issued under the plan or materially modify the plan’s eligibility requirements, or require shareholder approval under tax or regulatory requirements. The 2004 Plan also provides that stock options granted under the plan will not be (i) repriced by lowering the exercise price after grant or (ii) replaced or regranted through cancellation. In addition, we will seek the approval of our stockholders for any amendment if approval is necessary to comply with the Internal Revenue Code, federal or state securities laws or any other applicable rules or regulations. Unless sooner terminated, the 2004 Plan will expire on May 3, 2014, and no awards may be granted under the 2004 Plan after that date.

Stockholder Approval

The proposal to amend the 2004 Plan requires the approval of a majority of the votes cast at our 2010 Annual Meeting, so long as the total votes cast on the proposal exceeds 50% of the total number of shares of common stock outstanding.

The Board of Directors recommends that stockholders vote “FOR” the proposal to amend the 2004 Long-Term Incentive Plan.

ITEM 3 — APPROVAL OF THE ION EMPLOYEE STOCK PURCHASE PLAN

Introduction

Prior to December 31, 2008, the company had an employee stock purchase plan. Due to the global financial crisis that occurred in late 2008 and continued into 2009, the company’s stock price dropped to historic lows for a period of time, which caused the company’s employee stock purchase plan to be depleted of available shares and, as a result, automatically terminate. In February 2010, the Board of Directors adopted the Purchase Plan to replace the employee stock purchase plan that terminated at the end of 2008.

Description of the Purchase Plan

The material features of the Purchase Plan are described below. The complete text of the Purchase Plan is included as Appendix B to this proxy statement. The following summary is qualified by reference to such copy of the Purchase Plan that is attached as Appendix B.

General.  Under the Purchase Plan, eligible employees of our company may purchase shares of ION common stock at a discount from fair market value directly from the company from authorized but previously unissued shares or shares held in the treasury. All regular full-time or part-time employees of ION or its wholly-owned subsidiaries whose customary employment is more than 20 hours per week or five months per calendar year are eligible to participate in the Purchase Plan. The primary objective of the Purchase Plan is to promote the long-term financial success of the company and to increase stockholder value by (a) encouraging and providing employees with a regular investment program for obtaining ownership interests in our company that link and align their personal interests to those of our stockholders and (b) enabling employees to share in the long-term growth and success of our company.

Although stockholder approval of the Purchase Plan is not required by applicable law or regulations, stockholder approval is required in order for the Purchase Plan to qualify under Section 423 of the Internal Revenue Code. Qualification under Section 423 will permit the company’s employees to benefit from the favorable tax treatment described below. If the company’s stockholders do not approve the proposal, the Board of Directors will not commence any offerings under the Purchase Plan. The Board of Directors believes the Purchase Plan provides a potentially significant benefit to employees and is in the interests of the company and its stockholders generally.

Administration and Eligibility.  The Purchase Plan reserves 1,500,000 shares of ION common stock (subject to adjustments for stock-splits and similar capital changes) for issuance under the plan. The Purchase Plan will remain in effect for a period of ten years, unless terminated earlier by the Board of Directors. If not terminated earlier, the Purchase Plan will terminate on February 11, 2020. As of April 1, 2010, approximately 900 employees of the company and its subsidiaries would have been eligible to participate under the Purchase Plan. To date, no shares of common stock have been issued under the Purchase Plan. The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

The Board has appointed the Compensation Committee to administer the Purchase Plan. Rights to purchase ION common stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Purchase Plan and the dates when stock may be purchased. Offerings may last up to 27months, or such longer period as may then be consistent with Section 423; however, we currently expect that each offering will last six months. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment, except termination because of disability or death.

A participant may designate that the company use payroll deductions to purchase stock at a rate that is at least 1% but not more than 10% of such participant’s base annual compensation. On a designated date, payroll deductions accumulated during the offering period are applied automatically to purchase ION common stock. The price of each share of common stock purchased under the Purchase Plan will initially be equal to 85% of its fair market value (based on closing prices on the NYSE) on either the beginning date of the offering period or the end date of the offering period, whichever is lower. The number of shares purchased is determined by dividing the payroll deductions for the offering period by the price paid by the participant. All shares purchased are credited to the participant and registered in the name of the participant in an account maintained for such participant by the custodian of the Purchase Plan.

In accordance with Section 423, no employee may participate in an offering under the Purchase Plan if, immediately after the right to acquire shares of common stock in the offering is granted, the employee would own 5% or more of the voting stock of the company (including stock that may be purchased through subscriptions under the Purchase Plan or any other options), and no employee may buy more than $25,000 worth of ION stock (determined by the fair market value of the common stock at the time the right to purchase the common stock is granted) through the Purchase Plan in any calendar year.

Federal Income Tax Consequences.  If the company’s stockholders approve the Purchase Plan, participants will not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan. If a participant holds shares purchased under the Purchase Plan for at least two years from the offering commencement date, then upon sale of the shares, the participant will be treated as having received taxable compensation income of 15% of the fair market value of the stock at the commencement of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price). No deduction will be allowed to the company for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and the company will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

Assuming stockholder approval of the Purchase Plan, if a participant dies during the two-year holding period while owning shares purchased under the plan, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and the company would not be allowed a deduction for Federal income tax purposes.

If the stockholders do not approve the Purchase Plan, no offerings will commence under the plan.

New Plan Benefits.  If the Purchase Plan is approved by the company’s stockholders, eligible employees may purchase shares of ION common stock at their discretion, subject to the limitations under Section 423 of the Internal Revenue Code described above. Consequently, it is not possible for us to determine the amounts or benefits that our employees will receive under the Purchase Plan at this time.

Stockholder Approval

The proposal to approve the Purchase Plan requires the approval of a majority of the votes cast on this proposal at our 2010 Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” the proposal to approve the Purchase Plan.

ITEM 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010. Services provided by Ernst & Young LLP to our company in 2009 included the examination of our consolidated financial statements, review of our quarterly financial statements, statutory audits of our foreign subsidiaries, internal control audit services, review of our Securities Act registration statements filed during 2009 and consultations on various tax and accounting matters.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2010.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings under the Securities Act of 1933 or the Exchange Act, except to the extent ION specifically incorporates this Report by reference therein.

ION’s management is responsible for ION’s internal controls, financial reporting process, compliance with laws, regulations and ethical business standards and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for performing an independent audit of ION’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Board of Directors of ION appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year the Audit Committee reviews its Charter and reports to the Board on its adequacy in light of applicable rules of the NYSE. In addition, each year ION furnishes a written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Charter of the Audit Committee.

The Charter of the Audit Committee specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of ION; (2) compliance by ION with legal and regulatory requirements; (3) the independence, qualifications and performance of ION’s independent registered public accountants; and (4) the performance of ION’s internal auditors and internal audit function. In carrying out these responsibilities during 2009, and early in 2010 in preparation for the filing with the SEC of ION’s Annual Report on Form 10-K for the year ended December 31, 2009, the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements with management and ION’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the examinations of ION’s independent registered public accounting firm;

•	met with ION management periodically to consider the adequacy of ION’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with the independent registered public accounting firm and with appropriate ION financial personnel and internal auditors;

•	discussed with ION’s senior management, independent registered public accounting firm and internal auditors the process used for ION’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	reviewed and discussed with ION’s independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of ION’s accounting policies, (2) the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communication with the Audit Committee concerning independence, and the independence of the independent registered public accounting firm, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees;”

•	based on these reviews and discussions, as well as private discussions with ION’s independent registered public accounting firm and internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of ION and its subsidiaries in the 2009 Form 10-K;

•	also recommended the selection of Ernst & Young LLP as ION’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	determined that the non-audit services provided to ION by its independent registered public accounting firm (discussed below under “Principal Auditor Fees and Services”) are compatible with maintaining the independence of the independent auditors.

The Audit Committee is the principal liaison between the Board of Directors and ION’s independent registered public accounting firm. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm and are in no way designed to supersede or alter the traditional responsibilities of ION’s management and its independent registered public accountants. It is not the duty of the Audit Committee to plan or conduct audits or to determine that ION’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for ION’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of ION’s internal control over financial reporting. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that ION’s internal control over financial reporting was effective as of December 31, 2009, and on the representations of the independent registered public accounting firm in their report on ION’s financial statements.

The Audit Committee met eight times during 2009. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with ION’s independent registered public accountants and with ION’s internal auditors, in each case without the presence of ION’s management. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by ION regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by ION’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s consideration and discussions with management and the independent registered public accounting firm do not assure that ION’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of ION’s financial statements has been carried out in accordance with generally accepted auditing standards.

S. James Nelson, Jr., Chairman
Bruce S. Appelbaum, PhD
Theodore H. Elliott, Jr.

PRINCIPAL AUDITOR FEES AND SERVICES

In connection with the audit of the 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for our company. The engagement agreement is subject to alternative dispute resolution procedures. The following two tables show the fees billed to us or accrued by us for the audit and other services provided by Ernst & Young LLP, for 2009 and 2008:

	2009	2008

Audit Fees(a)	$2,829,558	$3,160,072
Audit-Related Fees	—	—
Tax Fees(b)	12,430	—
All Other Fees(c)	296,321	430,854

Total	$3,138,309	$3,590,926

(a)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	Tax fees are primarily for local country tax advisory services, including advice on the tax effect of structuring and operational matters.

(c)	All other fees primarily relate to due diligence work during 2009 regarding our joint venture with BGP, which was completed in March 2010, and our acquisition of ARAM in 2008. Also included are licensing fees related to accounting research software.

Our Audit Committee Charter provides that all audit services and non-audit services must be approved by the Committee or a member of the Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit, audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, so long as (i) the estimate of such fees does not exceed $50,000, (ii) the Chairman reports any decisions to pre-approve those services and fees to the full Audit Committee at a future meeting and (iii) the term of any specific pre-approval given by the Chairman does not exceed 12 months from the date of pre-approval.

All non-audit services were reviewed with the Audit Committee or the Chairman, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Other Matters

A representative of Ernst & Young LLP will be present at the annual meeting, will be afforded an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

This proxy statement has been approved by the Board of Directors and is being mailed and delivered to stockholders by its authority.

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary

Houston, Texas
April 21, 2010

The 2009 Annual Report to Stockholders includes our financial statements for the fiscal year ended December 31, 2009. We have mailed the 2009 Annual Report to Stockholders with this Proxy Statement to all of our stockholders of record. The 2009 Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

APPENDIX A

FIFTH AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL PROVISIONS RELATING
TO PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1 Purpose

The purpose of the Plan is to foster and promote the long-term financial success of ION Geophysical Corporation (the “Company”) and its Subsidiaries and to increase stockholder value by: (a) encouraging the commitment of Directors and selected key Employees and Consultants, (b) motivating superior performance of Directors and key Employees and Consultants by means of long-term performance related incentives, (c) encouraging and providing Directors and selected key Employees and Consultants with a program for obtaining ownership interests in the Company that link and align their personal interests to those of the Company’s stockholders, (d) attracting and retaining Directors and selected key Employees and Consultants by providing competitive incentive compensation opportunities, and (e) enabling Directors and selected key Employees and Consultants to share in the long-term growth and success of the Company. For administrative purposes, and subject to Section 8.13, this Plan incorporates the ION Geophysical Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan (the “Director Plan”).

The Plan provides for payment of various forms of incentive compensation. Except as provided in Section 8.14, it is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, the Plan will be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

This fifth amendment and restatement of the Plan will become effective as of May 26, 2010 (with the Plan having an original effective date of May 3, 2004 (the “Effective Date”)). The Plan will commence on the Effective Date, and will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 8.6, until all Shares subject to the Plan have been purchased or acquired according to its provisions. However, in no event may any Incentive Award be granted under the Plan after ten (10) years from the Effective Date.

1.2 Definitions

The following terms shall have the meanings set forth below:

(a) Appreciation.  The difference between the Fair Market Value of a share of Common Stock on the date of exercise of a Tandem SAR and the option exercise price per share of the Nonstatutory Stock Option to which the Tandem SAR relates.

(b) Authorized Officer.  The Chairman of the Board, the CEO or any other senior officer of the Company to whom either of them delegate the authority to execute any Incentive Agreement for and on behalf of the Company. No officer or director shall be an Authorized Officer with respect to any Incentive Agreement for himself.

(c) Board.  The Board of Directors of the Company.

(d) Cause.  Except as otherwise provided by the Committee or as otherwise provided in a Grantee’s employment agreement, when used in connection with the termination of a Grantee’s Employment or service, shall mean the termination of the Grantee’s Employment or Grantee’s services as a Director or Consultant by the Company or any Subsidiary by reason of (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (ii) the proven commission by the Grantee of a material act of fraud upon the Company or any Subsidiary, or any customer or supplier thereof; (iii) the willful and proven misappropriation of any funds or property of the Company or any Subsidiary, or any customer or supplier thereof; (iv) the willful, continued and unreasonable failure by the Grantee to perform the material duties assigned to him which is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Grantee by the Board or by a designated officer of the Company or a Subsidiary; (v) the knowing engagement by the Grantee in any direct and material conflict of interest with the Company or any Subsidiary without compliance with the Company’s or Subsidiary’s conflict of interest policy, if any, then in effect; or (vi) the knowing engagement by the Grantee, without the written approval of the Board, in any material activity which competes with the business of the Company or any Subsidiary or which would result in a material injury to the business, reputation or goodwill of the Company or any Subsidiary; or (vii) the material breach by a Consultant of such Grantee’s contract with the Company.

(e) CEO.  The Chief Executive Officer of the Company.

(f) Change in Control.  Any of the events described in and subject to Section 7.7.

(g) Code.  The Internal Revenue Code of 1986, as amended, and the regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.

(h) Committee.  A committee appointed by the Board consisting of at least two directors, who fulfill the “outside directors” requirements of Section 162(m) of the Code, to administer the Plan. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. The Board, in its sole discretion, may bifurcate the powers and duties of the Committee among one or more separate committees, or retain all powers and duties of the Committee in a single Committee. The members of the Committee shall serve at the discretion of the Board.

(i) Common Stock.  The common stock of the Company, $.01 per value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified, re-capitalized, or exchanged.

(j) Company.  ION Geophysical Corporation, a corporation organized under the laws of the State of Delaware, and any successor-in-interest thereto.

(k) Consultant.  An independent agent, consultant, attorney, an individual who has agreed to become an Employee within the next six months, or any other individual who is not a Director or employee of the Company (or any Parent or Subsidiary) and who, in the opinion of the Committee, is in a position to contribute to the growth or financial success of the Company (or any Parent or Subsidiary), (ii), is a natural person and (iii) provides bona fide services to the Company (or any Parent or Subsidiary), which services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(l) Covered Employee.  A named executive officer who is one of the group of covered employees, as defined in Section 162(m) of the Code and Treasury Regulation § 1.162-27(c) (or its successor), during any such period that the Company is a Publicly Held Corporation.

(m) Deferred Stock.  Shares of Common Stock to be issued or transferred to a Grantee under an Other Stock-Based Award granted pursuant to Section 5 at the end of a specified deferral period, as set forth in the Incentive Agreement pertaining thereto.

(n) Director.  Any individual who is a member of the Board.

(o) Director Plan.  The Amended and Restated 1996 Non-Employee Director Stock Option Plan.

(p) Disability.  As determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Employee that would entitle him to disability income payments under the Company’s long term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee shall submit to any reasonable examination by such physician upon request.

(q) Employee.  Any employee of the Company (or any Parent or Subsidiary) within the meaning of Section 3401(c) of the Code who, in the opinion of the Committee, is in a position to contribute to the growth, development or financial success of the Company (or any Parent or Subsidiary), including, without limitation, officers who are members of the Board.

(r) Employment.  Employment by the Company (or any Parent or Subsidiary), or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of temporary illness, authorized vacation or granted for reasons of professional advancement, education, health, government service or military leave, or during any period required to be treated as a leave of absence by virtue of any applicable statute, Company personnel policy or agreement. Whether an authorized leave of absence shall constitute termination of Employment hereunder shall be determined by the Committee in its discretion. Unless otherwise provided in the Incentive Agreement, the term “Employment” for purposes of the Plan is also defined to include compensatory or advisory services performed by a Consultant for the Company (or any Parent or Subsidiary).

(s) Exchange Act.  The Securities Exchange Act of 1934, as amended.

(t) Fair Market Value.  While the Company is a Publicly Held Corporation, the Fair Market Value of one share of Common Stock on the date in question is deemed to be the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the New York Stock Exchange or other principal securities exchange on which Shares are then listed or admitted to trading, or as quoted on any national interdealer quotation system, if such shares are not so listed.

(u) Grantee.  Any Employee, Director or Consultant who is granted an Incentive Award under the Plan.

(v) Immediate Family.  With respect to a Grantee, the Grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

(w) Incentive Award.  A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option, Stock Appreciation Right, Performance Share, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award, as well as any Supplemental Payment.

(x) Incentive Agreement.  The written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 7.1 (a).

(y) Incentive Stock Option or ISO.  A Stock Option granted by the Committee to an Employee under Section 2 that is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(z) Independent SAR.  A Stock Appreciation Right described in Section 2.5.

(aa) Insider.  While the Company is a Publicly Held Corporation, an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

(bb) Non-Employee Director.  A Director who is not an Employee.

(cc) Non-Employee Director Award.  Any Nonstatutory Stock Option, SAR, Performance Shares, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted, whether singly, in combination, or in tandem, to a Grantee who is a Non-Employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

(dd) Nonstatutory Stock Option.  A Stock Option granted by the Committee to a Grantee under Section 2 that is not designated by the Committee as an Incentive Stock Option or to which Section 421 of the Code does not apply.

(ee) Option Price.  The exercise price at which a Share may be purchased by the Grantee of a Stock Option.

(ff) Other Stock-Based Award.  An award granted by the Committee to a Grantee under Section 2 that is not a Nonstatutory Stock Option, SAR, Performance Share, Restricted Stock or Restricted Stock Unit and is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(gg) Parent.  Any corporation (whether now or hereafter existing) that constitutes a “Parent” of the Company, as defined in Section 424(e) of the Code.

(hh) Performance-Based Exception.  The performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Section 162(m) of the Code and Treasury Regulation § 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.

(ii) Performance Period.  A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee’s right to and the payment value of any Performance Share or Other Stock-Based Award.

(jj) Performance Share.  An Incentive Award representing a contingent right to receive Shares of Common Stock at the end of a Performance Period.

(kk) Period of Restriction.  A period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 4.

(ll) Plan.  2004 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

(mm) Publicly Held Corporation.  A corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.

(nn) Restricted Stock.  An Award granted to a Grantee pursuant to Section 4.

(oo) Restricted Stock Unit.  An Award granted to a Grantee pursuant to Section 4, except no Shares are actually awarded to the Grantee on the date of grant.

(pp) Retirement.  The voluntary termination of Employment from the Company or any Parent or Subsidiary constituting retirement for age on any date after the Employee attains the normal retirement age of 65 years, or such other age as may be designated by the Committee in the Employee’s Incentive Agreement.

(qq) intentionally deleted.

(rr) Share.  A share of Common Stock of the Company.

(ss) Share Pool.  The number of Shares authorized for issuance under Section 1.4 as adjusted for awards and payouts under Section 1.5 and as adjusted for changes in corporate capitalization under Section 7.5.

(tt) Spread.  The difference between the exercise price per Share specified in any SAR grant and the Fair Market Value of a Share on the date of exercise of the SAR.

(uu) Stock Appreciation Right or SAR.  A Tandem SAR described in Section 2.4 or an Independent SAR described in Section 2.5.

(vv) Stock Option or Option.  Pursuant to Section 2 or Section 6, (i) an Incentive Stock Option granted to an Employee, or (ii) a Nonstatutory Stock Option granted to an Employee, Director or Consultant, whereunder such option the Grantee has the right to purchase Shares of Common Stock. In accordance with Section 422 of the Code, only an Employee of the Company, Parent or Subsidiary may be granted an Incentive Stock Option.

(ww) Subsidiary.  Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.

(xx) Supplemental Payment.  Any amount, as described in Sections 2.6, 3.2 and/or 4.3, that is dedicated to payment of income taxes which are payable by the Grantee resulting from an Incentive Award.

(yy) Tandem SAR.  A Stock Appreciation Right that is granted in connection with a related Stock Option pursuant to Section 2.4, the exercise of which shall require forfeiture of the right to purchase a Share under the related Stock Option (and when a Share is purchased under the Stock Option, the Tandem SAR with respect thereto, shall similarly be canceled).

1.3 Plan Administration

(a) Authority of the Committee.  Except as may be limited by law and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any Shares subject to Incentive Awards will be subject to any restrictions on transfer; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Notwithstanding the preceding, without the prior approval of the Company’s shareholders, any Stock Option previously granted under the Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted option, except as provided in Section 7.5.

(b) Meetings.  The Committee shall designate a chairman from among its members who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings.

(c) Decisions Binding.  All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, Employees, Directors, Grantees, and their estates and beneficiaries. The Committee’s decisions and determinations with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards and Grantees, whether or not such Incentive Awards are similar or such Grantees are similarly situated.

(d) Modification of Outstanding Incentive Awards.  Subject to the stockholder approval requirements of Section 8.6 if applicable, the Committee may, in its discretion, provide for the extension of the exercisability of an Incentive Award, accelerate the vesting or exercisability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee; provided, however, no Stock Option issued under the Plan will be repriced, replaced or regranted through cancellation, or by lowering the Option Price of a previously granted Stock Option. and the period during which a Stock Option may be exercised shall not be extended such that the compensation payable under the Stock Option would be subject to the excise tax applicable under Section 409A of the Code. With respect to an Incentive Award that is an incentive stock option (as described in Section 422 of the Code), no adjustment to such option shall be made to the extent constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing.

(e) Delegation of Authority.  The Committee may delegate to designated officers or other employees of the Company any of its duties and authority under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time; provided, however, the Committee may not delegate to any person the authority to (i) grant Incentive Awards, or (ii) take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception under Section 162(m) of the Code.

(f) Expenses of Committee.  The Committee may employ legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, and other agents, as the Committee may deem appropriate for the administration of the Plan. The Committee may rely upon any opinion or computation received from any such counsel or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting expenses and professional fees, shall be paid by the Company.

(g) Indemnification.  Each person who is or was a member of the Committee, or of the Board, shall be indemnified by the Company against and from any damage, loss, liability, cost and expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(h) Awards in Foreign Countries.  The Board shall have the authority to adopt modifications, procedures, sub-plans, and other similar plan documents as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its subsidiaries may operate to assure the viability of the benefits of Incentive Awards made to individuals employed or providing services in such countries and to meet the objectives of the Plan.

1.4 Shares of Common Stock Available for Incentive Awards

Subject to this Section 1.4 and subject to adjustment under Section 7.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised or settled in Common Stock) 10,200,000 Shares of Common Stock.

The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder; provided, however, the aggregate number of Shares which may be issued upon exercise of ISOs shall in no event exceed 10,200,000 Shares (subject to adjustment pursuant to Section 7.5).

Any Shares of Common Stock reserved for issuance under the Director Plan in excess of the number of Shares as to which Incentive Awards have been awarded thereunder shall no longer be available for grant under the Director Plan after the Effective Date but shall instead be available for grant under the terms and conditions of this Plan. Any Shares as to which Awards granted or issued under the Director Plan that may lapse, expire, terminate, or be cancelled, are settled in cash in lieu of common stock, are tendered (either by actual delivery or attestation) to pay the Option Price, or satisfy any tax withholding requirements shall be deemed available for issuance or reissuance under the preceding paragraph of this Section of the Plan.

Subject to adjustment under Section 7.5 and the limit set forth above, the following additional limits are imposed under the Plan:

(a) The maximum number of Shares that may be covered by Incentive Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 10,200,000 Shares during any one calendar-year period. To the extent required by Section 162(m) of the Code, Shares subject to the foregoing limit with respect to which the related Incentive Award described in Section 2 is forfeited, expires, or is canceled shall not again be available for grant under this limit.

(b) For Performance Shares that are intended to qualify for the Performance-Based Exception, no more than 10,200,000 Shares may be delivered to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Performance Shares are earned ends in the same year in which it begins or in a later calendar year; provided that Performance Shares described in this paragraph (b) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If the Performance Shares are denominated in Shares but are settled in an equivalent amount of cash, the foregoing limit shall be applied as though the Incentive Award was settled in Shares; and (ii) If delivery of Shares or cash is deferred until after Performance Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(c) For Supplemental Payments that are intended to qualify for the Performance-Based Exception, no more than $2,000,000 may be paid to any one Grantee for Performance Periods beginning in any one calendar year, regardless of whether the applicable Performance Period during which the Supplemental Payment is earned ends in the same year in which it begins or in a later calendar year; provided that Supplemental Payments described in this paragraph (c) that are intended to qualify for the Performance-Based Exception shall be subject to the following: (i) If a Supplemental Payment is denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied as though the Supplemental Payment was settled in cash; and (ii) if delivery of Shares or cash is deferred until after the Supplemental Payment has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Supplemental Payment is earned shall be disregarded.

1.5 Share Pool Adjustments for Awards and Payouts

The following Incentive Awards and payouts shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:

(a) Stock Option;

(b) SAR (except a Tandem SAR);

(c) A payout of a Performance Share in Shares;

(d) Restricted Stock or a payout of Restricted Stock Units in Shares; and

(e) A payout of an Other Stock-Based Award in Shares.

The following transactions shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool:

(A) A payout of an SAR or Other Stock-Based Award in the form of cash;

(B) A cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Stock Option, or the termination of a related Stock Option upon exercise of the corresponding Tandem SAR) of any Shares subject to an Incentive Award; and

(C) Payment of an Option Price with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise (i.e., the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price plus any Shares withheld to pay withholding taxes).

1.6 Common Stock Available

The Common Stock available for issuance or transfer under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) are authorized but unissued, or (c) to be purchased or acquired by the Company. No fractional Shares shall be issued under the Plan; any payment for fractional Shares shall be made in cash.

1.7 Participation

(a) Eligibility.  The Committee shall from time to time designate those key Employees, Directors or Consultants, if any, to be granted Incentive Awards under the Plan, the type and number of Incentive Awards granted, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent consistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

(b) Incentive Stock Option Eligibility.  No Consultant or Non-Employee Director shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least one hundred and ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee’s percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.

1.8 Types of Incentive Awards

The types of Incentive Awards under the Plan are Stock Options, Stock Appreciation Rights and Supplemental Payments as described in Section 2, Performance Shares and Supplemental Payments as described in Section 3, Restricted Stock, Restricted Stock Units and Supplemental Payments as described in Section 4, and Other Stock-Based Awards and Supplemental Payments as described in Section 5, and any combination of the foregoing.

SECTION 2

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Grant of Stock Options

The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees, Directors or Consultants and (b) Incentive Stock Options to Employees only, in accordance with the terms and conditions of the Plan, and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.

2.2 Stock Option Terms

(a) Written Agreement.  Each grant of a Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth, subject to Section 422 of the Code, the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee’s Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee’s Incentive Agreement, and need not be uniform among all Stock Options issued pursuant to the Plan. In addition, Incentive Agreement shall state whether the Stock Option is intended to meet the requirements of Section 422 of the Code.

(b) Number of Shares.  Each Stock Option shall specify the number of Shares of Common Stock to which it pertains.

(c) Exercise Price.  The exercise price per Share of Common Stock under each Stock Option shall be determined by the Committee; provided, however, that in the case of a Stock Option, such exercise price shall not be less than 100% of the Fair Market Value per Share on the date the Stock Option is granted (110% in the case of an Incentive Stock Option for 10% or greater shareholders pursuant to Section 1.7(b)). Each Stock Option shall specify the method of exercise, which shall be consistent with the requirements of Section 2.3(a).

(d) Term.  In the Incentive Agreement, the Committee shall fix the term of each Stock Option, which shall be not more than ten (10) years from the date of grant (five years for ISO grants to 10% or greater shareholders pursuant to Section 1.7(b)). In the event no term is fixed, such term shall be ten (10) years from the date of grant.

(e) Exercise.  The Committee shall determine the time or times at which a Stock Option may be exercised in whole or in part. Each Stock Option may specify the required period of continuous Employment and/or the performance objectives to be achieved before the Stock Option or portion thereof will become exercisable. Each Stock Option, the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. All such terms and conditions shall be set forth in the Incentive Agreement.

(f) $100,000 Annual Limit on Incentive Stock Options.  Notwithstanding any contrary provision in the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other stock option plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Stock Option shall be treated as a Nonstatutory Stock Option to the extent in excess of the $100,000 limit, and not an Incentive Stock Option, but all other terms and provisions of such Stock Option shall remain unchanged. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code. In the absence of such regulations or other authority, or if such regulations or other authority require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, then such Incentive Stock Options, only to the extent of such excess, shall automatically be deemed to be Nonstatutory Stock Options but all other terms and conditions of such Incentive Stock Options, and the corresponding Incentive Agreement, shall remain unchanged.

2.3 Stock Option Exercises

(a) Method of Exercise and Payment.  Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of a date set by the Company in advance of the effective date of the proposed exercise. The notice shall set forth the number of Shares with respect to which the Option is to be exercised.

The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or (iii) by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iv) by any combination of (i), (ii), and (iii) above. Any payment in Shares shall be effected by surrender of such Shares to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Stock Option is exercised. The Company shall not withhold shares, and the Grantee shall not surrender, or attest to the ownership of, Shares in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

While the Company is a Publicly Held Corporation, the Committee may also allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of Shares (including, without limitation, effecting a “cashless exercise” with a broker or dealer), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, Share certificates for the number of Shares purchased under the Stock Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.

Subject to Section 7.2 during the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee (or his legal guardian or personal representative in the event of his Disability) or by a broker or dealer acting on his behalf pursuant to a cashless exercise under the foregoing provisions of this Section 2.3(a).

(b) Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable, including, without limitation, restrictions under (i) any stockholders’ agreement, buy/sell agreement, right of first refusal, non-competition, and any other agreement between the Company and any of its securities holders or employees, (ii) any applicable federal securities laws, (iii) the requirements of any stock exchange or market upon which such Shares are then listed and/or quoted, or (iv) any blue sky or state securities law applicable to such Shares. Any certificate issued to evidence Shares issued upon the exercise of an Incentive Award may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

Any Grantee or other person exercising an Incentive Award may be required by the Committee to give a written representation that the Incentive Award and the Shares subject to the Incentive Award will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Incentive Award from any such representations either prior to or subsequent to the exercise of the Incentive Award.

(c) Notification of Disqualifying Disposition of Shares from Incentive Stock Options.  Notwithstanding any other provision of the Plan, a Grantee who disposes of Shares of Common Stock acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the Shares were acquired or (ii) within one (1) year after the transfer of such Shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such Shares.

(d) Proceeds of Option Exercise.  The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.

(e) Information Required in Connection with Exercise of Incentive Stock Option.  The Company shall provide the Grantee with a written statement required by Section 6039 of the Code no later than January 31 of the year following the calendar year during which the Grantee exercises an Option that is intended to be an Incentive Stock Option.

2.4 Stock Appreciation Rights in Tandem with Nonstatutory Stock Options

(a) Grant.  The Committee may, at the time of grant of a Nonstatutory Stock Option, or at any time thereafter during the term of the Nonstatutory Stock Option, grant Stock Appreciation Rights with respect to all or any portion of the Shares of Common Stock covered by such Nonstatutory Stock Option. A Stock Appreciation Right in tandem with a Nonstatutory Stock Option is referred to herein as a “Tandem SAR.”

(b) General Provisions.  The terms and conditions of each Tandem SAR shall be evidenced by an Incentive Agreement. The Option Price per Share of a Tandem SAR shall be fixed in the Incentive Agreement and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of the Nonstatutory Stock Option to which it relates.

(c) Exercise.  A Tandem SAR may be exercised at any time the Nonstatutory Stock Option to which it relates is then exercisable, but only to the extent such Nonstatutory Stock Option is exercisable, and shall otherwise be subject to the conditions applicable to such Nonstatutory Stock Option. When a Tandem SAR is exercised, the Nonstatutory Stock Option to which it relates shall terminate to the extent of the number of Shares with respect to which the Tandem SAR is exercised. Similarly, when a Nonstatutory Stock Option is exercised, the Tandem SARs relating to the Shares covered by such Nonstatutory Stock Option exercise shall terminate.

(d) Settlement.  Upon exercise of a Tandem SAR, the holder shall receive, for each Share specified in the Tandem SAR grant, an amount equal to the Appreciation. The Appreciation shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Appreciation shall be paid within 30 calendar days of the exercise of the Tandem SAR. If the Appreciation is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined dividing (1) by (2), where (1) is the number of Shares as to which the Tandem SAR is exercised multiplied by the Appreciation in such shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Appreciation is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.

2.5 Stock Appreciation Rights Independent of Nonstatutory Stock Options

(a) Grant.  The Committee may grant Stock Appreciation Rights independent of Nonstatutory Stock Options (“Independent SARs”).

(b) General Provisions.  The terms and conditions of each Independent SAR shall be evidenced by an Incentive Agreement. The exercise price per share of Common Stock shall be not less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant of the Independent SAR. The term of an Independent SAR shall be determined by the Committee.

(c) Exercise.  Independent SARs shall be exercisable at such time and subject to such terms and conditions as the Committee shall specify in the Incentive Agreement for the Independent SAR grant.

(d) Settlement.  Upon exercise of an Independent SAR, the holder shall receive, for each Share specified in the Independent SAR grant, an amount equal to the Spread. The Spread shall be payable in cash, Common Stock, or a combination of both, as specified in the Incentive Agreement. The Spread shall be paid within 30 calendar days of the exercise of the Independent SAR. If the Spread is to be paid in Common Stock or cash only, the resulting shares or cash shall be determined by dividing (1) by (2), where (1) is the number of Shares as to which the Independent SAR is exercised multiplied by the Spread in such Shares and (2) is the Fair Market Value of a Share on the exercise date. If a portion of the Spread is to be paid in Shares, the Share amount shall be determined by calculating the amount of cash payable pursuant to the preceding sentence then by dividing (1) as defined herein, minus the amount of cash payable, by (2) as defined herein.

2.6 Supplemental Payment on Exercise of Nonstatutory Stock Options or Stock Appreciation Rights

The Committee, either at the time of grant or as of the time of exercise of any Nonstatutory Stock Option or Stock Appreciation Right, may provide in the Incentive Agreement for a Supplemental Payment by the Company to the Grantee with respect to the exercise of any Nonstatutory Stock Option or Stock Appreciation Right. The Supplemental Payment shall be in the amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the exercise of the Nonstatutory Stock Option and/or Stock Appreciation Right and the receipt of the Supplemental Payment, assuming the holder is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as deemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.

SECTION 3

PERFORMANCE SHARES

3.1 Performance Based Awards

(a) Grant.  The Committee is authorized to grant Performance Shares to selected Grantees who are Employees or Consultants. Each grant of Performance Shares shall be evidenced by an Incentive Agreement in such amounts and upon such terms as shall be determined by the Committee. The Committee may make grants of Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Shares and their contingent values which may vary depending on the degree to which performance criteria established by the Committee are met.

(b) Performance Criteria.

(i) The grant of Performance Shares shall be subject to such conditions, restrictions and contingencies, as determined by the Committee.

(ii) The Committee may designate a grant of Performance Shares to any Grantee as intended to qualify for the Performance-Based Exception. To the extent required by Code section 162(m), any grant of Performance Shares so designated shall be conditioned on the achievement of one or more performance goals, subject to the following:

(A) The performance goals shall be based upon criteria in one or more of the following categories: performance of the Company as a whole, performance of a segment of the Company’s business, and individual performance. Performance criteria for the Company shall relate to the achievement of predetermined financial objectives for the Company and its Subsidiaries on a consolidated basis. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial and operating objectives of the segment for which the Grantee is accountable.

(B) Performance criteria shall include pre-tax or after-tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total shareholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; levels of operating expense and maintenance expense; or measures of customer satisfaction and customer service, as determined from time to time including the relative improvement therein.

(C) Individual performance criteria shall relate to a Grantee’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Grantees.

(c) Modification.  If the Committee determines, in its discretion exercised in good faith, that the established performance measures or objectives are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives to the extent it considers to be necessary. However, if any Performance Shares are designated as intended to qualify for the Performance-Based Exception, no such modification shall be made to the extent the modification would otherwise cause the Performance Shares to not qualify for the Performance-Based Exception.

(d) Payment.  The basis for payment of Performance Shares for a given Performance Period shall be the achievement of those performance objectives determined by the Committee at the beginning of the Performance Period as specified in the Grantee’s Incentive Agreement. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the number of Performance Shares may be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment shall be determined by multiplying the number of Performance Shares granted at the beginning of the Performance Period times the final Performance Share value. Payments shall be made in cash or Common Stock in the discretion of the Committee as specified in the Incentive Agreement.

(e) Special Rule for Covered Employees.  No later than the ninetieth (90th) day following the beginning of a Performance Period (or twenty-five percent (25%) of the Performance Period) the Committee shall establish performance goals as described in Section 3.1(b) applicable to Performance Shares awarded to Covered Employees in such a manner as shall permit payments with respect thereto to qualify for the Performance-Based Exception, if applicable. If a Performance Share granted to a Covered Employee is intended to comply with the Performance-Based Exception, the Committee in establishing performance goals shall comply with Treasury Regulation § 1.162-27(e)(2) (or its successor). As soon as practicable following the Company’s determination of the Company’s financial results for any Performance Period, the Committee shall certify in writing: (i) whether the Company achieved its minimum performance for the objectives for the Performance Period, (ii) the extent to which the Company achieved its performance objectives for the Performance Period, (iii) any other terms that are material to the grant of Performance Shares, and (iv) the calculation of the payments, if any, to be paid to each Grantee for the Performance Period.

3.2 Supplemental Payment on Vesting of Performance Shares

The Committee, either at the time of grant or at the time of vesting of Performance Shares, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Performance Shares and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable in Common Stock.

SECTION 4

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

4.1 Grant of Restricted Stock or Restricted Stock Units

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Grantees in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Grantee on the date of grant.

4.2 Restricted Stock Award or Restricted Stock Unit Award Terms

(a) Written Agreement.  The terms and conditions of each grant of Restricted Stock Award and/or Restricted Stock Unit Award shall be evidenced by an Incentive Agreement that shall specify the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

(b) Transferability.  Except as provided in this Plan or an Incentive Agreement, Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Incentive Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Incentive Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Grantee under the Plan shall be available during his lifetime only to such Grantee, except as otherwise provided in an Incentive Agreement or at any time by the Committee.

(c) Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Grantees pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse.

Except as otherwise provided in this Section 4, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Grantee after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations) at the close of the Period of Restriction (but no later than 2 1/2 months following the end of the year that contains the close of the Period of Restriction), or as soon as practicable thereafter. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

(d) Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 7.1(c), each certificate representing Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

the sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the fifth amended and restated 2004 long-term incentive plan, and in the associated incentive agreement. a copy of the plan and such incentive agreement may be obtained from Ion Geophysical Corporation.

(e) Voting Rights.  Unless otherwise determined by the Committee or as otherwise set forth in a Grantee’s Incentive Agreement, to the extent permitted or required by law, as determined by the Committee, Grantees holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those shares during the Period of Restriction. A Grantee shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(f) Termination of Employment.  Each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Grantee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Incentive Agreement entered into with each Grantee, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

(g) Section 83(b) Election.  The Committee may provide in an Incentive Agreement that the Award of Restricted Stock is conditioned upon the Grantee making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Grantee makes an election pursuant to Section 83(b) of the

Code concerning a Restricted Stock Award, the Grantee shall be required to file promptly a copy of such election with the Company.

4.3 Supplemental Payment on Vesting of Restricted Stock and Restricted Stock Units

The Committee, either at the time of grant or at the time of vesting of Restricted Stock or Restricted Stock Units, may provide for a Supplemental Payment by the Company to the Grantee in an amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the vesting of such Restricted Stock or Restricted Stock Units and receipt of the Supplemental Payment, assuming the Grantee is taxed at either the maximum effective income tax rate applicable thereto or at a lower tax rate as seemed appropriate by the Committee. The Committee shall also have the discretion to grant Supplemental Payments that are payable in Common Stock.

SECTION 5

OTHER STOCK-BASED AWARDS

5.1 Grant of Other Stock-Based Awards

Other Stock-Based Awards may be awarded by the Committee to selected Grantees that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, Shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan and the goals of the Company. Other types of Stock-Based Awards include, without limitation, Deferred Stock, purchase rights, Shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. As is the case with other Incentive Awards, Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Incentive Awards.

5.2 Other Stock-Based Award Terms

(a) Written Agreement.  The terms and conditions of each grant of an Other Stock-Based Award shall be evidenced by an Incentive Agreement.

(b) Purchase Price.  Except to the extent that an Other Stock-Based Award is granted in substitution for an outstanding Incentive Award or is delivered upon exercise of a Stock Option, the amount of consideration required to be received by the Company shall be either (i) no consideration other than services actually rendered (in the case of authorized and unissued shares) or to be rendered, or (ii) in the case of an Other Stock-Based Award in the nature of a purchase right, consideration (other than services rendered or to be rendered) at least equal to 50% of the Fair Market Value of the Shares covered by such grant on the date of grant (or such percentage higher than 50% that is required by any applicable tax or securities law).

(c) Performance Criteria and Other Terms.  In its discretion, the Committee may specify such criteria, periods or goals for vesting in Other Stock-Based Awards and payment thereof to the Grantee as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. All terms and conditions of Other Stock-Based Awards shall be determined by the Committee and set forth in the Incentive Agreement. The Committee may also provide for a Supplemental Payment similar to such payment as described in Section 4.3.

(d) Payment.  Other Stock-Based Awards may be paid in Shares of Common Stock or other consideration related to such Shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Incentive Agreement.

(e) Dividends.  The Grantee of an Other Stock-Based Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of Shares covered by the Other Stock-Based Award, as determined by the Committee and set forth in the Incentive Agreement. The

Committee may also provide in the Incentive Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Shares of Common Stock.

SECTION 6

PROVISIONS RELATING TO NON-EMPLOYEE DIRECTOR AWARDS

6.1 Generally

All Awards to Non-Employee Directors shall be determined by the Board or Committee.

6.2 Vesting Period

Unless the Committee shall otherwise prescribe or as otherwise specified in an applicable Incentive Agreement, each Incentive Award granted to a Non-Employee Director shall vest as follows:

(a) each Incentive Award granted to a Non-Employee Director under the Plan during his initial year of service as a Non-Employee Director, if any, shall vest in 33.33% consecutive annual installments on the first, second and third anniversary dates of the date of grant of each such Incentive Award;

(b) each Incentive Award granted to a Non-Employee Director under the Plan during his second full year of service as a Non-Employee Director, if any, shall vest in 50% consecutive annual installments on the first and second anniversary dates of the Date of Grant of each such Incentive Award;

(c) each Incentive Award granted to a Non-Employee Director under the Plan during his third full year of service as a Non-Employee Director, if any, shall fully vest on the first anniversary date of the date of grant of each such Incentive Award; and

(d) each Incentive Award granted to a Non-Employee Director following the completion of his third full year of service as a Non-Employee Director, if any, shall be fully vested on the date of grant.

SECTION 7

PROVISIONS RELATING TO PLAN PARTICIPATION

7.1 Plan Conditions

(a) Incentive Agreement.  Each Grantee to whom an Incentive Award is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee’s particular Incentive Award. Such terms need not be uniform among all Grantees or any similarly-situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the particular Grantee’s Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any employee, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award as determined by the Committee (including if terminated for Cause), (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, and (vii) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, a stockholders’ agreement or other agreement restricting the transferability of Shares by Grantee. An Incentive Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee. The Incentive Agreement shall be signed by the Grantee to whom the Incentive Award is made and by an Authorized Officer.

(b) No Right to Employment.  Nothing in the Plan or any instrument executed pursuant to the Plan shall create any Employment rights or right to serve on the Board (including without limitation, rights to continued

Employment or to continue to provide services as a Director or Consultant) by any Grantee or affect the right of the Company to terminate the Employment or services of any Grantee at any time without regard to the existence of the Plan.

(c) Securities Requirements.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities, and the requirements of any securities exchange or national quotation system on which Shares are traded or quoted. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares of Common Stock pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.

If the Shares issuable on exercise of an Incentive Award are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such Shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

The shares of stock represented by this certificate have not been registered under the securities act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the corporation of an opinion of counsel satisfactory to the corporation, in form and substance satisfactory to the corporation, that registration is not required for such sale or transfer.

7.2 Transferability

Incentive Awards granted under the Plan shall not be transferable or assignable, pledged, or otherwise encumbered other than by will or the laws of descent and distribution. However, only with respect to Incentive Awards that are not Incentive Stock Options, the Committee may, in its discretion, authorize all or a portion of the Nonstatutory Stock Options to be granted on terms which permit transfer by the Grantee to (i) the members of the Grantee’s Immediate Family, (ii) a trust or trusts for the exclusive benefit of Immediate Family members, (iii) a partnership in which Immediate Family members are the only partners, (iv) any other entity owned solely by Immediate Family members, or (v) pursuant to a domestic relations order that would qualify under Code Section 414(p); provided that (A) the Incentive Agreement pursuant to which such Nonstatutory Stock Options are granted must expressly provide for transferability in a manner consistent with this Section 7.2, (B) the actual transfer must be approved in advance by the Committee, and (C) subsequent transfers of transferred Nonstatutory Stock Options shall be prohibited except in accordance with the first sentence of this section. Following any permitted transfer, the Nonstatutory Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Grantee” (subject to the immediately succeeding paragraph) shall be deemed to refer to the transferee. The events of termination of employment, as set out in Section 7.6 and in the Incentive Agreement, shall continue to be applied with respect to the original Grantee, and the Incentive Award shall be exercisable by the transferee only to the extent, and for the periods, specified in the Incentive Agreement.

Except as may otherwise be permitted under the Code, in the event of a permitted transfer of a Nonstatutory Stock Option hereunder, the original Grantee shall remain subject to withholding taxes upon exercise. In addition, the Company and the Committee shall have no obligation to provide any notices to any Grantee or transferee thereof, including, for example, notice of the expiration of an Incentive Award following the original Grantee’s termination of employment.

The designation by a Grantee of a beneficiary of an Incentive Award shall not constitute a transfer of the Incentive Award. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with a copy of the deceased Grantee’s enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 7.2 shall be void and ineffective. The Committee in its discretion shall make all determinations under this Section 7.2.

7.3 Rights as a Stockholder

(a) No Stockholder Rights.  Except as otherwise set forth in Section 4, a Grantee of an Incentive Award (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares of Common Stock until the issuance of a stock certificate for such Shares.

(b) Representation of Ownership.  In the case of the exercise of an Incentive Award by a person or estate acquiring the right to exercise such Incentive Award by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Incentive Award or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.

7.4 Listing and Registration of Shares of Common Stock

The exercise of any Incentive Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange or quotation system on which Shares of Common Stock are traded or quoted. The Committee may, in its discretion, elect to suspend the right to exercise any Incentive Award during any Company-imposed employee “blackout” stock trading period that is necessary or desirable to comply with requirements of such laws, regulations or requirements. The Committee may also, in its discretion, elect to extend the period for exercise of any Incentive Award to reflect any such “blackout” period. The Committee may, in its discretion, defer the effectiveness of any exercise of an Incentive Award in order to allow the issuance of Shares of Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Grantee in writing of its decision to defer the effectiveness of the exercise of an Incentive Award.

7.5 Change in Stock and Adjustments

(a) Changes in Law.  Subject to Section 7.7 (which only applies in the event of a Change of Control), in the event of any change in applicable law which warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should determine, in its absolute discretion, that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the price per Share for outstanding Incentive Awards. Any adjustment under this paragraph of an outstanding Incentive Stock Option shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing. The Committee shall give notice to each applicable Grantee of such adjustment, which shall be effective and binding.

(b) Exercise of Corporate Powers.  The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, re-capitalizations, reorganizations or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

(c) Recapitalization of the Company.  Subject to Section 7.7 (which only applies in the event of a Change in Control), in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), re-capitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Incentive Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Incentive Awards, (iii) the number of shares and type of Common Stock (or other securities or property) subject to the annual per-individual limitation under Section 1.4(a) of the Plan, (iv) the Option Price of each outstanding Incentive Award, and (v) the number of or Option Price of Shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate Option Price; provided however, that the number of Shares of Common Stock (or other securities or property) subject to any Incentive Award shall always be a whole number. In lieu of the foregoing, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Incentive Award. Notwithstanding the foregoing, no such adjustment or cash payment shall be made or authorized to the extent that such adjustment or cash payment would cause the Plan or any Stock Option to violate Section 422 of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Grantee of its computation of such adjustment or cash payment, which shall be conclusive and shall be binding upon each such Grantee.

(d) Issue of Common Stock by the Company.  Except as herein above expressly provided in this Section 7.5 and subject to Section 7.7 in the event of a Change in Control, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of, or Fair Market Value of, any Incentive Awards then outstanding under previously granted Incentive Awards.

(e) Assumption of Incentive Awards by a Successor.  Unless otherwise determined by the Committee in its discretion pursuant to the next paragraph, but subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event (defined below), each Grantee shall be entitled to receive, in lieu of the number of Shares subject to Incentive Awards, such shares of capital stock (or other securities or property) as may be issuable or payable with respect to or in exchange for the number of Shares which Grantee would have received had he exercised the Incentive Award immediately prior to such Corporate Event, together with any adjustments (including, without limitation, adjustments to the Option Price and the number of Shares issuable on exercise of outstanding Stock Options). A “Corporate Event” means any of the following: (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or combination involving the Company (other than a merger, consolidation or combination (A) in which the Company is the continuing or surviving corporation and (B) which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof). The Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Incentive Awards.

Subject to the accelerated vesting and other provisions of Section 7.7 that apply in the event of a Change in Control, in the event of a Corporate Event, the Committee in its discretion shall have the right and power to:

(i) cancel, effective immediately prior to the occurrence of the Corporate Event, each outstanding Incentive Award (whether or not then exercisable) and, in full consideration of such cancellation, pay to the Grantee an amount in cash equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holders of Common Stock as a result of such Corporate Event over (B) the exercise price of such Incentive Award, if any; or

(ii) provide for the exchange or substitution of each Incentive Award outstanding immediately prior to such Corporate Event (whether or not then exercisable) for another award with respect to the Common Stock or other property for which such Incentive Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the exercise price of the Incentive Award, if any, or in the number of Shares or amount of property (including cash) subject to the Incentive Award; or

(iii) provide for the assumption of the Plan and such outstanding Incentive Awards by the surviving entity or its parent.

The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Subsection (e).

(f) intentionally deleted.

7.6 Termination of Employment, Death, Disability and Retirement

(a) Termination of Relationship.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, if the Grantee’s Employment or services as a Director or Consultant is terminated for any reason other than due to his death, Disability, Retirement, or for Cause, any non-vested portion of any Stock Option or other applicable Incentive Award at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his rights only with respect to the portion of the Incentive Award that was vested as of his termination of Employment or service date. In such event, except as otherwise expressly provided in his Incentive Agreement, the Grantee shall be entitled to exercise his vested Stock Options for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement or (ii) one hundred eighty (180) days after the date of his termination, except with respect to Incentive Stock Options, in which case such period shall be three (3) months.

(b) Termination for Cause.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, in the event of the termination of a Grantee’s Employment, or service as a Consultant or Director, for Cause, all vested and non-vested Stock Options and other Incentive Awards (other than vested Restricted Stock or vested Restricted Stock Units) granted to such Grantee shall immediately expire, and shall not be exercisable to any extent, as of 12:01 a.m., Houston, Texas time, on the date of such termination of Employment or service for cause.

(c) Retirement.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment due to the Retirement of any Employee who is a Grantee:

(i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Retirement in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;

(ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Units shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock

Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and

(iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.

(d) Disability or Death.  Unless otherwise expressly provided in the Grantee’s Incentive Agreement, upon the termination of Employment or service as a Director due to the Disability or death of any Employee or Non-Employee Director who is a Grantee:

(i) all of his Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable until the earlier of (A) the expiration date set forth in the Incentive Agreement for such Incentive Award; or (B) the expiration of (1) twelve months after the date of his termination of Employment due to his Disability or death in the case of any Incentive Award other than an Incentive Stock Option or (2) three months after his termination date in the case of an Incentive Stock Option;

(ii) any Period of Restriction with respect to any of his Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and each such Incentive Award shall thereupon become free of all restrictions and fully vested; and

(iii) all of the restrictions and conditions of any of his Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and each such Incentive Award shall thereupon become free of all restrictions and fully vested.

In the case of any vested Incentive Stock Option held by an Employee following termination of Employment, notwithstanding the definition of ‘Disability’ in Section 1.2, whether the Employee has incurred a ‘Disability’ for purposes of determining the length of the Option exercise period following termination of Employment under this Subsection (d) shall be determined by reference to Section 22(e)(3) of the Code to the extent required by Section 422(c)(6) of the Code. The Committee shall determine whether a Disability for purposes of this Subsection (d) has occurred.

(e) Continuation.  Subject to the conditions and limitations of the Plan and applicable law and regulation in the event that a Grantee ceases to be an Employee or Consultant, as applicable, for whatever reason, the Committee and Grantee may mutually agree with respect to any outstanding Option or other Incentive Award then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Incentive Award, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Incentive Award, or (iii) to any other change in the terms and conditions of the Incentive Award. In the event of any such change to an outstanding Incentive Award, a written amendment to the Grantee’s Incentive Agreement shall be required.

7.7 Change in Control

In the event of a Change in Control (as defined below), the following actions shall automatically occur as of the day immediately preceding the Change in Control date unless expressly provided otherwise in the Grantee’s Incentive Agreement:

(a) all of the Stock Options and Stock Appreciation Rights then outstanding shall become 100% vested and immediately and fully exercisable;

(b) any Period of Restriction with respect to any Restricted Stock or Restricted Stock Unit shall be deemed to have expired and all restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and thus each such Incentive Award shall become free of all restrictions and fully vested;

(c) all of the restrictions and conditions of any Other Stock-Based Awards then outstanding shall be deemed satisfied, and the Period of Restriction with respect thereto shall be deemed to have expired, and thus each such Incentive Award shall become free of all restrictions and fully vested; and

(d) all of the Performance Shares, Restricted Stock, Restricted Stock Units and any Other Stock-Based Awards shall become fully vested, deemed earned in full, and promptly paid within thirty (30) days to the affected Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions have not been completed or satisfied.

Notwithstanding any other provision of this Plan, unless otherwise expressly provided in the Grantee’s Incentive Agreement, the provisions of this Section 7.7 may not be terminated, amended, or modified to adversely affect any Incentive Award theretofore granted under the Plan without the prior written consent of the Grantee with respect to his outstanding Incentive Awards, subject, however, to the last paragraph of this Section 7.7.

For all purposes of this Plan, a “Change in Control” of the Company means the occurrence of any one or more of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in clauses (i) and (ii) of Section 7.7(c) (below) are satisfied;

(b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meeting of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Approval by the stockholders of the Company of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

(d) The sale or other disposition of all or substantially all of the assets of the Company.

7.8 Exchange of Incentive Awards

The Committee may, in its discretion, permit any Grantee to surrender outstanding Incentive Awards in order to exercise or realize his rights under other Incentive Awards or in exchange for the grant of new Incentive Awards, or require holders of Incentive Awards to surrender outstanding Incentive Awards (or comparable rights under other plans or arrangements) as a condition precedent to the grant of new Incentive Awards.

SECTION 8

GENERAL

8.1 Effective Date and Grant Period

The amendment and restatement of this Plan is adopted by the Board effective as of February 14, 2008. No Incentive Award that is an Incentive Stock Option shall be granted under the Plan after ten (10) years from the Effective Date. Unless sooner terminated by action of the Board, this Plan will terminate at 5:00 p.m. Houston, Texas time, on May 3, 2014. Incentive Awards under this Plan may not be granted after that date, but any Incentive Award duly granted before that date will continue to be effective in accordance with its terms and conditions.

8.2 Funding and Liability of Company

No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Company shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Although bookkeeping accounts may be established with respect to Grantees who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto. The Plan shall not be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

8.3 Withholding Taxes

(a) Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.

(b) Share Withholding.  With respect to tax withholding required upon the exercise of Stock Options or SARs, or upon any other taxable event arising as a result of any Incentive Awards, Grantees may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

8.4 No Guarantee of Tax Consequences

Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

8.5 Designation of Beneficiary by Grantee

Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

8.6 Amendment and Termination

The Board shall have the power and authority to terminate or amend the Plan at any time. No termination, amendment, or modification of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a Grantee under the Plan, without the written consent of such Grantee or other designated holder of such Incentive Award.

In addition, to the extent that the Committee determines that (a) the listing or qualification requirements of any national securities exchange or quotation system on which the Company’s Common Stock is then listed or quoted, if applicable, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing or quotation system requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without approval of the Company’s stockholders.

8.7 Governmental Entities and Securities Exchanges

The granting of Incentive Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any applicable federal or state securities law, if applicable. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

8.8 Successors to Company

All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.9 Miscellaneous Provisions

(a) No Employee or Consultant, or other person shall have any claim or right to be granted an Incentive Award under the Plan. Neither the Plan, nor any action taken hereunder, shall be construed as giving any Employee, Director or Consultant, any right to be retained in the Employment or other service of the Company or any Parent or Subsidiary.

(b) By accepting any Incentive Award, each Grantee and each person claiming by or through him shall be deemed to have indicated his acceptance of the Plan.

8.10 Severability

In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

8.11 Gender, Tense and Headings

Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

8.12 Governing Law

The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States or applicable provisions of the Delaware General Corporation Law.

8.13 Successor to Director Plan

This Plan shall serve as the successor to the Director Plan. All outstanding Awards under the Director Plan shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant or issuance. Notwithstanding any provision in this Plan to the contrary, no provision of this Plan is intended to modify, extend or renew any option granted under the Director Plan. Any provision in this Plan that is contrary to a provision in the Director Plan that would create a modification, extension or renewal of such option is hereby incorporated into this Plan. All terms, conditions and limitations, if any, that are set forth in any previously granted option agreement shall remain in full force and effect under the terms of the Plan pursuant to which it was issued.

8.14 Deferred Compensation

This Plan and any Incentive Agreement issued under the Plan is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board otherwise determines in writing, the Incentive Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan or any Incentive Agreement that would cause an Incentive Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan or the Incentive Agreement, as applicable) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event the Plan allows for a deferral of compensation, the Plan is intended to qualify for certain exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

APPENDIX B

ION GEOPHYSICAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE

1.01 Purpose.  The purpose of the ION Geophysical Corporation Employee Stock Purchase Plan (the “Plan”) is to encourage employees of ION Geophysical Corporation (“ION”) to remain in its employ and participate in its growth by providing a method whereby employees of ION and its eligible Subsidiary Corporations (collectively, with ION, the “Company”) will have an opportunity to acquire a proprietary interest in the Company’s long-term performance and success through the purchase of shares of the Common Stock at a price that may be less than the fair market value of the stock on the date of purchase from funds accumulated through payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II

DEFINITIONS

2.01 “Board” means the Board of Directors of ION.

2.02 “Common Stock” means the Common Stock, $0.01 par value, of ION.

2.03 “Committee” means the committee appointed by the Board pursuant to Article X to administer the Plan. If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

2.04 ‘‘Eligible Pay” means regular base wages or salary and overtime before deduction for any contributions to any plan maintained by the Company and described in Section 401(k) or Section 125 of the Code, but excluding payments for bonuses, commissions and other incentive and special payments.

2.05 “Employee” means any person who is employed, within the meaning of Code section 3401, by the Company. The Committee shall determine when an Employee’s period of employment terminates and when such period of employment is deemed to be continued during an approved leave of absence.

2.06 “Offering” means any offering as described in Section 4.02 hereof permitting Participants to purchase Common Stock under the Plan.

2.07 “Offering Commencement Date” means the date on which an Offering will commence, as described in Section 4.02.

2.08 “Offering Period” means the period between the Offering Commencement Date and the Purchase Date, as described in Section 4.02.

2.09 “Participant” means an Employee who elects to purchase Common Stock under the Plan by authorizing payroll deductions under Section 5.02.

2.10 “Plan” means the ION Geophysical Corporation Employee Stock Purchase Plan, as set forth herein and as it may be amended from time to time.

2.11 “Purchase Date” means for any Offering Period, the last day of such period.

2.12 “Subsidiary Corporation” means (i) any “subsidiary corporation” of ION as that term is defined in section 424(f) of the Code, (ii) any other entity that is taxed as a corporation under Code Section 7701(a)(3) and is a member of the “affiliated group” as defined in Code Section 1504(a) of which ION is the common parent, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees participating in the Plan; provided, however, that any such Subsidiary Corporation must be designated as a participating employer in the Plan by the Board.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Initial Eligibility.  Except as provided in Section 3.02, any Employee shall be eligible to participate in Offerings under the Plan.

3.02 Restrictions on Participation.  Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan:

(a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this subparagraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee) and any option granted to an Employee which results in his stock ownership (as determined under section 423(b)(3) of the Code) equaling or exceeding such 5% limitation shall be entirely void as if it had never been granted; or

(b) which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. For purposes of this subparagraph (b), (i) an option accrues when the option first becomes exercisable during any calendar year; (ii) an option accrues at a rate provided in the applicable Offering, but in no case may such rate for any Employee exceed $25,000 of the fair market value of stock determined at the time the option is granted for any one calendar year; (iii) an option that has accrued under any one Offering may not be carried over by a Participant to any other Offering; and (iv) only rights to purchase stock that have been granted under an employee stock purchase plan that complies with section 423 of the Code shall be taken into account.

3.03 Commencement of Participation.  An eligible Employee may become a Participant by completing an authorization for a payroll deduction in accordance with Section 5.02 in the manner provided by the Company and filing it with the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering.

ARTICLE IV

OFFERINGS

4.01 Shares Offered  The total number of shares of Common Stock available under the Plan shall be One Million Five Hundred Thousand (1,500,000) shares. If any Offering shall expire without the rights under such Offering having been exercised in full, such unpurchased shares covered thereby shall be added to the shares otherwise available for future Offerings.

4.02 Offerings.  The Company shall make periodic Offerings to eligible employees to purchase Common Stock under the Plan, the duration of which shall be for a period of six (6) months; provided, however, that the initial Offering Commencement Date may be for a period of less than six (6) months, as determined by the Committee. Offering Periods commencing after the initial Offering Period will commence on February 1 or August 1. With respect to each Offering, the maximum number of shares of Common Stock that may be purchased under the Offering shall be 100,000 shares. The number of shares of Common Stock that may be purchased annually shall be limited to 200,000 shares. Each Participant shall be limited to 500 shares per Offering Period and 1,000 shares annually. .In addition to other limitations provided for under this Plan or any Offering, no Participant shall be entitled to purchase an amount of Common Stock in any calendar year that exceeds $10,000 in fair market value (determined at each Offering Commencement Date) taking into account all employee stock purchase plans of the Company. For purposes of this $10,000 limit, Common Stock purchased during any other Offering Period within the same calendar year shall be taken into account

As used in the Plan, “Offering Commencement Date” means the February 1 or August 1, or such other date determined by the Company, as the case may be, on which the particular Offering begins. “Purchase Date” means the January 31 or July 31, as the case may be, on which the particular Offering terminates, and “Offering Period” means the period from the Offering Commencement Date to the Purchase Date.

ARTICLE V

PAYROLL DEDUCTIONS

5.01 Offering Rights.  With respect to each Offering, each Employee shall be offered the opportunity to elect to have deducted from each paycheck issued during the Offering Period an amount as determined by the Participant which shall be withheld by the Company for the purchase on behalf of such electing Employee of the number of whole shares of Common Stock that can be purchased with the amount deducted for such purpose, but in no event may the number of whole shares which may be purchased by any Participant exceed the number of whole shares available during the Offering Period for the Offering Period described in Section 6.03 hereof. Fractional shares may not be purchased; any funds that are insufficient to purchase whole shares shall remain in each affected Participant’s Plan account until the following Offering Period, at which time such funds shall be (i) combined with the Participant’s payroll deduction for the following Offering Period and used to purchase whole shares for each affected Participant who remains eligible to participate in such Offering Period, or (ii) returned to each affected Participant who is not eligible to participate in the following Offering Period.

5.02 Payroll Deductions.  Each Employee shall become a Participant pursuant to the terms of an Offering by filing, in the manner specified by the Company, an election to participate in that Offering in the form of a payroll deduction authorization prior to the Offering Commencement Date on the form provided by the Company for that purpose. A Participant may elect to have his authorization continue for future Offerings until revoked or modified in writing. A Participant may elect to have deductions made from his pay in one of two ways. At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at the rate of any specified whole percentage from 1% up to and including 10% of his Eligible Pay in effect at the Offering Commencement Date or the Participant shall elect to have a specific dollar amount deducted from his pay on each payday during the time he is a Participant pursuant to rules that may be proscribed from time to time by the Committee; provided, however, that each payroll deduction shall be in an amount not less than $20 per payroll period and shall be subject to the restrictions contained in Section 3.02. Payroll deductions shall commence with the first regular payroll period coinciding with or ending on the Offering Commencement Date, or at such other time as may be specified in such Offering and shall end on the earlier of the last regular payroll period coinciding with or ending before the Purchase Date or, if earlier, upon the termination of the Participant’s employment with the Company.

5.03 Method of Payment; Participant’s Account.  The Company will maintain or cause to have maintained a Plan account on its books in the names of each Participant. All payroll deductions made for a Participant shall be credited to his account under the Plan. Purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant’s account through payroll deductions from the Participant’s Eligible Pay during the Offering Period. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.05. The Company shall not credit a Participant’s Plan account with interest on any payroll deduction.

5.04 Changes in Payroll Deductions.  A Participant may discontinue his participation in the Plan as provided in Article VII, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions for that Offering.

5.05 Leave of Absence.  If a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw the balance in his Plan account pursuant to Article VII, (ii) to discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant’s authorized Plan deductions.

ARTICLE VI

TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS

6.01 Terms and Conditions.  Except as provided in Section 3.02(b), all Participants shall have the same rights and privileges, as specified below in this Article VI.

6.02 Number of Option Shares.  On each Offering Commencement Date, a Participant shall be deemed to have been granted an option to purchase shares of Common Stock of the Company equal to the percentage of the Employee’s Eligible Pay that he has elected to have withheld through payroll deductions multiplied by the Employee’s Eligible Pay during the Offering Period, or the specified portion elected, divided by the purchase price per share determined under Section 6.04, subject to the allotments, if any, for the Offering Period described in Section 6.03.

6.03 Allotment of Shares.  If the total number of shares of Common Stock to be purchased by Participants through payroll deduction under any Offering exceeds the shares available for purchase under the Offering, the Committee may make allotments of shares among the Participants on any basis consistent with the terms of the Plan, and Offerings for shares, if any, in excess of the shares so allotted shall be deemed to have lapsed. Any funds remaining in a Participant’s account after an Offering as a result of this Section 6.03 shall be carried over into the next Offering, or shall be returned to the Participant as soon as practicable if another Offering will not occur or if the Employee does not elect to participate in the next Offering.

6.04 Purchase Price.  Unless otherwise established by the Committee, the purchase price per share at which Common Stock may be purchased under each Offering shall be 85% of the lesser of the fair market value of a share of Common Stock as determined as of (i) the Offering Commencement Date or (ii) the Purchase Date. In determining the purchase price, the fair market value per share of Common Stock shall be the closing price reported, if any, on the New York Stock Exchange or successor exchange or market system for the date on which such value is being determined; provided, however, that if the closing sales price is not reported on such date, then the closing price on the most recently preceding date on which such price was reported shall be used. If no trading market on the New York Stock Exchange exists, the Board of Directors or the Committee shall determine the fair market value for this purpose.

6.05 Nontransferability of Options.  An option shall not be transferable by the Employee or Participant to whom it has been granted otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. Further, in the discretion of the Board, the terms of any Offering may prohibit transfer under any circumstances and provide for cancellation of the unexercised portion of any option upon the death of a Participant.

6.06 Purchases.  As of the Purchase Date, or such other date as required by administrative operational requirements, purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant’s account through payroll deductions from the Participant’s pay or as otherwise permitted by the Board, under rules of uniform application over the time period specified in such Offering.

6.07 Other Provisions.  Each Offering shall contain such other provisions as the Committee shall deem advisable, including restrictions on resale of Common Stock purchased through an Offering, provided that no such provisions may in any way conflict, or be inconsistent with the terms of the Plan as amended from time to time.

6.08 Requirements of Law.  The issuance of any Common Stock hereunder is conditioned upon registration or exemption of the Common Stock to be issued under applicable federal and state securities laws and its listing on any applicable stock exchange. In no event shall any Common Stock be issued hereunder prior to the effective date of any such registration, exemption or listing application. In addition, unless and until the Plan is approved by a proper vote of the stockholders of ION, the purchase price per share under Section 6.04 shall be at least 100% of the fair market value determined thereunder.

6.09 Issuance of Common Stock.  The shares of Common Stock purchased by each Participant with respect to each Offering shall be considered to be issued and outstanding to his credit as of the close of business on the Purchase Date or other purchase date for the Offering as described in Section 6.06. The Committee shall have the power to establish a brokerage account under the Plan for each Participant, to which the shares of Common Stock purchased by the Participant shall be credited. Alternatively, the Company shall have the power to appoint and remove an independent third party (which may, but need not be, be a bank or trust company) to act as nominee of the Company under the Plan to hold shares of Common Stock purchased by a Participant, in which case the issuance of the shares shall be evidenced by as many or as few certificates as the Committee may determine, and the shares shall be credited to the account of the Participant under the Plan. No certificate representing shares of Common Stock credited to a Participant’s account shall be issued to the Participant unless the Participant, or in the event of death, the Participant’s designee, makes a written request to the Company for a certificate to be issued at the Participant’s or designee’s expense.

6.10 Account Balances.  No interest shall accrue at any time for any amount credited to the account of a Participant. After the close of each Offering, a report shall be sent to each Participant stating the entries made to his account, the number of shares of Common Stock purchased, and the applicable purchase price of such shares.

ARTICLE VII

WITHDRAWALS FROM PARTICIPANT ACCOUNTS

7.01 Withdrawal From Offering.  Except for any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (an “Insider”), any Participant may cease participation in an Offering prior to the Purchase Date and withdraw all cash amounts in his account by providing at least fifteen (15) days’ prior written notice to the Company’s human resource department revoking his payroll deduction authorization. Such withdrawals shall serve to cancel the Participant’s option, and the Participant shall thereupon cease his participation in such Offering. Partial cash withdrawals shall not be permitted. Any cash withdrawal request shall be made in such form and under such conditions as may be specified from time to time by the Committee. Insiders may not make cash withdrawals for so long as they remain Insiders.

7.02 Issuance of Stock.  As soon as practicable after each Offering Period, each Participant may receive a certificate representing all of the shares of Common Stock (in a whole number of shares) held in his account. Subject to Section 6.07, a Participant shall not be permitted to pledge, transfer, or sell shares of Common Stock credited to his account except (i) if brokerage accounts are established, there are no restrictions under the Plan, or (ii), if brokerage accounts are not established, a certificate is issued to the Participant with respect to the shares pursuant to Section 6.09.

7.03 Termination of Employment.  Upon termination of a Participant’s employment with the Company for any reason, whether voluntary or involuntary, his participation in the Plan shall immediately terminate. As soon thereafter as is practicable, the Participant, or the Participant’s beneficiary in the event of the Participant’s death, shall receive (i) cash in an amount equal to the balance in his account as of the date of his termination of employment, without interest, or (ii) (A) if brokerage accounts are established, the release of any remaining restrictions under the Plan with respect to shares of Common Stock credited to the brokerage account and not previously transferred out of the account, or (B) if brokerage accounts are not established, a certificate evidencing the shares of Common Stock not previously delivered out of the account.

ARTICLE VIII

RECAPITALIZATION OR REORGANIZATION AND COMMON STOCK DIVIDENDS

8.01 Merger, Consolidation, or Reorganization.  In the event of a dissolution or liquidation of the Company, or any merger, consolidation, or share exchange pursuant to which the holders of Common Stock would receive cash, securities or property from another person or entity, the Board, at its election, may cause each outstanding option to terminate; provided, however, that each Participant shall in such event, subject to such rules and limitations of uniform application as the Board may prescribe, be entitled to the rights of terminating Participants provided in Article VII.

8.02 Capital Adjustments.  The aggregate number of shares of Common Stock that may be purchased by the exercise of outstanding options and the purchase price per share covered by each such outstanding option and the number of shares of Common Stock held in a Participant’s account shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of Common Stock or other capital adjustment or the payment of a Common Stock dividend or other increase or decrease in such shares of Common Stock effected without the receipt of consideration by the Company.

8.03 Company’s Discretion.  The grant of an option under the Plan shall not affect in any way the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

ARTICLE IX

AMENDMENT OR TERMINATION OF THE PLAN

9.01 Amendment or Termination.  The Board in its sole and absolute discretion may suspend or terminate the Plan, reconstitute the Plan in whole or in part, or amend or revise the Plan in any respect whatsoever except that (i) no amendment shall cause any option to fail to qualify as an option under section 423 of the Code; (ii) without approval of the stockholders, no amendment shall increase the number shares of Common Stock that may be sold under the Plan or make any change in the Employees or class of Employees eligible to participate in the Plan; and (iii) without the approval of a Participant, no change shall be made in the terms of any outstanding option adverse to the interest of the Participant. The Plan shall terminate on the ten-year anniversary of its adoption by the Board or, if earlier, shall be only suspended (and not terminated) on the date that all shares of Common Stock authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares under the Plan.

ARTICLE X

ADMINISTRATION

10.01 Appointment of Committee.  If the Board appoints a Committee to administer the Plan, the Committee shall be the same as the Compensation Committee of the Board. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

10.02 Authority of Committee.  Subject to the express provisions of the Plan, the Committee shall have full power and authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be final, conclusive and binding on all persons. The Committee may delegate some or all of its administrative powers and responsibilities to such other persons from time to time as it deems appropriate.

ARTICLE XI

MISCELLANEOUS

11.01 Nontransferability.  Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant’s lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or death beneficiary entitled to receive the same or to the Participant’s authorized legal representative.

11.02 No Employment Right.  Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company.

11.03 Tax Withholding.  The Company shall have the right to deduct from all payments hereunder any federal, state, local, or employment taxes that it deems are required by law to be withheld with respect to such payments.

11.04 Government and Other Regulations.  The obligation of the Company to deliver shares of Common Stock or make cash payments hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals by any government agencies or regulatory authority as may be deemed necessary or appropriate by the Committee. If shares of Common Stock deliverable hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

11.05 Indemnification.  Each person who is or at any time serves as a member of the Board and/or the Committee shall be indemnified and held harmless by ION against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to this Plan except to the extent that any such loss, cost, liability or expense arises from the gross negligence or willful misconduct of such person. Each person covered by this indemnification shall give ION an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of ION, as a matter of law, or otherwise, or any power that ION may have to indemnify such person or hold such person harmless.

11.06 Reliance on Reports.  Each member of the Board and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board and/or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

11.07 Governing Law.  All matters relating to this Plan shall be governed by the laws of the State of Texas, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

11.08 Relationship to Other Benefits.  No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

11.09 Expenses.  The expenses of implementing and administering this Plan shall be borne by the Company.

11.10 Titles and Headings.  The titles and headings of the Articles and Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

11.11 Application of Funds.  All funds received by the Company under the Plan shall constitute general funds of the Company.

11.12 Nonexclusivity of Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of ION for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

MR A SAMPLE DESIGNATION (IF ANY) ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2010. Vote by Internet Log on to the Internet and go to www.investorvote.com Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A The Board of Directors recommends a vote FOR all the nominees listed and FOR Items number 2, number 3 and number 4. 1. To elect the following three (3) members to the Board of Directors to serve until the 2013 Annual Meeting of Stockholders or until their respective successors are elected and qualify: + For Withhold For Withhold For Withhold 01 — Franklin Myers 02 — Bruce S. Appelbaum, PhD 03 — S. James Nelson, Jr. For Against Abstain For Against Abstain 2. Approval of certain amendments to ION’s 2004 Long-Term 4. Ratification of the appointment of Ernst & Young LLP as ION’s Incentive Plan to increase the total number of shares of ION’s independent registered public accounting firm (independent common stock available for issuance under the plan from auditors) for 2010. 7,700,000 to 10,200,000 shares. 3. Approval of the ION Employee Stock Purchase Plan to replace ION’s employee stock purchase plan that expired on December 31, 2008. B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed. The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2009, is hereby acknowledged. Please sign exactly as your name(s) appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ION Geophysical Corporation PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James M. Lapeyre, Jr. and Robert P. Peebler, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in ION Geophysical Corporation (the “Company”), a Delaware corporation, that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2010, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”) dated April 21, 2010, and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSALS NO. 2, NO. 3 AND NO. 4. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!